STOCK PURCHASE AGREEMENT
dated as of September 18, 2017
among
UNITED FIRE & CASUALTY COMPANY,
KUVARE US HOLDINGS, INC.
and
UNITED FIRE GROUP, INC.
(solely for purposes of Section 14.18)

TABLE OF CONTENTS
ARTICLE I DEFINITIONS     1
Section 1.01     Certain Defined Terms    1
ARTICLE II PURCHASE AND SALE     12
Section 2.01     Purchase and Sale of the Shares    12
Section 2.02     Purchase Price    12
Section 2.03     Leakage    12
Section 2.04     Payments and Computations    13
ARTICLE III THE CLOSING     14
Section 3.01     Closing    14
Section 3.02     Payments    14
Section 3.03     Buyer’s Additional Closing Date Deliveries    14
Section 3.04     Seller’s Additional Closing Date Deliveries    14
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE SELLER PARTIES     15
Section 4.01     Incorporation and Authority of Seller and the Seller Parties    15
Section 4.02     No Conflict    15
Section 4.03     Consents and Approvals    16
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY     16
Section 5.01     Incorporation and Authority of the Company    16
Section 5.02     Capital Structure of the Company; Ownership and Transfer of the Shares     17
Section 5.03     Financial Statements; Absence of Undisclosed Liabilities    18
Section 5.04     Absence of Certain Changes    19
Section 5.05     Absence of Litigation    19
Section 5.06     Compliance with Laws    20
Section 5.07     Governmental Licenses and Permits    20
Section 5.08     Intellectual Property    21
Section 5.09     Environmental Matters    22
Section 5.10     Material Contracts    22
Section 5.11     Affiliate Transactions    24
Section 5.12     Employee Benefits; Employees    24
Section 5.13     Insurance Issued by the Company    26
Section 5.14     Reinsurance    28
Section 5.15     Distributors and Brokers; Third-Party Administrators    29
Section 5.16     Investment Assets    29
Section 5.17     Insurance    30
Section 5.18     Property    30
Section 5.19     Taxes    30
Section 5.20     Insurance-Product-Related Tax Matters    31
Section 5.21     Actuarial Appraisal; Reserves    32
Section 5.22     Regulatory Filings    33
Section 5.23     Brokers    33

Section 5.24     IT Systems; Data Protection and Privacy    34
Section 5.25     Sufficiency of Assets    35
Section 5.26     NO OTHER REPRESENTATIONS OR WARRANTIES     35
ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING BUYER     35
Section 6.01     Incorporation and Authority of Buyer    35
Section 6.02     No Conflict    36
Section 6.03     Consents and Approvals    37
Section 6.04     Absence of Litigation    37
Section 6.05     Securities Matters    37
Section 6.06     Financial Ability    37
Section 6.07     Investigation    37
Section 6.08     Brokers; Independent Assessment    38
Section 6.09     Regulatory Matters    38
Section 6.10     Equity Financing    39
Section 6.11     NO OTHER REPRESENTATIONS OR WARRANTIES    39
ARTICLE VII ACTIONS PRIOR TO THE CLOSING DATE     40
Section 7.01     Conduct of Business Prior to the Closing    40
Section 7.02     Access to Information    43
Section 7.03     Regulatory and Other Authorizations; Consents    44
Section 7.04     Shared Contracts    46
Section 7.05     Intercompany Obligations    47
Section 7.06     Intercompany Arrangements    47
Section 7.07     Supplements to Seller Disclosure Schedule    47
Section 7.08     Release    48
ARTICLE VIII ADDITIONAL AGREEMENTS     49
Section 8.01     Access to Information    49
Section 8.02     Books and Records    50
Section 8.03     Confidentiality    51
Section 8.04     Insurance    51
Section 8.05     Trade Names and Trademarks    52
Section 8.06     Transaction Agreements    53
Section 8.07     Non-Solicitation    54
Section 8.08     Non-Competition    54
Section 8.09     IT Systems Separation    56
Section 8.10     D&O Liabilities    56
Section 8.11     Transition Plan    56
Section 8.12     Deletion of Software    57
Section 8.13     Further Action    57
Section 8.14     Equity Financing    57
Section 8.15     Seller Cooperation    58
ARTICLE IX EMPLOYEE MATTERS     59
Section 9.01     Employee Matters    59
ARTICLE X TAX MATTERS     63
Section 10.01     Liability for Taxes    63
Section 10.02     Tax Returns    64

Section 10.03     Contest Provisions    66
Section 10.04     Assistance and Cooperation    67
Section 10.05     Tax Sharing Payments.    67
Section 10.06     Other Tax Matters    68
Section 10.07     338(h)(10) Election    68
ARTICLE XI CONDITIONS TO CLOSING AND RELATED MATTERS 69
Section 11.01     Conditions to Obligations of Seller    69
Section 11.02     Conditions to Obligations of Buyer    70
ARTICLE XII TERMINATION AND WAIVER     71
Section 12.01     Termination    71
Section 12.02     Notice of Termination    72
Section 12.03     Effect of Termination    72
Section 12.04     Extension; Waiver    72
ARTICLE XIII INDEMNIFICATION     72
Section 13.01     Indemnification by Seller    72
Section 13.02     Indemnification by Buyer    73
Section 13.03     Notification of Claims    74
Section 13.04     Payment    76
Section 13.05     No Duplication; Exclusive Remedies    76
Section 13.06     Additional Indemnification Provisions    77
Section 13.07     Reserves    78
Section 13.08     Reservation of Rights    78
ARTICLE XIV GENERAL PROVISIONS     78
Section 14.01     Survival    78
Section 14.02     Expenses    79
Section 14.03     Notices    79
Section 14.04     Public Announcements    80
Section 14.05     Severability    80
Section 14.06     Entire Agreement    81
Section 14.07     Assignment    81
Section 14.08     No Third-Party Beneficiaries    81
Section 14.09     Amendment    81
Section 14.10     Schedules    81
Section 14.11     Submission to Jurisdiction    82
Section 14.12     Governing Law    82
Section 14.13     Waiver of Jury Trial    82
Section 14.14     Specific Performance    82
Section 14.15     Waivers    83
Section 14.16     Rules of Construction    83
Section 14.17     Counterparts    83
Section 14.18     Guarantee    83

SCHEDULES
Schedule 1.01(a)     Business Employees
Schedule 1.01(b)     Seller Knowledge Persons
Schedule 1.01(c)     Buyer Knowledge Persons
Schedule 1.01(d)     Leakage
Schedule 1.01(e)     Permitted Leakage
Schedule 1.01(f)     Excluded Employees
Schedule 1.01(g)     Comparable Position Benefits
Schedule 3.04(d)     Resignations
Schedule 7.01(a)     Seller’s Conduct of Business
Schedule 7.01(b)     Company’s Conduct of Business
Schedule 7.03(e)     Third-Party Consents
Schedule 7.05         Intercompany Obligations
Schedule 7.06         Intercompany Arrangements
Schedule 10.05(b)(i)     Deemed Tax Liability Payments
Schedule 11.01(b)     Seller Governmental Approvals
Schedule 11.02(b)     Buyer Governmental Approvals

EXHIBITS
Exhibit A     Form of Transition Services Agreement
Exhibit B     Form of Transitional Trademark License Agreement
Exhibit C     Form of Intellectual Property License Agreement
Exhibit D     Form of Trademark Assignment

This STOCK PURCHASE AGREEMENT (including all schedules, exhibits and amendments hereto, this “Agreement”), dated as of September 18, 2017, is made by and among United Fire & Casualty Company, an Iowa corporation (“Seller”), Kuvare US Holdings, Inc., a Delaware corporation (“Buyer”) and, solely for purposes of Section 14.18, United Fire Group, Inc. (“UFG”).
PRELIMINARY STATEMENTS
A.    Seller owns all of the issued and outstanding Capital Stock (the “Shares”) of United Life Insurance Company, an Iowa corporation (the “Company”);
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller and its Affiliates, the Shares upon the terms and subject to the conditions set forth herein;
C.    Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Buyer has delivered to Seller the executed commitment letter of Sponsor, dated as of the date of this Agreement (the “Equity Commitment Letter”), pursuant to which Sponsor has agreed to fund, subject to the terms and conditions contained in the Equity Commitment Letter, the Equity Financing; and
D.    On the date hereof, certain limited partners of Sponsor have entered into support letters with Seller with respect to the transactions contemplated by this Agreement, such support letters having the terms and conditions specified therein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows:

Article I
DEFINITIONS
Section 1.01    Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“2017 Bonus Pool” shall have the meaning set forth in Section 9.01(f).
“Accounts Date” means March 31, 2017.
“Acquired Business” shall have the meaning set forth in Section 8.08(c)(ix).
“Action” means any claim, action, suit, litigation, arbitration, investigation, hearing, charge, complaint, demand or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Actuarial Appraisal” shall have the meaning set forth in Section 5.21(a).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify and hold harmless any party against Losses, the amount of such Losses shall be determined net of any cash Tax savings actually realized by the Indemnified Party (or any Affiliate thereof) in the taxable year during which such Losses are incurred as the result of sustaining or paying such Losses or in the succeeding taxable year.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Assigned Trademarks” means the Trademarks to be assigned to the Company pursuant to the Trademark Assignment.
“Burdensome Condition” shall have the meaning set forth in Section 7.03(d).
“Business” means the business conducted by the Company as of the Accounts Date, including issuing, underwriting, selling, marketing and administering (i) income and deferred annuity contracts, (ii) individual life insurance policies and (iii) disability insurance contracts.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Employees” means, collectively, those individuals employed by Seller or any of its Affiliates who are (a) listed in Schedule 1.01(a), and (b) those individuals who, subsequent to the date hereof (subject to Section 7.01(a)), start to provide substantial services to the Business. An individual who provides “substantial services” means an individual who provides services to the

Business for at least seventy-five percent (75%) of the total business time during which he or she provides services to Seller or any of its Affiliates.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Buyer to Seller in connection with the execution and delivery of this Agreement.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.01(a).
“Buyer Liens” means any Liens arising as a result of any agreement of, or any Governmental Order binding on, or any act or omission by, Buyer or its designated assignee(s) hereunder, but not Seller or any of its Affiliates.
“Buyer Material Adverse Effect” means a material impairment or delay of the ability of any of Buyer or the Buyer Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Buyer Party” means each Affiliate of Buyer that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements. For clarity, the Company shall not be deemed a “Buyer Party” hereunder.
“Buyer Releasor” shall have the meaning set forth in Section 7.08(c).
“Buyer Transaction Agreements” shall have the meaning set forth in Section 6.01(b).
“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” shall have the meaning set forth in Section 3.01.
“Code” means the United States Internal Revenue Code of 1986.
“Company” shall have the meaning set forth in the preliminary statements hereto.
“Company’s IT Systems” means the IT Systems owned or leased by or licensed to the Company.
“Company Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole; provided, that none of the following (or the results thereof) shall constitute or be deemed to contribute to a Company Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any adverse fact, circumstance, change or effect arising out of, resulting from or attributable to (i) changes in the United States or global economy or capital or financial markets, in general, including changes in interest or exchange rates or a downturn in equity markets, (ii) changes in political conditions generally of the United States and any natural disasters, pandemics, hostilities, acts of war, sabotage, terrorism or military actions, (iii) changes in economic conditions generally affecting participants in the industries in which the Company operates, (iv) the announcement to the public of this Agreement and the transactions contemplated hereby and the identity of Buyer (including effects related to compliance with the covenants contained herein (other than any covenants to cause the Company to conduct its business in the ordinary course) or the failure to take any action as a result of any restrictions or prohibitions set forth herein and loss of, or disruption in, any customer, supplier and/or vendor relationships as a result of the announcement of transactions contemplated by this Agreement to the public), (v) any changes or prospective changes in Law, GAAP, SAP or the enforcement or interpretation thereof, (vi) any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby, (vii) any change in the credit, financial strength or other ratings of Seller or any of its Affiliates, including the Company (provided that this clause (vii) shall not by itself exclude the underlying causes of any such change), (viii) any failure by the Company to achieve any earnings, premiums written, or other financial projections or forecasts (provided that this clause (viii) shall not by itself exclude the underlying causes of any such failure) or (ix) any effect or circumstance that is, and whose consequences are, cured in their entirety by Seller prior to the Closing; provided, that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (v), such fact, circumstance, change or effect will be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such fact, circumstance, change or effect disproportionately affects the Company as compared to other life insurance companies operating in the United States that issued insurance policies and annuity contracts similar to the Insurance Contracts or (b) a material impairment or delay of the ability of any of Seller or the Seller Parties to perform their material obligations under this Agreement and the other Transaction Agreements, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Company Releasee” shall have the meaning set forth in Section 7.08(a).
“Comparable Position” means, with respect to any Business Employee, employment with Buyer or one of its Affiliates in a position with duties, responsibilities and reporting relationships substantially similar to those applicable to such Business Employee’s employment with Seller or its Affiliates immediately prior to the Closing Date, with the same base salary and target annual bonus opportunity (i.e., the annual bonus determined as a percentage of annual base salary, based on the target bonus funding percentage established under the applicable bonus plan, policy or program for the calendar year in which the Closing Date occurs) as were provided immediately prior to the Closing Date, with employee benefits (which for this purpose shall consist of medical, dental, life, disability, parking subsidies, wellness benefits and paid time off) that are at least as favorable in the aggregate as those provided to the Business Employee immediately prior to the Closing Date (excluding, for all purposes of this definition, long-term incentive compensation (including equity-based awards), defined benefit pension benefits and post-employment medical and life insurance benefits), and with 401(k) benefits that shall be no less favorable than those provide to the Business Employee immediately prior to the Closing Date and as described more fully on Schedule 1.01(g) of the Seller Disclosure Schedule, in a location no more than twenty-five (25) miles from the Business Employee’s principal work location immediately prior to the Closing Date.
“Competing Business” shall have the meaning set forth in Section 8.08(a).
“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“Deemed Tax Liability” means with respect to a Taxable year or period, the aggregate of (a) any actual federal, state, local and foreign Tax for which the Company is liable to the extent such Tax is not determined on a combined, consolidated or unitary basis, and (b) for Taxes determined on a combined, consolidated or unitary basis, the U.S. regular federal income Tax and state, local and foreign tax for which the Company would be liable if such Tax were computed assuming that (i) the Company (but not Seller or any Affiliate of Seller that is not the Company) was treated as a member of a single affiliated group filing a consolidated return without regard to the restrictions imposed by Section 1504(b) of the Code, (ii) no Tax Attributes arising prior to the Accounts Date were available for use to offset any Tax item for such Taxable year or period, (iii) Tax Attributes of the Company arising between the Accounts Date and Closing Date were available for use and may be carried over or back to other periods for which Deemed Tax Liability is calculated, (iv) such Tax was calculated without regard to the effect of the transactions contemplated pursuant to this Agreement, including any income or gain triggered by deconsolidation of the Company from the Seller’s Group as a result of Buyer’s acquisition of the Shares and (v) such Tax was calculated without regard to any transaction between the Accounts Date and the Closing outside of the ordinary course of business of the Company consistent with past practices.
“Distributor” shall have the meaning set forth in Section 5.15(a).
“Effective Hire Date” shall have the meaning set forth in Section 9.01(a).
“Effective Time” means 11:59:59 p.m., Central time, on the Closing Date.
“Eligible Insurance Proceeds” shall have the meaning set forth in Section 13.06(e).
“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each stock option or other equity based, bonus, long-term incentive, deferred compensation, fringe benefit or severance plan or other plan, program arrangement or agreement, whether written or unwritten in each case: (a) that is maintained, contributed to or required to be contributed to by Seller or its Affiliates or any Person that, together with Seller or its Affiliates, is treated as a single employer under Section 414(b), (c) or (m) of the Code and (b) in which there exists any Liability with respect to current or former independent contractors, consultants or directors of the Company, Business Employees or former employees who would be

Business Employees if they were currently employed by Seller or its Affiliates (or any of their respective dependents), or in respect of which the Company has any Liability.
“Employment Offer Date” means the date sixty (60) days prior to the anticipated Closing Date.
“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Equity Commitment Letter” shall have the meaning set forth in the preliminary statements hereto.
“Equity Financing” shall have the meaning set forth in Section 6.10(a).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Employee” means each Business Employee listed on Schedule 1.01(f) of the Seller Disclosure Schedule.
“Excluded Taxes” shall have the meaning set forth in Section 10.01(a).
“Financial Statements” shall have the meaning set forth in Section 5.03(b).
“GAAP” means the accounting principles and practices generally acceptable in the United States at the relevant time.
“GAAP Financial Statements” means the financial statements of the Company prepared in accordance with GAAP for periods in the years ended December 31, 2014, 2015 and 2016.
“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination, award or arbitral award entered by or with any Governmental Authority.
“Griffith” means Griffith, Ballard & Company.
“Guaranty” shall have the meaning set forth in Section 14.18.
“Hazardous Materials” means any chemical, material or substance defined or regulated under any Environmental Law.
“Inactive Business Employee” means any Business Employee who is on an approved paid or unpaid leave of absence, such as a military, maternity or medical leave of absence, or leave under the Family and Medical Leave Act of 1993, on the Closing Date; provided, that with respect to any Person who is on a paid or unpaid leave of absence other than military leave and except as otherwise provided by applicable Law, such Business Employee is required to return to active employment within one (1) year of the Closing Date.
“Indemnified Party” shall have the meaning set forth in Section 13.03(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.03(a).
“Individual Bonus” shall have the meaning set forth in Section 9.01(f).
“Initial Outside Date” shall have the meaning set forth in Section 12.01(b).
“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued, renewed, assumed or entered into by the Company prior to the Closing.
“Intellectual Property” means: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part, extensions and reissues thereof) (“Patents”), (b) trademarks, trade names, trade dress, logos, service marks, domain names, social media usernames and other digital identifiers or indicia of origin (including registrations and applications therefor) and any goodwill associated therewith, any and all common Law rights therein, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”), (c) copyrightable works (including Software) and copyrights, whether or not registered, and pending applications to register the same (“Copyrights”), (d) trade secrets, inventions, processes, models, know-how, ideas, research and development, data and databases, customer lists and confidential information (“Trade Secrets”) and (e) all other intellectual property rights, arising under the applicable Laws of the United States.
“Intercompany Agreements” shall have the meaning set forth in Section 5.11(a).
“Interest Rate” means an interest rate per annum equal to the average of the three-month LIBOR for United States dollars that appears on page LIBOR 01 (or a successor page) of the Reuters

Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.
“Investment Assets” shall have the meaning set forth in Section 5.16(a).
“Investment Guidelines and Policies” shall have the meaning set forth in Section 5.16(d).
“Intellectual Property License Agreement” means the Intellectual Property License Agreement between Buyer and Seller to be entered into pursuant to Section 8.06 and which shall be substantially in the form attached hereto as Exhibit C.
“IRS” means the United States Internal Revenue Service.
“IT System Separation Plan” shall have the meaning set forth in Section 8.09.
“IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, leased or licensed by the Seller or any of its Affiliates (including Company) and used in the Business.
“Knowledge” means: (a) in the case of Seller, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(b) and (b) in the case of Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(c).
“Law” means any United States or non-United States federal, state, local statute, law, ordinance, regulation, code, Governmental Order, rule of any applicable self-regulatory organization or other requirement or rule of law.
“Leakage” shall have the meaning set forth on Schedule 1.01(d) hereto.
“Liabilities” means any and all debts, liabilities, commitments, claims, causes of action, losses, damages, deficiencies or obligations of any kind or character, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, disputed or undisputed, joint or several, secured or unsecured, liquidated or unliquidated, asserted or unasserted, whenever (including in the past, present or future) and however arising (including out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in any financial statements or disclosed in the notes thereto.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, claim, charge, lease, easement, conditional sale or other title retention agreement, defect in title or other similar restriction or similar encumbrance or lien.
“Losses” means any and all losses, costs, charges, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses), Liabilities, claims or reasonable corrective or remedial costs.

“Material Contract” shall have the meaning set forth in Section 5.10(a).
“New Outside Date” means the Outside Date as extended pursuant to clause (i) or (iii) of Section 12.01(b).
“Obligations” shall have the meaning set forth in Section 14.18.
“Offer of Employment” shall have the meaning set forth in Section 9.01(a).
“ORSA” shall have the meaning set forth in Section 5.22(b).
“Outside Date” shall have the meaning set forth in Section 12.01(b).
“Owned Intellectual Property” shall have the meaning set forth in Section 5.08(a).
“Permits” shall have the meaning set forth in Section 5.07(a).
“Permitted Leakage” shall have the meaning set forth on Schedule 1.01(e) hereto.
“Permitted Liens” means each of the following: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings to the extent adequate reserves in respect thereof have been established and taken into account as a Liability in preparing the Financial Statements as of the Accounts Date, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due that were incurred in the ordinary course of business, (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval, (d) Liens incurred or deposits made in the ordinary course of business consistent with past practices in connection with workers’ compensation, unemployment insurance or other types of social security, (e) defects of title, easements, rights of way, covenants, restrictions and other similar Liens of record not materially affecting the use or enjoyment of the applicable property by the Business or otherwise materially interfering with the ordinary conduct of business, (f) zoning, building and other generally applicable land use restrictions, (g) Buyer Liens, (h) Liens incurred in the ordinary course of business consistent with past practices since the date of the most recent Financial Statements that are not material in amount and do not materially interfere with the present or reasonably contemplated used of the relevant asset and (i) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase agreements executed in the ordinary course of business consistent with past practices.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Post-Accounts Date Taxable Period” means a Taxable period (including a partial Taxable period) that begins after the Accounts Date.
“Pre-Accounts Date Taxable Period” means a Taxable period (including a partial Taxable period) that ends on or before the Accounts Date.

“Purchase Price” shall have the meaning set forth in Section 2.02.
“Reinsurance Agreement” shall have the meaning set forth in Section 5.14.
“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Reserves” means the aggregate statutory actuarial reserves and other actuarial amounts held in respect of the Insurance Contracts.
“Restricted Person” shall have the meaning set forth in Section 8.08(b).
“SAP” means the statutory accounting principles and practices prescribed by the Iowa Insurance Division as in effect at the relevant time.
“SEC” means the United States Securities and Exchange Commission.
“Section 338(h)(10) Election” shall have the meaning set forth in Section 10.07(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Annual Incentive Plan” means Seller’s Annual Incentive Plan and each other annual incentive compensation maintained by Seller or its Affiliates for the benefit of Business Employees.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Seller to Buyer in connection with the execution and delivery of this Agreement, as supplemented pursuant to, and subject to the terms of, Section 7.07.
“Seller FSA” shall have the meaning set forth in Section 9.01(e)(iii).
“Seller Guaranties” shall have the meaning set forth in Section 8.06.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.02(a).
“Seller Names and Marks” shall have the meaning set forth in Section 8.05(a).
“Seller Party” means each Affiliate of Seller, other than the Company, that is, or is contemplated by this Agreement to become at the Closing, a party to one or more Transaction Agreements.
“Seller Releasee” shall have the meaning set forth in Section 7.08(c).
“Seller Releasor” shall have the meaning set forth in Section 7.08(a).

“Seller Severance Plan” means the severance pay plan set forth in Section 9.01(e)(i) of the Seller Disclosure Schedule.
“Seller Tax Cost” shall have the meaning set forth in Section 10.07(a).
“Seller’s Group” shall mean any group of companies that file Tax Returns and computes income for Tax purposes on a combined, consolidated or unitary basis that includes Seller.
“Seller’s IT Systems” means the IT Systems owned or leased by or licensed to Seller or any of its Affiliates to the extent used in connection with the Business.
“Shared Contracts” means contracts pursuant to which a non-affiliated third party provides material services or benefits to Seller or one or more of its Affiliates (including the Company) in respect of both the Business and any other business of Seller and its Affiliates (other than the Company).
“Shares” shall have the meaning set forth in the preliminary statements hereto.
“Software” means all computer software and mobile digital applications, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, firmware, middleware, and user interfaces, in any form or format, however fixed, and all associated documentation.
“Sponsor” means Kuvare Holdings LP.
“Statutory Statements” shall have the meaning set forth in Section 5.03(b).
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person, whether incorporated or unincorporated, that is a legal entity, trust or estate of which (or in which) at the time of determination (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Tax” or “Taxes” means all income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto; provided, that any guarantee fund assessment or escheatment obligation shall not be treated as a Tax.
“Tax Accountant” shall have the meaning set forth in Section 10.02(a)(ii).

“Tax Attributes” shall mean net operating loss carryovers, loss from operations, alternative minimum tax net operating losses, capital loss carryovers, foreign tax credits, minimum tax credit and general business credits.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Indemnity Expiration Date” means the sixtieth (60th) day following the expiration of the applicable statute of limitations for the applicable Tax.
“Tax Returns” means all returns, reports and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes and, in each case, any amendments thereto.
“Tax Sharing Agreement” means the Second Amended and Restated Federal Income Tax Allocation Agreement, effective as of January 1, 2012, among Seller, the Company and the other parties listed in Appendix A thereto.
“Third-Party Claim” shall have the meaning set forth in Section 13.03(a).
“Third-Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any non-affiliated third party (other than a Governmental Authority).
“Trademark Assignment” means the Trademark Assignment between United Fire Group, Inc. and the Company, which shall be substantially in the form attached hereto as Exhibit D.
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”
“Transaction Agreements” means, collectively, this Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property License Agreement and the Trademark Assignment.
“Transferred Employee” shall have the meaning set forth in Section 9.01(a).
“Transferred Employee Equity Recipient” shall have the meaning set forth in Section 9.01(g).
“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller, to be entered into pursuant to Section 8.06 and which shall be substantially in the form attached hereto as Exhibit A.
“Transitional Trademark License Agreement” means the transitional trademark license agreement between Buyer and Seller, to be entered into pursuant to Section 8.05 and which shall be substantially in the form attached hereto as Exhibit B.
“UFG” has the meaning set forth in the preamble.

“WARN ACT” means the federal Worker Adjustment and Retraining Notification Act, and any comparable or analogous state, local, foreign and other Laws.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of the Shares. ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT, AT THE CLOSING, SELLER SHALL SELL, CONVEY, ASSIGN, TRANSFER AND DELIVER TO BUYER, FREE AND CLEAR OF ALL LIENS OTHER THAN BUYER LIENS, AND BUYER SHALL PURCHASE, ACQUIRE AND ACCEPT FROM SELLER, ALL OF SELLER’S RIGHT, TITLE AND INTEREST IN AND TO THE SHARES.
Section 2.02    Purchase Price. THE PURCHASE PRICE PAYABLE BY BUYER TO SELLER FOR THE SHARES SHALL BE AN AMOUNT EQUAL TO (A) $280,000,000, MINUS (B) THE AMOUNT OF ANY LEAKAGE OF WHICH SELLER HAS GIVEN BUYER NOTICE PRIOR THE CLOSING PURSUANT TO SECTION 2.03(A) (THE “PURCHASE PRICE”).
Section 2.03    Leakage.
(a)    From the date hereof until the date that is two (2) Business Days prior to the anticipated Closing Date, Seller shall notify Buyer promptly upon becoming aware, of the payment or incurrence (including pursuant to any contract or agreement providing therefor) of any Leakage by the Company, and shall provide to Buyer such information as Buyer may reasonably request relating thereto. Not less than two (2) Business Days prior to the anticipated Closing Date, Seller shall provide to Buyer a statement identifying in reasonable detail all amounts of Leakage that, to Knowledge of Seller, have occurred or will occur on or prior to the Closing Date.
(b)    Following the Closing, but subject to Section 2.03(c), Seller shall pay Buyer (or the Company, as Buyer may direct) a sum equal to the amount of any Leakage that was not included in the calculation of the Purchase Price plus any reasonable and documented out-of-pocket legal and other professional fees, disbursements and expenses actually paid by Buyer or its Affiliates in connection with enforcing such recovery. The parties shall cooperate in good faith to determine the amount of such Leakage, provided that if the amount of Leakage has not been agreed between the parties within twenty (20) Business Days after Buyer notifies Seller of any such Leakage, either party may request that face to face discussions be conducted between the chief executive officer of Seller and the chief executive officer of Buyer. If such individuals are unable to resolve the dispute within five (5) Business Days of the request for such discussions by either party, Buyer may seek to enforce its right to recover therefor in accordance with Section 14.11. Any such payment shall be made within five (5) Business Days following the date that the amount of such Leakage is determined as provided in this Section.
(c)    Seller shall have no liability pursuant to Section 2.03(b) unless Buyer has provided written notice to Seller, including supporting information regarding the existence and amount of Leakage that was not included in the calculation of the Purchase Price to the extent such information is reasonably available to Buyer, on or before the date that is eighteen (18) months following the Closing Date.
(d)    Notwithstanding anything in this Agreement to the contrary, Buyer shall not be entitled to any remedy in respect of any Leakage other than payment pursuant to this Section 2.03; provided that nothing in this Section shall limit the obligations of Seller under Section 7.01 or the remedies of Buyer hereunder in case of a breach thereof.
(e)    Any payments in respect of Leakage paid pursuant to Section 2.03(b) shall be treated as an adjustment to the amount of the Purchase Price allocated to the Shares for United States and applicable state and local income Tax purposes.
(f)    During the eighteen (18) months following the Closing, Seller shall and shall cause its Affiliates to make available to Buyer interviews with such individuals, and such information and books and records, work papers and any work papers of Seller’s and its Affiliates’ independent accountants as may be reasonably requested by Buyer in connection with its review of whether any Leakage occurred; provided, however, that the independent accountants of Seller and its Affiliates shall not be obligated to make any work papers available to Buyer unless and until Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants, as applicable.
Section 2.04    Payments and Computations. ALL PAYMENTS DUE UNDER THIS AGREEMENT SHALL BE PAID BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS TO THE ACCOUNT OR ACCOUNTS DESIGNATED BY THE PARTY RECEIVING SUCH PAYMENT NO LATER THAN TWO (2) BUSINESS DAYS PRECEDING THE DATE OF PAYMENT. ALL COMPUTATIONS OF INTEREST SHALL BE AT THE INTEREST RATE ON THE BASIS OF A YEAR OF 365 DAYS, IN EACH CASE, FOR THE ACTUAL NUMBER OF DAYS (INCLUDING THE FIRST DAY BUT EXCLUDING THE LAST DAY) OCCURRING IN THE PERIOD FOR WHICH SUCH INTEREST IS PAYABLE. WHENEVER ANY PAYMENT UNDER THIS AGREEMENT IS DUE ON A DAY OTHER THAN A BUSINESS DAY, SUCH PAYMENT SHALL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND SUCH EXTENSION OF TIME SHALL BE INCLUDED IN THE COMPUTATION OF PAYMENT OF INTEREST.
ARTICLE III
THE CLOSING
Section 3.01    Closing. THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (THE “CLOSING”) SHALL TAKE PLACE AT 10:00 A.M. LOCAL TIME AT THE OFFICES OF SIDLEY AUSTIN LLP, ONE SOUTH DEARBORN STREET, CHICAGO, ILLINOIS 60603 (OR SUCH OTHER PLACE AS SELLER AND BUYER MAY AGREE IN WRITING), ON THE LAST BUSINESS DAY OF THE CALENDAR MONTH IMMEDIATELY FOLLOWING THE SATISFACTION OR WAIVER OF EACH OF THE CONDITIONS SET FORTH IN SECTIONS 11.01 AND 11.02 (OTHER THAN CONDITIONS THAT, BY THEIR TERMS, CANNOT BE SATISFIED UNTIL CLOSING, BUT SUBJECT TO THE SATISFACTION OR WAIVER OF THOSE CONDITIONS AS OF THE

CLOSING). THE DATE ON WHICH THE CLOSING TAKES PLACE SHALL BE THE “CLOSING DATE”, AND THE CLOSING SHALL BE EFFECTIVE AS OF THE EFFECTIVE TIME.
Section 3.02    Payments. AT THE CLOSING, BUYER SHALL PAY TO SELLER IN ACCORDANCE WITH SECTION 2.04 AN AMOUNT EQUAL TO THE PURCHASE PRICE, WITHOUT WITHHOLDING OR DEDUCTION, TO AN ACCOUNT DESIGNATED BY SELLER AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE CLOSING DATE.
Section 3.03    Buyer’s Additional Closing Date Deliveries. AT THE CLOSING, BUYER SHALL DELIVER, OR CAUSE TO BE DELIVERED, TO SELLER:
(a)    counterparts of each Transaction Agreement (other than this Agreement) to which Buyer or any Buyer Party is a party, each duly executed on behalf of Buyer or such Buyer Party;
(b)    the certificate referred to in Section 11.01(a)(iv); and
(c)    such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement to be executed and delivered by Buyer or any Buyer Party on the Closing Date.
Section 3.04    Seller’s Additional Closing Date Deliveries. AT THE CLOSING, SELLER SHALL DELIVER, OR CAUSE TO BE DELIVERED, TO BUYER:
(a)    one or more stock certificates evidencing all of the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer;
(b)    counterparts of each Transaction Agreement (other than this Agreement) to which Seller, any Seller Party or the Company is a party, each duly executed on behalf of Seller, such Seller Party or the Company;
(c)    the certificate referred to in Section 11.02(a)(iv);
(d)    written resignations of each of the directors and executive officers of the Company set forth on Schedule 3.04(d), effective as of the Effective Time; and
(e)    such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement to be executed by Seller, any Seller Party or the Company on the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE SELLER PARTIES
Except as set forth in the correspondingly identified subsection of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be made as of such specific date):
Section 4.01    Incorporation and Authority of Seller and the Seller Parties.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Iowa. Each Seller Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.
(b)    Each of Seller and each Seller Party has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by Seller and each Seller Party of the Transaction Agreements to which it is or will be a party, and the consummation by Seller and each Seller Party of the transactions contemplated by, and the performance by Seller and each Seller Party of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of Seller and each Seller Party, and no additional corporate proceedings on the part of Seller or any Seller Party are necessary to approve or authorize the Transaction Agreements, the consummation by Seller and each Seller Party of the transactions contemplated thereby or the performance by Seller and each Seller Party of its obligations under such Transaction Agreements. This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which Seller or any other Seller Party is or will be a party, such other Transaction Agreements will be, duly executed and delivered by Seller or such other Seller Party, as applicable, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which Seller or any other Seller Party is or will be a party, such other Transaction Agreements will constitute (assuming due authorization, execution and delivery by each other party to such Transaction Agreement), the legal, valid and binding obligation of Seller and each Seller Party, as applicable, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.02    No Conflict. PROVIDED THAT ALL CONSENTS, APPROVALS, AUTHORIZATIONS AND OTHER ACTIONS DESCRIBED IN SECTION 4.03 HAVE BEEN OBTAINED OR TAKEN, EXCEPT AS MAY RESULT FROM ANY FACTS OR CIRCUMSTANCES SOLELY RELATING TO BUYER OR ITS AFFILIATES (AS OPPOSED TO ANY OTHER THIRD PARTY), THE EXECUTION, DELIVERY AND PERFORMANCE BY SELLER, THE SELLER PARTIES AND THE COMPANY OF, AND THE CONSUMMATION BY SELLER, THE SELLER PARTIES AND THE COMPANY OF THE TRANSACTIONS CONTEMPLATED BY, THE TRANSACTION AGREEMENTS TO WHICH ANY OF THEM IS OR WILL BE A PARTY DO NOT AND WILL NOT (A) VIOLATE OR CONFLICT WITH THE ORGANIZATIONAL DOCUMENTS, OR RESOLUTIONS OF THE BOARD OF DIRECTORS OR SHAREHOLDERS, OF SELLER, ANY SELLER PARTY OR THE COMPANY, (B) VIOLATE

OR CONFLICT WITH ANY LAW OR OTHER GOVERNMENTAL ORDER APPLICABLE TO SELLER, ANY SELLER PARTY OR THE COMPANY OR BY WHICH ANY OF THEM OR ANY OF THEIR RESPECTIVE PROPERTIES, ASSETS OR RIGHTS IS BOUND OR SUBJECT OR (C) RESULT IN ANY BREACH OR VIOLATION OF, OR CONSTITUTE A DEFAULT (WITH OR WITHOUT THE GIVING OF NOTICE OR LAPSE OF TIME, OR BOTH, WOULD BECOME A DEFAULT) UNDER, OR GIVE TO ANY PERSON ANY RIGHTS OF TERMINATION, ACCELERATION, IMPAIRMENT, ALTERATION OR CANCELLATION OF, OR RESULT IN RIGHTS TO RECEIVE ADDITIONAL PAYMENT UNDER, ANY OTHER CHANGE OF RIGHTS OR OBLIGATIONS, THE LOSS OF BENEFITS UNDER, OR THE CREATION OF ANY LIEN (OTHER THAN A PERMITTED LIEN) ON ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF SELLER, ANY SELLER PARTY OR THE COMPANY PURSUANT TO, ANY CONTRACT TO WHICH SELLER, ANY SELLER PARTY OR THE COMPANY IS A PARTY OR BY WHICH ANY OF THEIR ASSETS, PROPERTIES OR RIGHTS IS BOUND OR SUBJECT, OTHER THAN, IN THE CASE OF CLAUSE (C), ANY SUCH CONFLICTS, VIOLATIONS, BREACHES, DEFAULTS, RIGHTS OR LIENS THAT, INDIVIDUALLY OR IN THE AGGREGATE, DO NOT HAVE, AND WOULD NOT REASONABLY BE EXPECTED TO HAVE, A COMPANY MATERIAL ADVERSE EFFECT.
Section 4.03    Consents and Approvals. EXCEPT AS MAY RESULT FROM ANY FACTS OR CIRCUMSTANCES SOLELY RELATING TO BUYER OR ITS AFFILIATES (AS OPPOSED TO ANY OTHER THIRD PARTY), THE EXECUTION, DELIVERY AND PERFORMANCE BY SELLER, THE SELLER PARTIES AND THE COMPANY OF, AND THE CONSUMMATION BY SELLER, THE SELLER PARTIES AND THE COMPANY OF THE TRANSACTIONS CONTEMPLATED BY, THE TRANSACTION AGREEMENTS TO WHICH ANY OF THEM IS OR WILL BE A PARTY DO NOT, AND WILL NOT, REQUIRE ANY GOVERNMENTAL APPROVAL TO BE OBTAINED OR MADE BY SELLER, THE COMPANY OR ANY SELLER PARTY PRIOR TO THE CLOSING, THE FAILURE TO OBTAIN OR MAKE ANY OR ALL OF WHICH WOULD REASONABLY BE EXPECTED TO (X) MATERIALLY IMPAIR OR DELAY THE ABILITY OF ANY OF THE COMPANY, SELLER OR THE SELLER PARTIES TO PERFORM THEIR MATERIAL OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, TAKEN AS A WHOLE, INCLUDING CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR (Y) BE MATERIAL AND ADVERSE TO THE COMPANY OR TO THE CONDUCT OF THE BUSINESS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the correspondingly identified subsection of the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be made as of such specific date):

Section 5.01    Incorporation and Authority of the Company.
(a)    The Company (i) is a corporation duly incorporated and validly existing under the Laws of the State of Iowa, (ii) is in good standing under the Laws of the State of Iowa, (iii) is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary and (iv) has the requisite corporate power and authority to own, lease or otherwise hold the assets, properties and rights owned and to operate its business as now conducted, except where, in the case of clause (iii), such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is or will be a party. The execution and delivery by the Company of the Transaction Agreements to which it is or will be a party, and the consummation by the Company of the transactions contemplated by, and the performance by the Company of its obligations under, such Transaction Agreements have been duly authorized by all requisite corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to approve or authorize the Transaction Agreements, the consummation by the Company of the transactions contemplated thereby or the performance by the Company of its obligations under such Transaction Agreements. Upon execution and delivery of the Transaction Agreements to which the Company is or will be a party, such Transaction Agreements will be duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party to such Transaction Agreements) such Transaction Agreements will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Seller has made available to Buyer true, complete and correct copies of the organizational documents, stock certificates and minute books of the Company, as amended and in effect as of the date hereof.
Section 5.02    Capital Structure of the Company; Ownership and Transfer of the Shares.
(a)    Section 5.02(a) of the Seller Disclosure Schedule sets forth (i) the authorized Capital Stock of the Company and (ii) the number of shares of each class or series of Capital Stock of the Company that are issued and outstanding, together with the registered holder thereof. All the outstanding shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, puts, tag-alongs, drag-alongs, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate Seller, the

Company or any of their Affiliates to issue, transfer, sell, purchase, return or redeem any of its Capital Stock or securities convertible into or exchangeable for any of its Capital Stock, and there are no shares of Capital Stock of the Company reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations or commitments of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having voting rights (or convertible into securities having voting rights).
(b)    Seller owns all of the outstanding Capital Stock of the Company, beneficially and of record and free and clear of all Liens, other than any Liens arising as a result of this Agreement.
(c)    Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Capital Stock of the Company.
(d)    Except for investment assets acquired in the ordinary course of business consistent with past practice, the Company has no Subsidiaries.
(e)    The Company holds, in all material respects, good and valid fee title to or has valid leases, licenses or rights to all material property and other assets (tangible or intangible, including Intellectual Property but excluding Investment Assets), reflected on its most recent balance sheet contained in the GAAP Financial Statements or thereafter acquired by the Company and as would be required to be included in the GAAP Financial Statements, except for property or other assets sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business consistent with past practices, free and clear of any Liens, except for Permitted Liens and Liens arising as a result of this Agreement.
Section 5.03    Financial Statements; Absence of Undisclosed Liabilities.
(a)    Seller has made available to Buyer true, correct and complete copies of the GAAP Financial Statements. Each of the GAAP Financial Statements (i) has been derived from and is consistent with the books and records of the Company, (ii) was prepared in accordance with GAAP (subject to the omission of notes and normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company throughout the periods presented and (iii) presents fairly, in all material respects, the consolidated financial position, results of operations, stockholder’s equity and cash flows of the Company as at the respective dates and for the respective periods indicated.
(b)    Seller has made available to Buyer true, complete and correct copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements” and together with the GAAP Financial Statements, the “Financial Statements”): (i) the annual statements of the Company as of and for the annual periods ended December 31, 2014, 2015 and 2016, in each case as filed with Iowa Insurance Division, (ii) the audited annual financial statements of the Company as of and for the annual periods ended December 31, 2014, 2015 and 2016, together with the report of the Company’s independent auditors thereon and all exhibits, schedules and notes thereto and (iii) the quarterly statement of the Company as of and for the quarterly period ended March 31, 2017, as filed with the Iowa Insurance Division. The Statutory Statements (i) have been derived from and are consistent with the books and records of the Company, (ii) were prepared in all material respects in accordance with all applicable Laws and SAP applied consistently throughout the periods involved and (iii) present fairly, in all material respects, the statutory financial position, results of operations, stockholders’ equity and cash flows of the Company as of their respective dates and for the respective periods covered thereby. No material deficiency has been asserted by any Governmental Authority in respect to the Statutory Statements that remains unresolved prior to the date hereof. Section 5.03(b) of the Seller Disclosure Schedule sets forth a complete list of all permitted practices used by the Company in the preparation of the Statutory Statements. All permitted practices have been approved by the applicable insurance Governmental Authority in writing at or prior to the time used by the Company in connection with the applicable Statutory Statements and such approval is currently in effect without an expiration date.
(c)    The Company maintains a system of internal controls that provide reasonable assurance that: (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or SAP, as applicable, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, (iii) controls prevent or timely detect unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements of the Company and (iv) the recorded accountability for its assets is compared with its existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)    The books and records of the Company and the Business (i) have been maintained in all material respects in accordance with applicable Law and (ii) accurately represent and reflect, in all material respects, the Business and all transactions and actions related thereto.
(e)    Except (i) as set forth in the Financial Statements as of the Accounts Date, (ii) for Liabilities and obligations incurred in the ordinary course of business since the Accounts Date and (iii) as would not reasonably be expected to be material and adverse to the Company, taken as a whole, there are no Liabilities or obligations of the Company or the Business of any nature (whether accrued, absolute, contingent or otherwise).
Section 5.04    Absence of Certain Changes. EXCEPT AS CONTEMPLATED BY THIS AGREEMENT, FROM THE ACCOUNTS DATE TO THE DATE OF THIS AGREEMENT, (a) THE COMPANY HAS CONDUCTED THE BUSINESS IN THE ORDINARY COURSE CONSISTENT WITH PAST PRACTICES, (a) THERE HAS NOT OCCURRED ANY EVENT OR EVENTS THAT, INDIVIDUALLY OR IN THE AGGREGATE, HAVE HAD, OR WOULD REASONABLY BE EXPECTED TO HAVE, A COMPANY MATERIAL ADVERSE EFFECT, (C) THE BUSINESS HAS NOT (I) MATERIALLY INCREASED THE COMPENSATION PAYABLE OR TO BECOME PAYABLE BY THE BUSINESS TO ANY DIRECTOR OR BUSINESS EMPLOYEE, EXCEPT FOR INCREASES MADE IN THE ORDINARY COURSE OF BUSINESS CONSISTENT WITH PAST PRACTICES, (II) GRANTED ANY NEW BONUS

OR SEVERANCE ARRANGEMENT TO ANY OFFICER OF THE BUSINESS OR (III) ESTABLISHED ANY NEW EMPLOYEE BENEFIT PLAN, AND (D) OTHER THAN ANY ACTION THAT WOULD RESULT IN LEAKAGE OR PERMITTED LEAKAGE, NEITHER SELLER NOR ANY OF ITS AFFILIATES HAS TAKEN ANY ACTION OR FAILED TO TAKE ANY ACTION THAT, IF TAKEN OR FAILED TO BE TAKEN AFTER THE DATE HEREOF WITHOUT THE CONSENT OF BUYER, WOULD CONSTITUTE A BREACH OF SECTION 7.01 HAD SUCH SECTION BEEN IN EFFECT FROM THE ACCOUNTS DATE TO THE DATE OF THIS AGREEMENT.
Section 5.05    Absence of Litigation.
(a)    As of the date hereof, there are no Actions (other than claims under insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, within applicable policy limits) pending or, to the Knowledge of Seller, threatened against the Company that individually (or in the aggregate with any Actions with respect to substantially similar underlying facts, circumstances or events) would reasonably be expected to result in (i) Losses in excess of $500,000 or (ii) an injunction or other similar remedy that would reasonably be expected to be material and adverse to the Company or to the conduct of the Business.
(b)    There are no Actions pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates (including the Company) that question the validity of, or seek injunctive relief with respect to, any of the Transaction Agreements or the right of Seller, any Seller Party or the Company to enter into, or consummate the transactions contemplated under, any of the Transaction Agreements.
Section 5.06    Compliance with Laws.
(a)    Since January 1, 2014, the Company has not been in violation in any material respects of Laws, Governmental Orders or material agreement with any Governmental Authority, in each case applicable to it or its assets, properties, rights or businesses. Since January 1, 2014, the Company has not (i) received any written or, to the Knowledge of Seller, oral notice or other communication from any Governmental Authority asserting a past or present failure to comply with in any material respect, any applicable Law or Governmental Order or (ii) to the Knowledge of Seller, been placed under investigation with respect to any material violation of or non-compliance with any applicable Law.
(b)    The Company is not a party to, or bound by, any material Governmental Order applicable to it or its assets, properties, rights or businesses.
(c)    Since January 1, 2014, no director or officer of the Company, or to the Knowledge of Seller, no Business Employee or other employee of the Company or Seller or any of its Affiliates acting for or on behalf of the Company has, directly or indirectly (i) used any funds for contributions, gifts, gratuities, entertainment or other expenses related to political activity, in each case in violation of any applicable Laws, (ii) made any payment in violation of any Laws or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office in each case in violation of any Laws and for the purpose of influencing any act or decision of such individual or of any governmental body or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any person in violation of any Laws, (iii) made any other payment, regardless of form, whether in money, property or services which constitutes criminal bribery under any Laws, or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any Laws of similar effect, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Business.
Section 5.07    Governmental Licenses and Permits.
(a)    The Company owns, holds or possesses all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used on the date hereof (collectively, the “Permits”).
(b)    (i) All Permits are valid and in full force and effect, (ii) the Company is not in default or violation, in any material respect, of any of the Permits, and (iii) the Company is not the subject of any pending or, to the Knowledge of Seller, threatened Action seeking the revocation, suspension, termination, modification or impairment of any Permit. Subject to obtaining the consents set forth in Section 4.03 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby. Since January 1, 2014, the Company has not received any written notice or, to the Knowledge of Seller, oral or any other communication from any Governmental Authority regarding any violation in any material respect of any Permit.
Section 5.08    Intellectual Property.
(a)    Section 5.08(a) of the Seller Disclosure Schedule contains a true, complete and correct list of all (i) Intellectual Property that has issued or is registered or is subject to an application for issuance or registration, that is owned by the Company and (ii) unregistered Intellectual Property, including Intellectual Property rights in Software and the Assigned Trademarks, that is material to the Business as conducted on the date of this Agreement and is owned by the Company (collectively, with Intellectual Property that is material to the Business created or acquired between the date of this Agreement and the Closing, in each case, that is owned by the Company, the “Owned Intellectual Property”). For each such item of Intellectual Property, Section 5.08(a) of the Seller Disclosure Schedule includes, where applicable, (A) the current owner (including, with respect to Internet domain names, social media usernames and other digital identifiers, the current registrant), (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration and issue number and (D) the application, registration and issue date.

(b)    The issued and registered Intellectual Property set forth in Section 5.08(a) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of Seller, valid and enforceable. The Owned Intellectual Property is owned free and clear of all Liens, except for Permitted Liens. Seller, its Affiliates and the Company have taken commercially reasonable actions to maintain the confidentiality of material Trade Secrets used in the Business.
(c)    Since January 1, 2014 (i) the operation of the Business has not been and is not infringing, misappropriating or violating any Intellectual Property of any non-affiliated third party, (ii) to the Knowledge of Seller, no Person has engaged or is engaging in any activity that infringes, misappropriates or violates the Owned Intellectual Property and (iii)  there has not been, and there is no, pending or, to the Knowledge of Seller, threatened Action before any Governmental Authority alleging that the operation of the Business as conducted since January 1, 2014 infringes, misappropriates or violates the Intellectual Property of any non-affiliated third party or challenging the ownership, validity or enforceability of the Owned Intellectual Property, except in the case of clauses (i) and (ii) above, as has not had, and is not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect.
(d)    The Company owns or is licensed to use or otherwise possess legally enforceable rights to use all material Intellectual Property used in the Business, free and clear of Liens other than Permitted Liens.
(e)    Since January 1, 2014, none of Seller, its Affiliates or the Company, in the conduct of the Business, uses or distributes, or has used or distributed, any Software licensed, provided or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software in any manner that would require any source code of the Software owned by Seller, its Affiliates or the Company used in the Business to be licensed for free, publicly distributed, attributed to any person or dedicated to the public.

Section 5.09    Environmental Matters. THE COMPANY HAS NOT RECEIVED A WRITTEN NOTICE, REQUEST FOR INFORMATION, CLAIM OR DEMAND FROM ANY GOVERNMENTAL AUTHORITY OR THIRD PARTY ALLEGING LIABILITY IN CONNECTION WITH THE MATERIAL VIOLATION OF ANY ENVIRONMENTAL LAW, THERE ARE NO MATERIAL JUDICIAL OR ADMINISTRATIVE PROCEEDINGS PENDING OR THREATENED AGAINST THE COMPANY ARISING UNDER OR RELATING TO AN ENVIRONMENTAL LAW, AND SINCE JANUARY 1, 2014, THE COMPANY IS AND HAS BEEN IN COMPLIANCE IN ALL MATERIAL RESPECTS WITH ANY APPLICABLE ENVIRONMENTAL LAWS.
Section 5.10    Material Contracts.
(a)    Section 5.10(a) of the Seller Disclosure Schedule contains a true, complete and correct list of each contract, agreement, lease, license, instrument or other legally binding and enforceable commitment (each, a “Material Contract”) in force as of the date hereof (other than

Reinsurance Agreements, insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, and any contracts, agreements, instruments or commitments that relate to the acquisition, disposition or custody of Investment Assets in the ordinary course of business consistent with past practices) to which the Company is a party or to which any of its assets, properties or rights are subject or that is entered into for its benefit by Seller or any of Seller’s Affiliates (other than the Company), or that is a Shared Contract, in each case, that:
(i)    involved, during the twelve (12)-month period ended June 30, 2017, (A) aggregate payments by the Company in excess of $500,000 by the Company or (B) the delivery by the Company of goods or services with a fair market value in excess of $500,000;
(ii)    involved, during the twelve (12)-month period ended June 30, 2017, receipt of payments by the Company in excess of, or any property with a fair market value in excess of, $500,000;
(iii)    has a non-affiliated Person license (as licensor or licensee) material Intellectual Property to or from the Company, other than nonexclusive licenses of commercially available Software granted in the ordinary course of business consistent with past practices such as to or from customers, vendors, suppliers or distributors that involved aggregate payments to or from the Company less than $500,000 during the twelve (12)-month period ended June 30, 2017;
(iv)    provides for a third Person to create, develop or customize Intellectual Property material to the operation of the Business for or on behalf of (A) the Company or (B) Seller or any of its Affiliates (other than the Company) to the extent created, developed or customized primarily in connection with the Business;
(v)    grants a right of first refusal or first offer or similar right or contains covenants restricting or limiting the ability of the Company in any material respect (taken as a whole) to freely engage in any line of business, compete with any Person, compete in any geographic region;
(vi)    provides for any obligation to loan or contribute funds to, or make investments in, another Person;
(vii)    contains any material restriction on the ability of the Company (or, after consummation of the transactions contemplated hereby, Buyer or any of its Affiliates) to solicit specified customers or prospective customers for the purchase, renewal, lapse, surrender or annuitization of Insurance Contracts or to later change their existing elections or options under the Insurance Contracts;
(viii)    is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any Person or any other Liability in respect of indebtedness for borrowed money of any Person, in each case, involving Liabilities in excess of $500,000;
(ix)    is a material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;
(x)    is an agreement for the employment of any Business employee that is not terminable at will without further Liability;
(xi)    is a material third-party administration or other insurance policy administration agreement relating to the Insurance Contracts;
(xii)    is an investment management agreement with any Affiliate of the Company;
(xiii)    is a guarantee in respect of the Business;
(xiv)    is a capital maintenance contract, keepwell or similar agreement pursuant to which any Person has agreed to contribute capital or surplus to the Company or any capital maintenance contract or similar agreement pursuant to which the Company has agreed to contribute capital or surplus to any Person or guarantee the obligations of any Person under any insurance contract; or
(xv)    requires the Company to maintain a minimum rating issued by a credit rating agency that would give rise to any violation, breach or default by the Company thereunder or that would permit any termination, modification or acceleration thereof in the event of a ratings downgrade of the Company.
(b)    Seller has made available to Buyer a true, complete and correct copy of each Material Contract as of the date of this Agreement. Each Material Contract is a legal, valid and binding obligation of the Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against the Company, Seller or its Affiliates party thereto, and, to the Knowledge of Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and none of the Company, Seller or any of its Affiliates nor, to the Knowledge of Seller, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Seller, there does not exist any event, condition or omission that would constitute such a material breach or material default (with or without lapse of time or notice or both).
Section 5.11    Affiliate Transactions. SECTION 5.11(A) OF THE SELLER DISCLOSURE SCHEDULE SETS FORTH A TRUE, COMPLETE AND CORRECT LIST, AS

OF THE DATE HEREOF, OF ALL MATERIAL CONTRACTS, AGREEMENTS, LEASES, LICENSES AND OTHER INSTRUMENTS (WHETHER OR NOT REDUCED TO WRITING), OTHER THAN ANY INSURANCE CONTRACTS, BETWEEN THE COMPANY, ON THE ONE HAND, AND SELLER OR ANY AFFILIATE OF SELLER (OTHER THAN THE COMPANY), ON THE OTHER HAND (COLLECTIVELY, “INTERCOMPANY AGREEMENTS”).
Section 5.12    Employee Benefits; Employees.
(a)    Excluding any appointed officers or directors of the Company in such capacity, the Company has no current employees and no material Liabilities with respect to former employees. None of the Employee Benefit Plans is sponsored by the Company. Section 5.12(a) of the Seller Disclosure Schedule lists all material Employee Benefit Plans.
(b)    Schedule 1.01(a) sets forth a list of each employee of Seller or one of its Affiliates who provides substantial services to the Business as of the date hereof, with, as applicable, each employee’s title, base salary or wage rate, target bonus, 2017 long-term incentive plan grant value, date of hire, employment status (i.e., part-time or full-time, exempt or non-exempt), principal work location, whether the employee is on short- or long-term disability or other leave and the nature of the leave and the date of the employee’s expected return to work, and an indication of whether or not such employee’s employment is governed by a collective bargaining agreement, each as of the date hereof. During the six (6) months preceding the date hereof (or during the duration of such individual’s employment, if shorter), no employee of Seller or any of its Affiliates (other than the employees set forth in Schedule 1.01(a)) has provided substantial services to the Business. Except as set forth on Schedule 5.12(b) of the Seller Disclosure Schedules, the Company has not or is not reasonably expected to incur any liability as a result of being an ERISA Affiliate of Seller or its Affiliates. An individual who provides “substantial services” means an individual who provides services to the Business for at least seventy-five percent (75%) of the total business time during which he or she provides services to Seller or any of its Affiliates.

(c)     With respect to the Employee Benefit Plans, none of Buyer nor any of its Affiliates (including, following the Closing, the Company) will, as a result of the transactions contemplated by this Agreement, assume by operation of applicable Law any liability with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) any single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) any employee benefit plan, program or arrangement that provides for medical, life insurance or other welfare-type benefits after termination of employment (other than as required to avoid an excise Tax under Section 4980B of the Code or other similar applicable Law).
(d)    Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Law. There is no pending or, to the Knowledge of Seller, threatened claim (other than a routine claim for benefits), examination, audit, investigation or other proceeding with respect to any Employee Benefit Plan by any Governmental

Authority, except where any such claim, investigation, examination, audit or other proceeding would not, individually or in the aggregate, be material to the Business.
(e)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on an opinion letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter or may rely on an opinion letter from the IRS that it is so exempt, and to the Knowledge of Seller, no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.
(f)    Except as contemplated by this Agreement, no Employee Benefit Plan exists that, as a result of the execution of this Agreement or any of the other Transaction Agreements or consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements, alone or together with any other event could reasonably be expected to (i) result in severance pay or any increase in severance pay of any Business Employee, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or result in any other material obligation pursuant to, any of the Employee Benefit Plans in respect of any Business Employee, (iii) result in the creation or imposition of any Lien on any of the assets of the Business, or (iv) result in any payment (whether in cash or property or the vesting of property) to any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Business Employee is entitled to receive any additional payment (including any tax gross-up or other payment) from Sellers or its Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.
(g)    As of the date hereof, (i) there are no collective bargaining agreements to which Seller or its Affiliates (including the Company) are parties with respect to any Business Employees and (ii) to the Knowledge of Seller, (A) there are no formal organizational campaigns, petitions or other material unionization activities seeking recognition of a bargaining unit in the Company with respect to Business Employees, (B) there are no material strikes or work stoppages pending or threatened with respect to Business Employees and (C) no such strike or work stoppage has occurred within the three (3) years preceding the date of this Agreement. Sellers and its Affiliates are in compliance, with respect to the Business Employees, in all material respects, with all applicable Laws respecting labor, employment, fair occupational safety and health requirements, employment classification, immigration, the WARN Act, plant closing and layoffs, the Fair Labor Standards Act of 1938, withholding of taxes, employment discrimination, equal opportunity and unemployment insurance.
(h)    No Business Employee is represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board).

(i)    None of the Seller or its Affiliates (including the Company) is a party to a collective bargaining agreement, labor agreement or other labor-related agreement with any trade union, labor union or organization, and there, to the Knowledge of Seller, are no labor unions or other labor organizational campaigns, petitions or other unionization activities seeking recognition of a bargaining unit in the Business or of any Business Employee.

(j)    Since January 1, 2014, to the extent related to any Business Employee, Seller and its Affiliates have not received written notice from any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, immigration, or occupational safety and health Laws regarding any material charge or complaint, any pending or threatened material complaint, or the intent to conduct a material investigation (or written notice that such an investigation is in progress). As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Seller, threatened before any Governmental Authority by or on behalf of any present or former Business Employee or any applicant for employment as a Business Employee, in each case alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, in each case that has not been resolved as of the date of this Agreement and would reasonably be expected to be material to the Business. As of the date hereof, all Business Employees have established valid, current U.S. employment authorization.

Section 5.13    Insurance Issued by the Company.
(a)    Since January 1, 2014, all benefits due and payable, or required to be credited, by or on behalf of the Company on Insurance Contracts in force on such dates have been in all material respects paid or credited, as the case may be, in accordance with the terms of the Insurance Contracts under which they arose, and such payments or credits were not materially delinquent and were paid or credited without material fines or penalties (excluding interest), except for such claims for which the Company believed there was a reasonable basis to contest payment and is taking such action.
(b)    All policy forms on which in force Insurance Contracts were issued, and all amendments, applications, and certificates pertaining thereto, where required by applicable Law, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the time period provided by applicable Law for objection, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect, and all such policy forms and all amendments, applications and certificates pertaining thereto comply in all material respects with applicable Law. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.
(c)    Any rates currently used for in force Insurance Contracts, where required to be filed with or approved by any Governmental Authority, have been so filed or approved, and such rates conform thereto, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

(d)    The Insurance Contracts in force or that have been in force at any time since January 1, 2014 have been marketed, sold, issued, maintained and administered in compliance, in all material respects, with applicable Law.
(e)    As of the date hereof, there are no material unpaid claims or assessments made against the Company by any state insurance guaranty associations or similar organizations in connection with such association’s insurance guarantee fund.
(f)    The Company is, and since January 1, 2014 has been, in material compliance with all applicable Laws regulating the marketing and sale of Insurance Contracts, regulating advertisements, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of an insurance or annuity policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purpose of this Section, (i) “advertisement” means any material designed to create public interest in insurance or annuity policies or contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such an insurance or annuity policy or contract and (ii) “replacement transaction” means a transaction in which a new Insurance Contract is to be purchased by a prospective insured and the proposing producer knows or should know that one or more existing insurance or annuity policies or contracts will lapse, or will be forfeited, surrendered, reduced in value or pledged as collateral.
(g)    Since January 1, 2014, the Company has not received any written notice of any unclaimed property or escheat audit or investigation from any Governmental Authority. The Company maintains unclaimed property and escheat policies, procedures and guidelines that comply in all material respects with all applicable Laws, copies of which have previously been provided to Buyer by Seller. The Company is, and at all times since January 1, 2014 has been, in material compliance with all such policies, procedures and guidelines and any applicable Laws related thereto.
(h)    No provision in any Insurance Contract written by the Company gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of the Company.
(i)    None of the Company nor Seller or its Affiliates (with respect to the Business) is party to any written contract, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board or stockholder resolution at the request of, any insurance Governmental Authority that restricts materially the conduct of its business (or in the case of Seller or its Affiliates, the Business) or in any manner relates to its capital adequacy, credit or risk management policies or management.
Section 5.14    Reinsurance. SECTION 5.14 OF THE SELLER DISCLOSURE SCHEDULE SETS FORTH A TRUE, COMPLETE AND CORRECT LIST OF ALL REINSURANCE AGREEMENTS TO WHICH THE COMPANY IS A PARTY AND HAS ANY

EXISTING MATERIAL RIGHTS OR MATERIAL OBLIGATIONS AS OF THE DATE HEREOF (EACH, A “REINSURANCE AGREEMENT”). SELLER HAS MADE AVAILABLE TO BUYER A TRUE, COMPLETE AND CORRECT COPY OF EACH REINSURANCE AGREEMENT (INCLUDING ANY AMENDMENTS THEREOF) IN EFFECT AS OF THE DATE HEREOF. EACH REINSURANCE AGREEMENT IS A LEGAL, VALID AND BINDING OBLIGATION OF THE COMPANY AND, TO THE KNOWLEDGE OF SELLER, EACH OTHER PARTY THERETO, AND IS ENFORCEABLE AGAINST THE COMPANY, AND, TO THE KNOWLEDGE OF SELLER, EACH OTHER PARTY THERETO, IN ACCORDANCE WITH ITS TERMS (EXCEPT IN EACH CASE AS MAY BE LIMITED BY APPLICABLE BANKRUPTCY, INSOLVENCY, REORGANIZATION, MORATORIUM, REHABILITATION, LIQUIDATION, FRAUDULENT CONVEYANCE OR OTHER SIMILAR LAWS NOW OR HEREAFTER IN EFFECT RELATING TO OR AFFECTING CREDITORS’ RIGHTS GENERALLY, AND SUBJECT TO THE LIMITATIONS IMPOSED BY GENERAL EQUITABLE PRINCIPLES (WHETHER OR NOT SUCH ENFORCEABILITY IS CONSIDERED IN A PROCEEDING AT LAW OR IN EQUITY)). NEITHER THE COMPANY NOR, TO THE KNOWLEDGE OF SELLER, ANY OF THE OTHER PARTIES TO ANY REINSURANCE AGREEMENT IS IN MATERIAL DEFAULT OR MATERIAL BREACH OR HAS FAILED TO PERFORM ANY MATERIAL OBLIGATION UNDER ANY SUCH REINSURANCE TREATY OR AGREEMENT, AND, TO THE KNOWLEDGE OF SELLER, THERE DOES NOT EXIST ANY EVENT, CONDITION OR OMISSION THAT WOULD CONSTITUTE SUCH A MATERIAL BREACH OR MATERIAL DEFAULT (WITH OR WITHOUT LAPSE OF TIME OR NOTICE OR BOTH). THERE ARE NO PENDING OR, TO THE KNOWLEDGE OF SELLER, THREATENED ACTIONS WITH RESPECT TO ANY REINSURANCE AGREEMENT. AS OF THE DATE HEREOF, NO PARTY TO ANY REINSURANCE AGREEMENT HAS GIVEN NOTICE IN ACCORDANCE WITH THE TERMS THEREOF OF TERMINATION (PROVISIONAL OR OTHERWISE) OR RECAPTURE IN RESPECT OF ANY REINSURANCE AGREEMENT. SINCE JANUARY 1, 2014, (A) THERE HAS NOT BEEN ANY DISPUTE WITH RESPECT TO ANY MATERIAL AMOUNTS RECOVERABLE OR PAYABLE BY THE COMPANY PURSUANT TO ANY REINSURANCE AGREEMENT AND (B) NO REINSURER PARTY HAS SOUGHT TO DENY OR LIMIT COVERAGE OR REVOKE, TERMINATE, RESCIND OR CHANGE, IN ACCORDANCE WITH THE TERMS OF ANY REINSURANCE AGREEMENT, REINSURANCE PREMIUMS OR EXPENSE ALLOWANCES.
Section 5.15    Distributors and Brokers; Third-Party Administrators.
(a)    To the Knowledge of Seller, since January 1, 2014 to the date hereof, each insurance agent, underwriter, wholesaler, broker, reinsurance intermediary and distributor that wrote, sold, or produced insurance business for the Company (each, a “Distributor”), at the time such Person wrote, sold or produced such business, was duly licensed or registered as required by Law (for the type of business written, sold or produced on behalf of the Company), was duly authorized and appointed (to the extent required by applicable Law) by the Company, and to the Knowledge of Seller, no Distributor is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable

Governmental Authorities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Knowledge of Seller, no Distributor has been enjoined, indicted, convicted or made the subject to any consent decree or judgment on account of any violation of applicable Law in connection with such Distributor’s actions in his, her or its capacity as Distributor for the Company or any enforcement or disciplinary proceeding alleging any such violation.
(b)    To the Knowledge of Seller, since January 1, 2014 to the date hereof, each third-party administrator that managed or administered insurance business for the Company, at the time such Person managed or administered such business, was duly licensed or registered as required by Law (for the type of business managed or administered on behalf of the Company), and to the Knowledge of Seller, no such third-party administrator is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business for the Company, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Authorities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 5.16    Investment Assets.
(a)    Seller has made available to Buyer a true, complete and correct list of all investment assets owned by, or held in trust for the benefit of, the Company, including bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives as of June 30, 2017 (“Investment Assets”). The Company, or a trustee acting on the Company’s behalf, has valid title to all Investment Assets, free and clear of any Liens other than Permitted Liens.
(b)    Seller has made available to Buyer true and correct copies of the investment guidelines and policies of the Company in effect as of the date hereof (the “Investment Guidelines and Policies”). No changes have been made to such Investment Guidelines and Policies from the Accounts Date to the date hereof, except as set forth in Section 5.16(b) of the Seller Disclosure Schedule.
Section 5.17    Insurance. AS OF THE DATE OF HEREOF, SELLER OR ITS AFFILIATES, WITH RESPECT TO THE COMPANY, MAINTAIN THE INSURANCE POLICIES AND COVERAGES SET FORTH IN SECTION 5.17 OF THE SELLER DISCLOSURE SCHEDULE, ALL PREMIUMS DUE THEREUNDER HAVE BEEN PAID WHEN DUE IN ALL MATERIAL RESPECTS AND ALL SUCH POLICIES ARE IN FULL FORCE AND EFFECT AND NO WRITTEN NOTICE OF CANCELLATION, TERMINATION OR REVOCATION OR OTHER WRITTEN NOTICE THAT ANY SUCH INSURANCE POLICY IS NO LONGER IN FULL FORCE OR EFFECT.

Section 5.18    Property. THE COMPANY DOES NOT OWN OR LEASE ANY REAL PROPERTY OR INTERESTS IN REAL PROPERTY, EXCEPT FOR INVESTMENT ASSETS.
Section 5.19    Taxes.
(a)    All (i) material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings) and such material Tax Returns are true, correct and complete in all material respects, (ii) amounts shown on such Tax Returns as due have been fully and timely paid and (iii) all income and other material Taxes payable with respect to the Company (whether or not shown on such Company Tax Return) have been fully and timely paid.
(b)    The Company has complied in all material respects with all applicable Laws relating to withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over.
(c)    No written waiver of any statute of limitations relating to income or other material Taxes for which the Company is liable has been granted or has been requested in writing. The Company is not currently the beneficiary of any extension of time within which to file any income or other material Tax Return. All material deficiencies asserted in writing or assessments made in writing, as a result of any examinations by any Tax Authority of Tax Returns of the Company, have been fully paid or are being contested in good faith, and no other audits or investigations by any Tax Authority relating to any such Tax Returns are in progress with respect to which the Company has received written notice thereof from a Tax Authority.
(d)    The Company (i) is not a party to any Tax sharing or similar Tax agreements (relating to sharing of consolidated, combined or unitary Taxes among members of a consolidated, combined or unitary group) pursuant to which it will have any obligation to make any material payments after the Accounts Date, other than any such obligations that arise pursuant to this Agreement, or (ii) except with respect to the group of which it is currently a member, has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).
(e)    There are no Tax rulings, requests for rulings, or closing agreements relating to the Company which will materially affect the Company’s liability for Taxes for any Taxable period after the Accounts Date.
(f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable period ending after the Accounts Date, as a result of (i) a change in accounting method for any Pre-Accounts Date Taxable Period, pursuant to Section 481 of the Code or change in the basis for determining any item described in Section 807(c) of the Code under Section 807(f) of the Code (in each case, or any corresponding provision of Law), (ii) installment sale or open transaction disposition made prior to the Accounts Date or (iii) prepaid amount received on or prior to the Accounts Date.
(g)    The Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two years prior to the date of this Agreement.
(h)    The Company has not participated in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).
(i)    There are no Liens for Taxes upon any assets of the Company, except for Permitted Liens.
(j)    The Company qualifies as a life insurance company for the purposes of the Code and is, and always has been, subject to taxation under Subchapter L of the Code.
Section 5.12, this Section 5.19 and Section 5.20 contain the sole and exclusive representations and warranties related to Tax matters and nothing in this Section 5.19 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 10.01. None of the representations and warranties in this Section 5.19 are made with respect to Taxes in respect of any insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, including any obligation in respect of withholding, information reporting or record keeping in respect thereto. For the avoidance of doubt, Seller shall be liable for any inaccuracy or breach of any representation or warranty made in Section 5.12 or Section 5.20 in accordance with Article XIII.
Section 5.20    Insurance-Product-Related Tax Matters.
(a)    The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either (i) that was purported to apply in any written materials provided by the Company (or, to the Knowledge of Seller, by Distributors) to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was intended or reasonably expected to apply at the time of issuance (or subsequent modification). For purposes of this Section 5.20, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A, 7702B of the Code and any Treasury Regulations and administrative guidance issued thereunder.
(b)    All Insurance Contracts that are subject (i) neither to Section 101(f) nor to Section 7702 of the Code qualify as life insurance contracts for purposes of the Code, (ii) to Section 101(f) of the Code satisfy the requirements of that section and otherwise qualify as life insurance contracts for purposes of the Code and (iii) to Section 7702 of the Code satisfy the requirements of Section 7702(a) of the Code and otherwise qualify as life insurance contracts for purposes of the Code.

(c)    None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for any Insurance Contract that is being administered as a “modified endowment contract” and with respect to which the policyholder consented in writing to the treatment of such Insurance Contract as a “modified endowment contract” and has not acted to revoke such consent.
(d)    Each Insurance Contract that is subject to Section 817 of the Code complies with, and, at all times since issuance, has complied with, the diversification requirements applicable thereto, and the Company is treated, for federal Tax purposes, as the owner of the assets underlying such Insurance Contract.
(e)    The Company has not entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Authority, or otherwise has requested relief from the IRS, regarding any Insurance Contract to meet the requirements of applicable Law, including Sections 72, 101, 401 through 409A, 412 515, 417, 457, 817, 7702 and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable to such Insurance Contracts.
(f)    The Company is not a party to nor has received written notice of any federal, state, local or foreign audits or other administrative or judicial Actions with respect to any party with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
(g)    The Company is not a party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered.
This Section 5.20 contains the sole and exclusive representations and warranties made with respect to Taxes in respect of any Insurance Contracts, including any obligations in respect of withholding, information reporting or record keeping in respect thereof, or the Tax treatment thereof.
Section 5.21    Actuarial Appraisal; Reserves.
(a)    Seller has delivered to Buyer a true, complete and correct copy of the actuarial appraisal prepared by Griffith, dated July 24, 2017 and titled “Actuarial Appraisal of United Life Insurance Company as of December 31, 2016” (the “Actuarial Appraisal”) and as of the date hereof Griffith has not furnished to Seller or any of its Affiliates any addenda, supplements and modifications to such appraisal. As of the date hereof, Griffith has not notified Seller or any of its Affiliates in writing that the Actuarial Appraisal is inaccurate in any material respect. The factual information and data provided by Seller and its Affiliates to Griffith expressly in connection with the preparation of the Actuarial Appraisal (i) was obtained from the books and records of the Company and the Business and (ii) was complete and accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal.
(b)    The Reserves of the Company contained in its Statutory Statements as of and for the annual periods ended December 31, 2014, 2015 and 2016, except as otherwise noted in such Statutory Statements: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in all material respects, in accordance with sound actuarial principles in effect as of the date of such Statutory Statement (except as otherwise noted in the Statutory Statements), (ii) were based on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method and (iii) satisfied the requirements of all applicable Law and SAP in all material respects.
Section 5.22    Regulatory Filings.
(a)    The Company has filed all material reports, statements, registrations, filings, notices or submissions required to be filed with any Governmental Authority since January 1, 2014, all such reports, statements, registrations, filings, notices or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any such Governmental Authority with respect to such registrations, filings or submissions that have not been addressed or satisfied.
(b)    Seller has made available to Buyer true, complete and correct copies of (i) any material reports of examination (including financial, market conduct and similar examinations) of the Company issued by any insurance Governmental Authority and all material written correspondence in connection with such reports, in any case, since January 1, 2014, (ii) all material Insurance Holding Company System Act filings or submissions made by the Company with any insurance Governmental Authority since January 1, 2014 through the date hereof and (iii) all analyses and reports submitted by the Company to the Iowa Insurance Division since January 1, 2014 relating to its risk-based capital calculations, with the exception of the Own Risk Solvency Assessment (“ORSA”) Summary Report, which is prepared on a consolidated-basis and contains proprietary and confidential competitive information about Seller’s property and casualty segment. As of the date hereof, all material deficiencies or violations noted in the examination reports described in clause (i) above have been resolved to the reasonable satisfaction of the insurance Governmental Authority that noted such deficiencies or violations. To the Knowledge of Seller, as of the date hereof there are no examinations, investigations or material inquiries by any state insurance regulatory examiners in progress with respect to the Company.
(c)    The Company is not “commercially domiciled” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.
Section 5.23    Brokers. SELLER IS SOLELY RESPONSIBLE FOR THE PAYMENT OF THE FEES AND EXPENSES OF ANY BROKER, INVESTMENT BANKER, FINANCIAL ADVISER OR OTHER PERSON ACTING IN A SIMILAR CAPACITY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR

ANY OF THE TRANSACTION AGREEMENTS BASED UPON ARRANGEMENTS MADE BY OR ON BEHALF OF SELLER OR ANY AFFILIATE.
Section 5.24    IT Systems; Data Protection and Privacy.
(a)    The IT Systems (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, security, performance and capacity) in all material respects for the conduct of the Business and (ii) to the Knowledge of the Seller do not contain any “malware” or viruses that would reasonably be expected to interfere with the ability of Seller, its Affiliates or the Company to conduct the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any data, personally identifiable information, or non-public information. Since January 1, 2014, there have been no material data breaches.
(b)    Since January 1, 2014, (i) a privacy statement regarding Seller’s, its Affiliates’ and the Company’s use, including the collection, protection and disclosure, of the data, personally identifiable information or non-public information of individuals (including visitors to the websites of the Business and users of mobile applications) in connection with the Business, has been and is posted and accessible to individuals on each such website or mobile application and (ii) Seller, its Affiliates and the Company, in each case to the extent relating to the Business, have been and are in compliance in all material respects with any such privacy statement and in all material respects with applicable Laws, regulatory guidelines, and contractual requirements pertaining to such data, personally identifiable information or non-public information.
(c)    Since January 1, 2014, Seller, its Affiliates and the Company have not, in each case with respect to the Business, received any written claims, notices or complaints regarding the use by Seller, its Affiliates, or the Company of any data, personally identifiable information or non-public information of individuals, alleging a violation of any such individual’s privacy, personal or confidentiality rights under any applicable privacy statement. The consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements will not violate any such privacy statement.
(d)    Seller, its Affiliates and the Company (i) have implemented, maintain, and comply with commercially reasonable written information security, business continuity and backup and disaster recovery programs, plans and procedures with respect to the IT Systems that are consistent with applicable Law, and (ii) have taken commercially reasonable steps to test such programs, plans and procedures on no less than an annual basis, and such programs, plans and procedures have been proven effective upon such testing in all material respects. Since January 1, 2014, (x) there has been no failure, breakdown, persistent substandard performance, unauthorized access or use, or other deficiency or event materially affecting any of the IT Systems, and (y) Seller, its Affiliates and the Company have not been notified by any third Person (including pursuant to an audit of the Business by such third Person) of, nor does Seller have any Knowledge of, any material data security, information security or other technological deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the Business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any data, personally identifiable information or material non-public information.
Section 5.25    Sufficiency of Assets. AS OF THE EFFECTIVE TIME, THE ASSETS, PROPERTIES AND RIGHTS OF THE COMPANY AND THE ASSETS, PROPERTIES, RIGHTS AND SERVICES PROVIDED OR MADE AVAILABLE TO BUYER OR THE COMPANY PURSUANT TO THE TRANSACTION AGREEMENTS (TAKING INTO ACCOUNT, IN THE CASE OF THE TRANSITION SERVICES AGREEMENT, ONLY SCHEDULED SERVICES AND DISREGARDING ANY RIGHT TO OBTAIN OMITTED SERVICES), WILL COMPRISE ALL OF THE ASSETS, PROPERTIES AND RIGHTS REASONABLY REQUIRED TO PERMIT THE BUYER AND ITS AFFILIATES TO CONDUCT THE BUSINESS IMMEDIATELY FOLLOWING THE CLOSING IN SUBSTANTIALLY THE SAME MANNER AS THE BUSINESS WAS BEING CONDUCTED BY SELLER AND ITS AFFILIATES AS OF THE ACCOUNTS DATE.
Section 5.26    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY TRANSACTION AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THIS ARTICLE V (AS MODIFIED BY THE SELLER DISCLOSURE SCHEDULE) OR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE SHARES, THE COMPANY OR THE ASSETS AND PROPERTIES OF THE COMPANY, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR THIS ARTICLE V OR ANY OTHER TRANSACTION AGREEMENT, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Except as set forth in the correspondingly identified subsection of the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct made as of such specific date):
Section 6.01    Incorporation and Authority of Buyer.

(a)    Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Each Buyer Party is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized.
(b)    Each of Buyer and each Buyer Party has all requisite corporate power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which Buyer and each Buyer Party is or will be a party (the “Buyer Transaction Agreements”). The execution and delivery by Buyer and each Buyer Party of the Buyer Transaction Agreements, the consummation by Buyer and each Buyer Party of the transactions contemplated by, and the performance by Buyer and each Buyer Party of its obligations under, the Buyer Transaction Agreements have been (or will be prior to the Closing) duly authorized by all requisite corporate action on the part of Buyer and each Buyer Party, and no additional corporate proceedings on the part of Buyer or any Buyer Party are necessary to approve or authorize the Transaction Agreements, the consummation by Buyer and each Buyer Party of the transactions contemplated thereby or the performance by Buyer and Buyer Party of its obligations under such Transaction Agreements. This Agreement has been, and upon execution and delivery, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer or other Buyer Party thereto, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon execution and delivery thereof, each of the other Buyer Transaction Agreements will constitute (assuming due authorization, execution and dealing by each other party to such Buyer Transaction Agreements) the legal, valid and binding obligation of Buyer or such other Buyer Party as applicable, enforceable against Buyer or such other Buyer Party in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.02    No Conflict. PROVIDED THAT ALL CONSENTS, APPROVALS, AUTHORIZATIONS AND OTHER ACTIONS DESCRIBED IN SECTION 6.03 HAVE BEEN OBTAINED OR TAKEN, EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE VI AND EXCEPT AS MAY RESULT FROM ANY FACTS OR CIRCUMSTANCES SOLELY RELATING TO SELLER OR ITS AFFILIATES (AS OPPOSED TO ANY THIRD PARTY), THE EXECUTION, DELIVERY AND PERFORMANCE BY BUYER AND EACH BUYER PARTY OF, AND THE CONSUMMATION BY BUYER AND EACH BUYER PARTY OF THE TRANSACTIONS CONTEMPLATED BY, THE BUYER TRANSACTION AGREEMENTS DO NOT AND WILL NOT (A) VIOLATE OR CONFLICT WITH THE ORGANIZATIONAL DOCUMENTS, OR RESOLUTIONS OF THE BOARD OF DIRECTORS OR SHAREHOLDERS, OF BUYER OR ANY BUYER PARTY, (B) VIOLATE OR CONFLICT WITH ANY LAW OR OTHER GOVERNMENTAL ORDER APPLICABLE TO BUYER OR ANY BUYER PARTY OR BY WHICH IT OR ITS PROPERTIES, ASSETS OR RIGHTS IS BOUND OR SUBJECT OR (C) RESULT IN ANY BREACH OR VIOLATION OF, OR CONSTITUTE A DEFAULT (WITH OR WITHOUT THE GIVING OF NOTICE OR LAPSE OF TIME, OR BOTH) UNDER, OR GIVE TO ANY PERSON ANY RIGHTS OF TERMINATION, ACCELERATION, IMPAIRMENT,

ALTERATION OR CANCELLATION OF, OR RESULT IN RIGHTS TO RECEIVE ADDITIONAL PAYMENT UNDER, ANY OTHER CHANGE OF RIGHTS OR OBLIGATIONS, THE LOSS OF BENEFITS UNDER, OR THE CREATION OF ANY LIEN (OTHER THAN PERMITTED LIENS) ON ANY OF THE ASSETS, PROPERTIES OR RIGHTS OF BUYER OR ANY BUYER PARTY PURSUANT TO ANY MATERIAL NOTE, BOND, MORTGAGE, INDENTURE OR CONTRACT WHICH BUYER, OR ANY BUYER PARTY OR ANY OF THEIR SUBSIDIARIES IS A PARTY OR BY WHICH ANY OF SUCH ASSETS, PROPERTIES OR RIGHTS IS BOUND OR SUBJECT, EXCEPT, IN THE CASE OF CLAUSE (C), ANY SUCH CONFLICTS, VIOLATIONS, BREACHES, DEFAULTS, RIGHTS OR LIENS THAT, INDIVIDUALLY OR IN THE AGGREGATE, DO NOT HAVE, AND WOULD NOT REASONABLY BE EXPECTED TO HAVE, A BUYER MATERIAL ADVERSE EFFECT.
Section 6.03    Consents and Approvals. EXCEPT AS MAY RESULT FROM ANY FACTS OR CIRCUMSTANCES SOLELY RELATING TO SELLER OR ITS AFFILIATES (AS OPPOSED TO ANY OTHER THIRD PARTY), THE EXECUTION, DELIVERY AND PERFORMANCE BY BUYER AND EACH BUYER PARTY OF, AND THE CONSUMMATION BY BUYER AND THE BUYER PARTIES OF THE TRANSACTIONS CONTEMPLATED BY, THE BUYER TRANSACTION AGREEMENTS TO WHICH ANY OF THEM IS OR WILL BE A PARTY DO NOT, AND WILL NOT, REQUIRE ANY GOVERNMENTAL APPROVAL TO BE OBTAINED OR MADE BY BUYER, ANY BUYER PARTY OR ANY OF THEIR AFFILIATES PRIOR TO THE CLOSING.
Section 6.04    Absence of Litigation. THERE ARE NO ACTIONS PENDING OR, TO THE KNOWLEDGE OF BUYER, THREATENED AGAINST BUYER THAT QUESTION THE VALIDITY OF, OR SEEK INJUNCTIVE RELIEF WITH RESPECT TO, ANY OF THE BUYER TRANSACTION AGREEMENTS OR THE RIGHT OF BUYER OR ANY BUYER PARTY TO ENTER INTO ANY OF THE BUYER TRANSACTION AGREEMENTS.
Section 6.05    Securities Matters. THE SHARES ARE BEING ACQUIRED BY BUYER FOR ITS OWN ACCOUNT AND WITHOUT A VIEW TO THE PUBLIC DISTRIBUTION OR SALE OF THE SHARES OR ANY INTEREST IN THEM. BUYER HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SO AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS INVESTMENT IN THE SHARES, AND BUYER IS CAPABLE OF BEARING THE ECONOMIC RISKS OF SUCH INVESTMENT, INCLUDING A COMPLETE LOSS OF ITS INVESTMENT IN THE SHARES. BUYER UNDERSTANDS THAT IT MAY NOT SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE DISPOSE OF ANY OF THE SHARES OTHER THAN PURSUANT TO A REGISTERED OFFERING IN COMPLIANCE WITH, OR IN A TRANSACTION EXEMPT FROM, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS.
Section 6.06    Financial Ability. BUYER HAS SUFFICIENT CAPITAL COMMITMENTS, AND WILL HAVE AT THE CLOSING SUFFICIENT IMMEDIATELY AVAILABLE FUNDS, TO PAY IN CASH THE PURCHASE PRICE AND ALL OTHER AMOUNTS PAYABLE PURSUANT TO THIS AGREEMENT OR OTHERWISE NECESSARY

TO TIMELY CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER BUYER TRANSACTION AGREEMENTS. NEITHER BUYER NOR ANY BUYER PARTY HAS INCURRED ANY LIABILITIES OR OBLIGATIONS, OR IS CONTEMPLATING OR AWARE OF ANY LIABILITIES OR OBLIGATIONS, IN EITHER CASE, THAT WOULD IMPAIR ITS ABILITY TO PAY IN CASH THE PURCHASE PRICE AT CLOSING.  BUYER HEREBY ACKNOWLEDGES THAT THE OBLIGATIONS OF BUYER AND THE BUYER PARTIES TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER BUYER TRANSACTION AGREEMENTS IN ACCORDANCE WITH THEIR TERMS ARE NOT CONDITIONED UPON THE AVAILABILITY TO BUYER OR ANY OF ITS AFFILIATES OF ANY DEBT, EQUITY OR OTHER FINANCING IN ANY AMOUNT WHATSOEVER.
Section 6.07    Investigation. BUYER HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND THE BUSINESS. THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY MADE IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE BUSINESS, AND NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION PROVIDED BY SELLER OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER OR NOT IN THE ELECTRONIC DATA ROOM ESTABLISHED BY SELLER FOR BUYER, INCLUDING AS TO (I) THE OPERATION OF THE COMPANY BY BUYER AFTER THE CLOSING IN ANY MANNER OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE COMPANY OR THE BUSINESS BY BUYER AFTER THE CLOSING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE OTHER TRANSACTION AGREEMENTS, BUYER HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SELLER OR BY ANY AFFILIATE OF SELLER.
Section 6.08    Brokers; Independent Assessment.
(a)    Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any Affiliate.
(b)    Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Company, or their respective Affiliates or Representatives that are not expressly set forth in Article IV and Article V (including the Seller Disclosure Schedule) or in any of the other Transaction Agreements, whether or not any such representations, and warranties or statements were made in writing or orally. Except as otherwise set forth herein or in the other Transaction Agreements and without limiting the scope of the other representations and warranties set forth in Article IV or Article V or in the other Transaction Agreements:
(i)    none of the Company, Seller or their Affiliates or Representatives makes or has made any representation or warranty, express or implied, as to the prospects of the Company or its profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer or any other Person (including Buyer’s Affiliates or Representatives) in connection with Buyer’s review of the Company and the Business; and
(ii)    any estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Seller, including any confidential information memorandum, the Actuarial Appraisal or any other communication by or on behalf of Griffith, the electronic data room and all management presentations established or provided in connection with the transactions contemplated by this Agreement, (A) are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates and (B) other than in the case of fraud, shall not form the basis, in whole or in part, for any claim against Seller or any of its Affiliates.
(c)    Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV and Article V or in the other Transaction Agreements, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS.
Section 6.09    Regulatory Matters. WITHIN THE PAST FIVE (5) YEARS, NO GOVERNMENTAL AUTHORITY HAS REVOKED ANY LICENSE OR STATUS HELD BY BUYER TO CONDUCT INSURANCE OPERATIONS. TO THE KNOWLEDGE OF BUYER, (A) AS OF THE DATE HEREOF, BUYER AND ITS AFFILIATES MEET ALL OF THE REQUIREMENTS ON THE PART OF SUCH RESPECTIVE ENTITY SET FORTH BY APPLICABLE LAW (INCLUDING THE LAWS OF ITS JURISDICTION OF FORMATION) IN EFFECT AS OF THE DATE HEREOF IN ORDER FOR THE GOVERNMENTAL APPROVALS LISTED IN SCHEDULE 11.01(B) AND SCHEDULE 11.02(B) TO BE OBTAINED, AND (B) THERE ARE NO FACTS, EVENTS OR CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, INVOLVING OR RELATING TO BUYER OR ANY OF ITS AFFILIATES, THAT MAY PREVENT OR MATERIALLY DELAY THE GRANTING OF ANY SUCH GOVERNMENTAL APPROVALS.
Section 6.10    Equity Financing.
(a)    Buyer has delivered to Seller and the Company a true and complete copy of the Equity Commitment Letter, among Buyer and Sponsor, relating to Sponsor’s commitment, subject to the terms and conditions thereof, to invest directly or indirectly the amounts set forth therein on the date on which the Closing should occur pursuant to the terms hereof and to which Seller is an express third party beneficiary with the rights set forth therein (the “Equity Financing”).

(b)    Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter and performance in all material respects by Seller of its obligations under this Agreement, the amount of the commitments under the Equity Commitment Letter is sufficient and the aggregate net proceeds from the Equity Financing when funded in accordance with the Equity Commitment Letter, together with other funds available to Buyer, are sufficient and will be sufficient to fund all amounts required to be paid by Buyer on the Closing Date, including the payment of the Purchase Price, in accordance with the terms of this Agreement.
(c)     The Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Equity Commitment Letter, in the form delivered to Seller, is a legal, valid and binding obligation of Buyer and Sponsor, enforceable against such parties in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. There are no side letters or other contracts or arrangements relating to the Equity Financing. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term, or a failure of any condition, of the Equity Commitment Letter or otherwise result in any portion of the Equity Financing contemplated thereby being unavailable on the date on which the Closing should occur pursuant to the terms hereof. Assuming the performance in all material respects by Seller of its obligations under this Agreement and satisfaction of the closing conditions set forth in Section 11.02, Buyer has no reason to believe that it or Sponsor would be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it. No commitment fees or other fees are required to be paid to Sponsor under the Equity Commitment Letter. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter.
Section 6.11    NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY TRANSACTION AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI (AS MODIFIED BY THE BUYER DISCLOSURE SCHEDULE) OR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY OTHER TRANSACTION AGREEMENT, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR ANY OF ITS AFFILIATES OR INVESTORS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY BUYER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, DISTRIBUTORS OR REPRESENTATIVES.
ARTICLE VII
ACTIONS PRIOR TO THE CLOSING DATE

Section 7.01    Conduct of Business Prior to the Closing.
(a)    Except as required by applicable Law, as required by the terms of this Agreement, or as set forth in Schedule 7.01(a), from the date of this Agreement through the Closing Date, unless Buyer otherwise consents in advance in writing, Seller shall, and shall cause its Affiliates to, refrain from taking any of the following actions:
(i)    institute any new or increase or accelerate the vesting or payment of any amounts or benefits under any Employee Benefit Plan for any Business Employee, other than (A) as required by the terms of any such Employee Benefit Plan as in effect on the date hereof or (B) increases in the ordinary course of business consistent with past practices that apply to substantially all similarly-situated employees of Seller and its Affiliates;
(ii)    (A) terminate the employment of any Business Employee having a title of Assistant Vice President or more senior, other than for cause or poor performance, (B) hire any Business Employee with a title of Assistant Vice President or more senior except to fill any position which is or becomes vacant (in which event Seller shall consult in good faith with Buyer prior to hiring such individual), (C) transfer or reallocate the services of any employee of the Seller or its Affiliates who is not a Business Employee such that he or she becomes a Business Employee or an employee of the Company or (D) transfer or reallocate the services of any Business Employee to another role with Seller or Seller Parties such that he or she ceases to be a Business Employee;
(iii)    enter into, or amend in any material respect, any employment contracts with executive officers of the Company; or
(iv)    enter into any legally binding commitment with respect to any of the foregoing.
(b)    Except as required by applicable Law, as required by the terms of this Agreement, or as set forth in Schedule 7.01(b), from the date of this Agreement through the Closing Date, unless Buyer otherwise consents in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (A) cause the Company to conduct its business in the ordinary course consistent with past practices, (B) use reasonable best efforts to preserve intact the Business, Permits and relationships with policyholders, beneficiaries, Distributors, reinsurers, Business Employees, vendors, Governmental Authorities and others having dealings with the Company or the Business and (C) cause the Company to refrain from taking any of the following actions:
(i)    declare, set aside, make or pay any dividend or other distribution (in cash, stock or otherwise) in respect of the Capital Stock of the Company or otherwise acquire, repurchase or redeem any Capital Stock or other securities of the Company;
(ii)    transfer, issue, sell, pledge or dispose of any Capital Stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock or other securities of the Company;

(iii)    adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(iv)    effect any recapitalization, subdivision, reclassification, stock split or combination or similar change with respect to the capitalization of the Company;
(v)    reincorporate or amend the certificate of incorporation or by-laws of the Company, redomesticate the Company, or surrender or withdraw any Permit;
(vi)    make any material change in the Investment Guidelines and Policies or the policies, practices or principles of the Company relating to underwriting, claims administration, reserving, financial accounting, as applicable, in effect on the date hereof (other than any change required by GAAP or SAP), or fail to comply with Investment Guidelines and Policies or any such other policies, principles or practices in any material respect;
(vii)    make any material change in policies, practices or principles applicable to the setting of non-guaranteed elements with respect to the Insurance Contracts;
(viii)    incur any indebtedness to any Person for borrowed money (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practices) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, in respect of transactions in the Investment Assets, in the ordinary course of business consistent with past practices and in accordance with the Investment Guidelines and Policies), other than upon commercially reasonable, arm’s-length terms and in individual amounts not in excess of $100,000 or in an aggregate amount in excess of $250,000;
(ix)    other than in the ordinary course of business consistent with past practices, modify, amend (in any material respect), recapture, extend or terminate (other than at its stated expiry date) any Material Contract, Intercompany Agreement, Shared Contract or any Reinsurance Agreement, or waive, release or assign any material rights or claims thereunder, or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract, Intercompany Agreement, Shared Contract or Reinsurance Agreement;
(x)    other than with respect to the Investment Assets purchased, sold, transferred, leased, exchanged or otherwise disposed or in the ordinary course of business consistent with past practices in accordance with the Investment Guidelines and Policies, purchase, sell, transfer, license, lease, exchange or otherwise dispose of or acquire any property, assets or rights in any individual transaction in excess of $100,000 or in the aggregate in excess of $250,000 or permit any of its material assets, properties or rights to become subject to any Lien other than Permitted Liens;

(xi)    acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing except for acquisitions of Investment Assets in the ordinary course of business consistent with past practices in accordance with the Investment Guidelines and Policies;
(xii)    settle any litigation or claim against the Company (other than claims under insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto, within applicable policy limits), other than any such settlement that is solely a monetary settlement (A) that requires payment by the Company of less than $25,000 or (B) to the extent reserved against in the Financial Statements; provided, in each case of the exceptions in clauses (A) and (B), that the Company does not admit a material breach or violation of Law or any material contractual obligation;
(xiii)    modify the terms of, or default under, any indebtedness or, other than in the ordinary course of business and consistent with past practices, cancel or compromise any material indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;
(xiv)    fail to pay or satisfy when due any material Liability of the Company (other than any such Liability that is being contested in good faith);
(xv)    enter into any new line of business, introduce any new products, or change in any material respect existing products;
(xvi)    fail to timely file with Governmental Authorities all required annual and quarterly statutory financial statements and other material insurance regulatory filings;
(xvii)    undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of $100,000 or in the aggregate in excess of $250,000;
(xviii)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or take any action that may result in a material increase in the Taxes payable by or on behalf of the Company in any Post-Accounts Date Taxable Period; provided, however, that Seller and its Affiliates shall be permitted to carryback net operating losses and capital losses of the Company;
(xix)    abandon, modify, waive, surrender, withdraw or terminate any Permit other than in the ordinary course consistent with past practices; or
(xx)    enter into any legally binding commitment with respect to any of the foregoing.
(c)    From the date hereof until the Closing:

(i)    Seller shall deliver to Buyer copies of any material correspondence received by the Company from any Governmental Authority (other than routine administrative matters), including any such correspondence that contains any assertion of any failure of the Company to comply with applicable Law in any material respect, notice of any pending audit, examination or investigation, or any findings or conclusions arising out of any such audit, examination or investigation, and copies of any material correspondence sent by the Company to any Governmental Authority relating to any such matters; provided that all such correspondence provided to Buyer pursuant to this Section 7.01(c) shall be subject to the terms and conditions of the Confidentiality Agreement; and
(ii)    Seller shall, and shall cause its Representatives to, as and when reasonably requested by Buyer and at Buyer’s expense, provide reasonable and customary cooperation and assistance to Buyer and its Affiliates in connection with the update or issuance of any financial strength rating or other credit rating of the Company by any recognized rating agency, including by providing written materials for delivery to or use in presentations to any such rating agency and participating in a reasonable number meetings with such rating agencies.
Section 7.02    Access to Information.
(a)    From the date of this Agreement until the Closing Date, Seller shall, and shall cause its Affiliates to, give Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours, reasonable access to all information, books, records, Business Employees, officers and other facilities and properties of the Company and the Business; provided, that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Seller and its Affiliates (including the Company).
(b)    Notwithstanding anything to the contrary contained in this Agreement or any other agreement between Buyer and Seller executed on or prior to the date hereof, Seller shall have no obligation to make available to Buyer or its Representatives, or to provide Buyer or its Representatives with access to or copies of (i) any personnel file, medical file or related records of any Business Employee, (ii) any Tax Return filed by Seller or any of its Affiliates (other than the Company) or predecessors, or any related material or (iii) any other information if Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that Seller shall (x) cooperate with any requests for, and use its reasonable best efforts to obtain any waivers and (y) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable any otherwise required disclosure to Buyer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.

Section 7.03    Regulatory and Other Authorizations; Consents.
(a)    Each of Buyer and Seller shall, and shall cause each of its applicable Affiliates to, (i) as soon as reasonably practicable following the date hereof (and, in the case of such filings, applications and notifications, in no event more than ten (10) days following the date hereof) make all filings, applications and notifications with each Governmental Authority (including a “Form A” Acquisition of Control Statement to be filed with the Insurance Commissioner of the State of Iowa in substantially the form that has been provided by Buyer to Seller prior to the date hereof (with the remaining portions thereof duly completed in good faith as applicable)), and use its reasonable best efforts to promptly obtain all Governmental Approvals, in each case, that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and (ii) use reasonable best efforts to (A) prevent the initiation of, and defend any Action challenging this Agreement or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, (B) promptly provide to a Governmental Authority any non-privileged information and documents requested by such Governmental Authority or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements and (C) avoid the entry of, or cause to be lifted or rescinded, any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements. The parties shall cooperate with the reasonable requests of each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that they should be reasonably aware would have the effect of materially delaying, impairing or impeding the receipt of the Governmental Approvals listed in Schedule 11.01(b) and Schedule 11.02(b).
(b)    In furtherance of and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, Buyer and Seller shall, and shall cause their applicable Affiliates to, use reasonable best efforts to (i) comply with any conditions imposed by any Governmental Authority to its approval of the transactions contemplated by this Agreement or any other Transaction Agreement, (ii) prevent the enactment, entry, enforcement or promulgation of any applicable Law restraining or prohibiting the transactions contemplated by this Agreement or any other Transaction Agreement or (iii) cause to be vacated, modified or suspended any injunction or order that would make the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement in accordance with its terms unlawful or that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, subject, in each case, to Section 7.03(d).
(c)    Seller and Buyer shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, that no party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information or any personal identifiable information of their respective officers, directors or other applicable individuals. Except as otherwise required or requested by the applicable Governmental Authority, neither Seller nor Buyer shall agree to participate in any meeting with any Governmental Authority (other than a telephone call initiated by such Governmental Authority and not scheduled in advance or ministerial telephone calls not expected to invoke a substantive discussion of the transactions contemplated hereunder or under the other Transaction Agreements) in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and Section 7.02, Seller and Buyer shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information or any personally identifiable information of their respective officers, directors or other applicable individuals. Neither party shall be required to comply with any provision of this Section 7.03(c) to the extent that such compliance would be prohibited by applicable Law.
(d)    Notwithstanding anything herein to the contrary, Buyer shall not be obligated to take or refrain from taking or to agree to it or its Affiliates (or the Company) taking or refraining from taking, any action, or to permit to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements imposed by Governmental Authorities in connection with the transactions contemplated by this Agreement or any other Transaction Agreement, would or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Buyer (any such actions, restrictions, conditions, limitations or requirements, a “Burdensome Condition”). Without the prior written consent of Buyer, Seller shall not, and shall cause its Affiliates not to, take or refrain from or to agree to the taking or refraining from any action or to permit or suffer to exist any restriction, condition, limitation or requirement that would or would reasonably be expected to result, individually or in the aggregate, in a Burdensome Condition being imposed by a Governmental Authority.
(e)    Third-Party Consents.
(i)    Prior to the Closing, except as otherwise agreed by the parties, the parties shall cooperate and use reasonable best efforts to make or obtain the Third-Party Consents required for the consummation of the transactions contemplated by this Agreement and the Transaction Agreements (including to comply with notice or consent requirements under any Material Contract or Reinsurance Agreement), including those Third-Party Consents set forth in Schedule 7.03(e). The aggregate costs associated with obtaining such Third-Party Consents or obtaining rights to replace any relevant assets or rights or required to separate any Shared Contracts pursuant to Section 7.4(a) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, however, that neither party shall be required to compromise any right, asset or benefit or incur any Liabilities (other than costs and expenses) or commence or participate in any Action in order to obtain such Third-Party Consents. For the avoidance of doubt, the parties agree that any license fees or similar fees and expenses associated with new software licenses or services required to be obtained from a third party for the Business shall be borne one hundred percent (100%) by Buyer, and such fees and expenses shall not be considered to be costs associated with obtaining Third-Party Consents or obtaining rights to replace any relevant assets or rights or required to separate any Shared Contracts pursuant to Section 7.4(a).
(ii)    From and after the Closing Date through the first anniversary of the Closing Date, the parties shall continue to use their reasonable best efforts, with Buyer’s cooperation and at Buyer’s sole expense, to obtain, as promptly as practicable, any such required Third-Party Consents that have not been obtained as of the Closing Date; provided, however, that neither party shall be required to compromise any right, asset or benefit or incur any Liabilities (other than costs and expenses) or commence or participate in any Action in order to obtain such Third-Party Consents.
(iii)    Until such time as each Third-Party Consent is obtained, Seller shall, and shall cause each of its Affiliates to, use reasonable best efforts to cooperate with Buyer in any lawful and economically feasible arrangement to provide that the Company shall receive the benefits associated with the applicable Material Contract or Reinsurance Agreement. Such arrangement may include performance by Seller or an Affiliate of Seller as agent, providing transition services under the Transition Services Agreement or subcontracting, sublicensing or subleasing to Buyer, or Seller or its Affiliates enforcing for the benefit (and at the expense) of Buyer any and all of its respective rights against any non-affiliated third party associated with the applicable Material Contract or Reinsurance Agreement, and paying or causing its Affiliates to pay, to Buyer when received all monies received by Seller or its Affiliates in connection with the applicable Material Contract or Reinsurance Agreement.
Section 7.04    Shared Contracts.
(a)    Subject to the cost allocation provision set forth in Section 7.03(e)(i), from and after the date of this Agreement and through the second anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, use reasonable best efforts with Buyer’s cooperation, to the extent reasonably requested by Buyer, to cause the counterparty to any Shared Contract to enter into a new agreement, on substantially the same terms and conditions as those set forth in the Shared Contract, with Buyer or the Company with respect to the matters addressed by such Shared Contract that are related to the Business; provided, that Seller shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities or provide any other consideration in connection therewith.
(b)    Until such time as each Shared Contract identified in clause (a) is replicated, Seller shall, and shall cause each of its Affiliates to, use reasonable best efforts to cooperate with Buyer in any lawful and economically feasible arrangement to provide that the Company shall receive the benefits under any such Shared Contract allocated to the Company, including performance by Seller or an Affiliate of Seller as agent, provided that the Company shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent they would have been responsible therefor if such Shared Contract had been replicated.

Section 7.05    Intercompany Obligations. EXCEPT FOR (A) THE INTERCOMPANY OBLIGATIONS SET FORTH IN SCHEDULE 7.05 OR (B) INTERCOMPANY RECEIVABLES AND PAYABLES WITH RESPECT TO TAXES, WHICH SHALL BE GOVERNED BY ARTICLE X, SELLER SHALL, AND SHALL CAUSE ITS AFFILIATES TO, TAKE SUCH ACTION, INCLUDING MAKING SUCH PAYMENTS AS MAY BE NECESSARY, SO THAT, PRIOR TO OR CONCURRENTLY WITH THE CLOSING, THE COMPANY, ON THE ONE HAND, AND SELLER AND ITS AFFILIATES (OTHER THAN THE COMPANY), ON THE OTHER HAND, SHALL SETTLE, DISCHARGE, OFFSET, PAY OR REPAY IN FULL ALL INTERCOMPANY LOANS, NOTES, AND ADVANCES, REGARDLESS OF THEIR MATURITY, AND ALL INTERCOMPANY RECEIVABLES AND PAYABLES FOR THE AMOUNT DUE, INCLUDING ANY ACCRUED AND UNPAID INTEREST TO BUT EXCLUDING THE DATE OF PAYMENT, SUCH THAT ALL SUCH LIABILITIES BE CANCELED, TERMINATED AND EXTINGUISHED AND ALL OBLIGATIONS THEREUNDER SHALL BE DISCHARGED AND RELEASED.
Section 7.06    Intercompany Arrangements.
(a)    Except as (i) otherwise contemplated by the Transaction Agreements, (ii) set forth in Schedule 7.06 or (iii) otherwise agreed by Seller and Buyer, Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to remove the Company as a party or terminate prior to or concurrently with the Closing all Intercompany Agreements, after giving effect to Section 7.05.
(b)    Except for any services provided pursuant to the Transition Services Agreement or any other Transaction Agreement, as of and following the Closing, Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Company.
Section 7.07    Supplements to Seller Disclosure Schedule. FROM TIME TO TIME PRIOR TO THE CLOSING, BUT NOT LATER THAN TEN (10) BUSINESS DAYS PRIOR TO THE ANTICIPATED CLOSING DATE, SELLER SHALL BE PERMITTED TO SUPPLEMENT THE SECTIONS OF THE SELLER DISCLOSURE SCHEDULE THAT CORRESPOND TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V, OTHER THAN SECTION 5.01, SECTION 5.02, SECTION 5.04, SECTION 5.11, SECTION 5.19(D)-(K), SECTION 5.23 AND SECTION 5.25, SOLELY TO REFLECT ANY EVENT, CHANGE OR CIRCUMSTANCE FIRST ARISING AFTER THE DATE HEREOF AND NOT RESULTING FROM OR CONSTITUTING A BREACH BY SELLER OF ITS COVENANTS AND AGREEMENTS HEREUNDER, AND EACH SUCH SUPPLEMENT SHALL BE DEEMED TO BE INCORPORATED INTO THE SELLER DISCLOSURE SCHEDULE FOR PURPOSES OF DETERMINING WHETHER THE APPLICABLE REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE V IS TRUE AND CORRECT AS OF THE CLOSING DATE. IF ANY EVENT, CHANGE OR CIRCUMSTANCE REFLECTED IN SUCH SUPPLEMENT OR AMENDMENT, ABSENT THE DELIVERY BY SELLER OF SUCH SUPPLEMENT OR AMENDMENT, WOULD, INDIVIDUALLY OR IN THE AGGREGATE WITH ANY EVENT, CHANGE OR CIRCUMSTANCE REFLECTED IN ANY OTHER SUPPLEMENT DELIVERED

BY SELLER PURSUANT TO THIS SECTION 7.07, REASONABLY BE EXPECTED TO RESULT IN, IF OCCURRING OR CONTINUING AS OF THE CLOSING DATE, THE FAILURE OF A CONDITION SET FORTH IN SECTION 11.02(A) TO BE SATISFIED, THEN BUYER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO SELLER DELIVERED NO LATER THAN TEN (10) BUSINESS DAYS FOLLOWING THE DELIVERY BY SELLER OF SUCH SUPPLEMENT OR AMENDMENT. FOR CLARITY, NO SUCH SUPPLEMENT TO THE SELLER DISCLOSURE SCHEDULE SHALL BE TAKEN INTO ACCOUNT IN DETERMINING WHETHER ANY REPRESENTATION OR WARRANTY MADE BY SELLER AS OF THE DATE HEREOF (OR ANY PRIOR DATE) WAS INACCURATE OR BREACHED, WHETHER FOR PURPOSES OF THE CONDITION SET FORTH IN SECTION 11.02(A), BUYER INDEMNIFIED PARTIES’ RIGHTS TO INDEMNIFICATION PURSUANT TO SECTION 13.01, OR OTHERWISE.
Section 7.08    Release.
(a)    Effective as of the Closing, Seller, for itself and on behalf of its Affiliates (other than the Company) and each of its and their successors and assigns (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against the Company and any of its respective successors and assigns (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, that nothing contained in this Section 7.08(a) shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of any party to the extent arising under or recoverable pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 7.06 or any of the Transaction Agreements. Seller shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 7.08(a). The execution of this Agreement shall not constitute an acknowledgment of, or an admission by, any Seller Releasor or Company Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
(b)    Effective as of the Closing, Seller hereby irrevocably and forever waives and releases any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that Seller might otherwise have against the Company with respect to representations and warranties made and the covenants, obligations and agreements to be performed at or prior to the Closing, by the Company in the Transaction Agreements and the certificate delivered at the Closing pursuant to Section 11.01(a)(iv).
(c)    Effective as of the Closing, Buyer, for itself and on behalf of the Company and each of its and their successors and assigns (each, a “Buyer Releasor”), hereby irrevocably,

knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which the Company has, may have or might have or may assert now or in the future, against any of Seller, its Affiliates (other than the Company) and any of their respective successors and assigns (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, that nothing contained in this Section 7.08(c) shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of any Buyer Releasor to the extent such rights or obligations do not arise out of or relate to any claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action the Company may have had against the Seller Releasee prior to the Closing; provided, further, that nothing contained in this Section 7.08(c) shall release, discharge, waive, relinquish or otherwise affect the rights or obligations of any party (i) to the extent arising under or recoverable pursuant to any Intercompany Agreement that survives the Closing pursuant to Section 7.06 or any of the Transaction Agreements or (ii) in respect of any accrual therefor in the Financial Statements as of the Accounts Date or any subsequent date except to the extent actually paid to the Company. Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Seller Releasee based upon any matter released pursuant to this Section 7.08(c). The execution of this Agreement shall not constitute an acknowledgment of, or an admission by, any Buyer Releasor or Seller Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.
ARTICLE VIII
ADDITIONAL AGREEMENTS
Section 8.01    Access to Information. After the Closing, Buyer shall, and shall cause its Affiliates (including the Company) to, preserve, in accordance with and until such date as may be required by, Buyer’s, or its applicable Affiliates’ standard document retention policies (but for not less than six (6) years from the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date records related to the Company possessed or controlled by such Person. During such period, upon any reasonable request from Seller or its Representatives, Buyer or any of its Affiliates holding such records shall (i) provide to Seller or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Buyer or its Affiliates holding such records and (ii) permit Seller to make copies of such records, in each case subject to reasonable prior notice in writing and at Seller’s sole cost and expense. Nothing herein shall require Buyer or its Affiliates to disclose any information to Seller if such disclosure would, in the reasonable judgment of Buyer, jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Buyer and its Affiliates shall cooperate in good faith in requesting waivers that would enable otherwise required disclosure to Seller or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental

Order or fiduciary duty or agreement) or (except as provided in Section 10.04) require Buyer or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Company) or any personnel or related records. Such records may be requested under this Section 8.01 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, federal securities disclosure, compliance with contractual obligations of Seller or its Affiliates or other similar purpose. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such records may be destroyed by Buyer if Buyer sends to Seller written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless Seller notifies Buyer that Seller desires to obtain possession of such records, in which event Buyer shall transfer the records to Seller and Seller shall pay all reasonable out-of-pocket expenses of Buyer in connection therewith.
Section 8.02    Books and Records.
(a)    At the Closing, (i) all books and records of the Company and the Business shall be transferred to Buyer and (ii) Seller shall transfer, or cause to be transferred, to Buyer (or a Person designated by Buyer) in the manner (and in the case of physical books and records at the location(s)) reasonably requested by Buyer, all original corporate records of the Company relating to the legal existence, ownership and corporate governance of the Company and all Permits of the Company, in each case possessed or controlled by Seller or its Affiliates and that are not otherwise possessed or controlled by the Company. Prior to the Closing, Seller and Buyer shall cooperate in good faith to develop and implement a plan that will result in the delivery or transfer of all other books and records of the Company and the Business to Buyer or the Company at, or as soon as reasonably practicable following, the Closing. Subject to Section 8.03(b), except as otherwise required by applicable Law, Seller and its Affiliates shall have the right to retain copies of all books and records of the Company and their business relating to periods ending on or prior to the Closing Date.
(b)    After the Closing, Seller shall, and shall cause its Affiliates to, preserve, in accordance with Seller’s, or its applicable Affiliates’, standard document retention policies and until such date as such books and records are transferred to Buyer or the Company, all pre-Closing Date books and records of the Company and the Business that have not been transferred to Buyer. During such period, upon any request from Buyer or its Representatives, Seller or any of its Affiliates holding such records shall (i) provide to Buyer or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of Seller or its Affiliates holding such records and (ii) permit Buyer to make copies of such records, in each case subject to prior notice in writing and at Buyer’s sole cost and expense. Nothing herein shall require Seller or its Affiliates to disclose any information to Buyer if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine, obligation of confidentiality or non-disclosure, or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that Seller and its Affiliates shall cooperate in good faith in requesting waivers that would enable otherwise required disclosure to Buyer or its Representatives to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or (except as provided in Section 10.04) require Seller or its Affiliates to disclose its Tax records (except for Tax records of, or with respect to, the Company) or any personnel or related records. Notwithstanding the foregoing, if at any time Seller proposes to destroy any books and records retained by Seller or its Affiliates that are related to the Business, Seller shall send Buyer written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed.  Seller may destroy such books and records only after the sixtieth (60th) day following such notice unless Buyer notifies Seller that Buyer desires to obtain possession of such books and records, in which event Seller shall transfer the books and records to Buyer.
Section 8.03    Confidentiality.
(a)    The terms of the confidentiality agreement, dated April 20, 2017 (the “Confidentiality Agreement”), between UFG and Kuvare Insurance Services LP are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, that Seller’s and its Affiliates’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing shall survive the Closing. If for any reason the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)    From and after the Closing, Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the Company obtained prior to the Closing Date or obtained from Buyer or its Affiliates pursuant to Section 8.01.
(c)    From and after the Closing, Buyer and its Affiliates (including the Company) shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from Seller or its Affiliates prior to the Closing Date, other than information to the extent relating to the Company or the Business.
(d)    The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Company (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice has been given to the other party, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.
Section 8.04    Insurance.

(a)    Except as expressly provided in Section 8.04(b), effective at the time of the Closing, the Company shall cease to be insured by any insurance policies of Seller and its Affiliates (other than the Company).
(b)    With respect to events or circumstances relating to the Company or the Business that occurred or existed prior to the Closing Date that are covered by occurrence-based third-party liability insurance policies and any workers’ compensation insurance policies that apply to the locations at which the businesses of the Company operate, the Company may make claims under such policies and programs; provided, that by making any such claims, Buyer agrees to reimburse Seller for any increased costs incurred by Seller or its Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are reasonably determined in accordance with those policies and programs generally applicable from time to time to Seller and its Affiliates; provided, further, that the Company shall not be permitted to make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by Buyer or any of its Affiliates (including, after the Closing, the Company). As of the second (2nd) anniversary of the Closing Date, (i) the Company shall no longer have access to such occurrence-based third-party liability insurance policies of Seller and its Affiliates and (ii) Buyer shall release Seller and its Affiliates from, any obligation to make such occurrence-based third-party liability insurance policies available to the Company for claims, known or unknown, resulting from occurrences prior to the Closing Date (except to the extent of any such claims made prior to such second (2nd) anniversary of the Closing Date). Any proceeds received by Seller or any of its Affiliates after the Closing for third-party claims under occurrence-based third-party liability insurance policies or workers’ compensation insurance policies with respect to Losses occurring prior to the Accounts Date in respect of the Company shall be for the benefit of Buyer unless such proceeds relate to expenditures that have been made prior to the Effective Time or any business interruption prior to the Accounts Date.
Section 8.05    Trade Names and Trademarks
(a)    Other than as contemplated in the Transaction Agreements, Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned by Seller or its Affiliates (other than the Company), including the name “United Fire Group,” “UFG,” the interlocking U logo or any Trademark or Internet domain name related thereto or employing the words “United Fire Group,” “UFG,” the interlocking U logo or any variation of the foregoing or any confusingly similar Trademark or Internet domain name, (including in any and all goodwill, registrations and applications relating thereto) (collectively, the “Seller Names and Marks”), and, except as otherwise expressly provided in any Transaction Agreement, neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any rights in the Seller Names and Marks and neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names and Marks. Buyer hereby consents to Seller causing the Company to transfer all rights, title and interests in and to the Seller Names and Marks to Seller or any of its Affiliates prior to the Closing, and such transfer(s) shall not constitute a breach of any term or condition of this Agreement.

(b)    Except as otherwise provided in any Transaction Agreement, or in connection with historical, tax, employment or similar references to the Business, or for purposes of prospectus, capital raising or other financing transactions and similar disclosures as are necessary and appropriate to describe the historical relations of the Company and Seller and its Affiliates or as otherwise required by Law, following the Closing Date, Buyer and its Affiliates (including the Company) shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words and all Trademarks or Internet domain names confusingly similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words. The rights of the Company to the Seller Names and Marks pursuant to the terms of any existing trademark agreements shall terminate on the Closing Date.
(c)    Buyer shall use commercially reasonable efforts to ensure that other users of the Seller Names and Marks operating under the authority and control of the Company, whose rights terminate upon the Closing pursuant to this Section 8.05, shall cease use of the Seller Names and Marks, except as expressly authorized thereafter by Seller. After the Closing Date, Buyer and its Affiliates (including the Company) shall not expressly, or by implication, do business as or represent themselves as Seller or an Affiliate of Seller.
(d)    In the event Buyer or any Affiliate of Buyer (including the Company after the Closing) materially violates any of its obligations under this Section 8.05, Seller and its Affiliates may proceed against Buyer or its Affiliates in law or in equity for such damages or other relief as a court may deem appropriate. A material violation of this Section 8.05 may cause Seller and its Affiliates irreparable harm, which may not be adequately compensated for by money damages. In the event of any actual material violation of this Section 8.05, Seller and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.05 without the necessity of posting a bond.
(e)    From the Closing until the tenth (10th) anniversary of Closing, Seller shall not, directly or indirectly, use or do Competing Business, or allow any Affiliate to use or do Competing Business, or assist any Person in using or doing Competing Business, under the name and mark “United Life” (or any other name or mark confusingly similar to such name and mark when used in connection with a Competing Business).
Section 8.06    Transaction Agreements. SUBJECT TO SECTION 7.03, THE PARTIES HAVE AGREED TO THE FORM OF TRANSACTION AGREEMENTS ATTACHED AS EXHIBITS A, B, C AND D AND SHALL, AT OR PRIOR TO THE CLOSING, EXECUTE AND DELIVER, OR CAUSE TO BE EXECUTED AND DELIVERED, EACH SUCH AGREEMENT, WITH ANY SUCH CHANGES AS MAY BE REQUIRED BY ANY GOVERNMENTAL AUTHORITY TO OBTAIN ANY GOVERNMENTAL APPROVAL THAT MAY BE OR BECOME NECESSARY FOR THE EXECUTION AND DELIVERY OF, AND THE PERFORMANCE BY THE APPLICABLE PARTIES OF THEIR RESPECTIVE OBLIGATIONS PURSUANT TO, AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY, THE TRANSACTION AGREEMENTS. NOTWITHSTANDING THE FOREGOING, SUBJECT TO THE LAST SENTENCE OF SECTION 7.03(B), THE PARTIES SHALL NOT BE REQUIRED

TO ACCEPT ANY SUCH CHANGES REQUIRED BY ANY GOVERNMENTAL AUTHORITY TO THE EXTENT SUCH CHANGE WOULD RESULT IN A BURDENSOME CONDITION.
Section 8.07    Non-Solicitation.
(a)    For a period of twenty-four (24) months from the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, directly or indirectly, solicit for employment, employ, engage in an independent contractor relationship or otherwise hire any Business Employee who is not an Excluded Employee; provided, that Seller and its Affiliates may solicit, employ, engage in an independent contractor relationship or otherwise hire any such Person who was terminated or otherwise discharged by the Company at least three (3) months prior to the first such solicitation for employment; provided, further, that nothing in this Section 8.07(a) shall prohibit Seller or any of its Affiliates from employing or hiring any Person who contacts Seller or any of its Affiliates on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising not specifically targeted at Business Employees.
(b)    For a period of twenty-four (24) months from the Closing Date, Buyer shall not, and shall cause its Affiliates (including the Company) not to, without the prior written consent of Seller, directly or indirectly, solicit for employment, employ, engage in an independent contractor relationship or otherwise hire any individual who provides transition services pursuant to the Transition Services Agreement and as a result becomes known to Buyer; provided, that Buyer and its Affiliates may solicit, employ, engage in an independent contractor relationship or otherwise hire any such individual who was terminated or otherwise discharged by Seller or any of its Affiliates after the first of (i) such individual having ceased to provide transition services pursuant to the Transition Services Agreement and (ii) at least three (3) months having passed prior to the first such solicitation or employment; provided, further, that nothing in this Section 8.07(b) shall prohibit Buyer or any of its Affiliates from employing or hiring any Person who contacts Buyer or any of its Affiliates on his or her own initiative without direct solicitation or as a result of a general solicitation to the public or general advertising not specifically targeted at such individuals.
Section 8.08    Non-Competition.
(a)    For purposes of this Agreement, “Competing Business” shall mean the business of issuing, underwriting, selling, marketing and administering (i) income and deferred annuity contracts, (ii) individual life insurance policies and (iii) disability insurance contracts, in each case, that would compete with the Company.
(b)    Except as contemplated by the Transaction Agreements, from the Closing until the twenty-four (24)-month anniversary of the Closing Date, Seller shall not, and shall not permit any of its Affiliates (each, a “Restricted Person”) to, engage, as a principal or jointly with others, in the Competing Business in the United States. Seller shall not have any obligation under this Section 8.08 with respect to any Restricted Person from and after such time as such Restricted Person ceases to be an Affiliate of Seller. A “Restricted Person” shall not include any Person that purchases or receives assets, operations or a business from Seller or any of its Affiliates, if such Person is not an Affiliate of Seller after such transaction is consummated.

(c)    Notwithstanding anything to the contrary set forth in Section 8.08(b), and without implication that the following activities otherwise would be subject to the provisions of this Section 8.08, nothing in this Agreement shall preclude, prohibit or restrict Seller from engaging, or require Seller to cause any Restricted Person not to engage, in any manner in any of the following:
(i)    making investments in the ordinary course of business consistent with past practices, including in a general or separate account of an insurance company, in Persons engaging in a Competing Business, provided that each such investment is a passive investment where Seller or such Restricted Person: (A) does not have the right to designate a majority of the members of the board of directors or other governing body of such entity or to otherwise influence or direct the operation or management of any such entity, (B) is not a participant with any other Person in any group (as such term is used in Regulation 13D of the Exchange Act) with such intention or right, and (C) owns less than fifteen percent (15%) of the outstanding voting securities (including convertible securities) of such entity;
(ii)    making investments in Buyer or its Affiliates;
(iii)    selling any of its assets or businesses to a Person engaged in lines of business that compete with the Business as conducted as of the date of this Agreement;
(iv)    managing or controlling investment funds that make investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business consistent with past practices;
(v)    providing investment management and similar services to any Person;
(vi)    providing reinsurance to any Person engaging in a Competing Business, so long as Seller and the Restricted Persons are not engaged in the marketing, production or administration of such reinsured business;
(vii)    engaging in any activity that does not constitute the business of life insurance in the applicable jurisdiction;
(viii)    acquiring (and thereafter, owning and operating) any Person or business that derived less than twenty-five percent (25%) of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; or
(ix)    acquiring (whether by way of merger or stock or asset acquisition or otherwise), directly or indirectly, any Person or business (an “Acquired Business”) where such Acquired Business derived twenty-five percent (25%) or more of its net operating revenue on a consolidated basis for its most recent fiscal year from a Competing Business; provided, that Seller shall either (A) cause the relevant Restricted Person to sell, spin off or otherwise divest itself (or enter into an agreement to sell, spin off or otherwise divest itself) of the portion of the division, unit or Person related to such Acquired Business that engages in the Competing Business within twelve (12) months of the closing of the acquisition of such Acquired Business; or (B) modify, or cause the relevant Restricted Person to modify, such Acquired Business such that such Acquired Business derives less than twenty-five percent (25%) of its net operating revenue on a consolidated basis from a Competing Business.
Section 8.09    IT Systems Separation. AS SOON AS PRACTICABLE AFTER THE DATE HEREOF, BUT NO LATER THAN THE CLOSING DATE, SELLER AND BUYER SHALL DEVELOP A WRITTEN PLAN WHEREBY SELLER RETAINS ALL HARDWARE AND INFRASTRUCTURE FOR ITS IT SYSTEMS AND WHICH SETS FORTH STEPS REASONABLY REQUIRED TO MAKE AN ORDERLY, LOGICAL AND PHYSICAL SEPARATION OF SELLER’S IT SYSTEMS FROM THE COMPANY’S IT SYSTEMS (THE “IT SYSTEM SEPARATION PLAN”). FOR CLARITY, THE IT SYSTEMS SEPARATION PLAN SHALL SEPARATE THE COMPANY’S IT SYSTEMS FROM SELLER’S IT SYSTEMS, IN SUCH A MANNER THAT THE COMPANY’S IT SYSTEMS ARE NOT ACCESSIBLE TO SELLER AND ITS AFFILIATES (OTHER THAN THE COMPANY) AND THE SELLER’S IT SYSTEMS ARE NOT ACCESSIBLE TO THE COMPANY, EXCEPT AS AND TO THE EXTENT SUCH ACCESS IS NECESSARY FOR THE PROVISION OR RECEIPT OF SERVICES TO THE TRANSACTION AGREEMENTS OR AS OTHERWISE SET FORTH THEREIN. UNLESS OTHERWISE AGREED BY THE PARTIES, THE IT SYSTEMS SEPARATION PLAN SHALL BE CARRIED OUT AND AGREED UPON BY THE PARTIES, AT SELLER’S REASONABLE EXPENSE WITH RESPECT TO THE SEPARATION OF THE SYSTEMS AND AT BUYER’S REASONABLE EXPENSE WITH RESPECT TO THE IT SYSTEM INFRASTRUCTURE AND HARDWARE FOR COMPANY’S IT SYSTEM. THE MIGRATION OF IT SYSTEMS RELATED TO THE BUSINESS SHALL BE IN ACCORDANCE WITH THE MIGRATION PLAN AS SET FORTH IN THE TRANSITION SERVICES AGREEMENT, AND UNLESS OTHERWISE SET FORTH THEREIN, SUCH MIGRATION SERVICES SHALL BE AT SELLER’S COST FOR ANY TRIVIAL TIME OR EXPENSE RELATED THERETO.
Section 8.10    D&O Liabilities. FROM AND AFTER THE CLOSING DATE UNTIL THE SIXTH (6TH) ANNIVERSARY OF THE CLOSING DATE, BUYER SHALL, AND SHALL CAUSE ITS AFFILIATES TO, MAINTAIN IN FULL THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THE ORGANIZATIONAL DOCUMENTS OF THE COMPANY, AS IN EFFECT IMMEDIATELY PRIOR TO THE CLOSING, WITH RESPECT TO ALL PAST DIRECTORS, OFFICERS AND MANAGERS OF THE COMPANY AS WELL AS ALL DIRECTORS, OFFICERS AND MANAGERS OF THE COMPANY AS OF THE CLOSING DATE, IN EACH CASE, FOR ACTS OR OMISSIONS OCCURRING ON OR PRIOR TO THE CLOSING DATE IN THEIR CAPACITIES AS SUCH, AND TO INDEMNIFY AND HOLD HARMLESS SUCH PERSONS IN ACCORDANCE THEREWITH. BUYER, SELLER AND ANY PERSON ENTITLED TO INDEMNIFICATION UNDER THIS SECTION 8.10 SHALL COOPERATE IN THE DEFENSE OF ANY LITIGATION UNDER THIS SECTION 8.10 AND SHALL PROVIDE ACCESS TO PROPERTIES AND INDIVIDUALS AS REASONABLY REQUESTED AND FURNISH OR CAUSE TO BE FURNISHED RECORDS, INFORMATION AND TESTIMONY, AND ATTEND SUCH CONFERENCES, DISCOVERY PROCEEDINGS, HEARINGS, TRIALS OR APPEALS, AS MAY BE REASONABLY REQUESTED IN CONNECTION THEREWITH.

Section 8.11    Transition Plan. PROMPTLY AFTER THE DATE HEREOF, AND IN ANY EVENT WITHIN THIRTY (30) DAYS HEREAFTER, SELLER AND BUYER SHALL EACH APPOINT A TRANSITION TEAM TO:
(a)    cooperate in good faith to develop, as promptly as practicable, a separation plan for separating the Business from the retained businesses of Seller and Seller’s Affiliates (other than the Company) so as to minimize the adverse impact of such separation on each party’s businesses;
(b)    identify the costs relating to separation and transition (including Third-Party Consents to provide services under the Transaction Agreements); and
(c)    review, revise and update, where appropriate, the schedules to the Transition Services Agreement between the date hereof and Closing and any such mutually agreed upon revised and updated schedules will replace the corresponding schedules attached to the form of Transition Services Agreement.
Section 8.12    Deletion of Software. IN THE EVENT THAT AFTER THE CLOSING EITHER BUYER OR SELLER BECOMES AWARE OF ANY INSTANCE OF ANY SOFTWARE IN ITS RESPECTIVE POSSESSION THAT (A) IN THE CASE OF BUYER IS OWNED AFTER THE CLOSING BY SELLER OR ANY OF SELLER’S AFFILIATES THAT IS NOT LICENSED OR OTHERWISE MADE AVAILABLE TO BUYER OR THE COMPANY UNDER A TRANSACTION AGREEMENT (INCLUDING ON A PASS-THROUGH BASIS PENDING RECEIPT OF A THIRD-PARTY CONSENT OR UNDER A SHARED CONTRACT PENDING REPLICATION) OR (B) IN THE CASE OF SELLER IS OTHERWISE OWNED BY THE COMPANY, IN EACH CASE, THAT IS NOT LICENSED TO SELLER OR ANY OF SELLER’S AFFILIATES, BUYER, IN THE CASE OF CLAUSE (A) AND SELLER, IN THE CASE OF CLAUSE (B), SHALL USE THEIR RESPECTIVE REASONABLE BEST EFFORTS TO DELETE SUCH INSTANCES OF SUCH SOFTWARE AS SOON AS PRACTICABLE.
Section 8.13    Further Action.
(a)    Seller and Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall use their respective reasonable best efforts (subject to Section 7.03(d)) to take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to materially impair, delay or impede the Closing, (iii) without limiting the foregoing, but subject to Section 7.03(d), shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.
(b)    Each of Seller and Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the satisfaction of the conditions set forth in Article XI. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party.
Section 8.14    Equity Financing.
(a)    Buyer acknowledges that it shall be fully responsible for obtaining the Equity Financing and shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including (i) maintaining in effect the Equity Commitment Letter, (ii) using reasonable best efforts to ensure the accuracy of all representations and warranties of Buyer, if any, set forth in the Equity Commitment Letter, (iii) complying with all covenants and agreements of Buyer set forth in the Equity Commitment Letter, (iv) satisfying on a timely basis all conditions applicable to Buyer set forth in the Equity Commitment Letter, and (v) consummating the Equity Financing contemplated by the Equity Commitment Letter (subject to the conditions set forth therein) at or prior to the Closing.
(b)    Buyer shall not amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of Seller. Buyer agrees to notify Seller promptly, and in any event within one Business Day, if at any time prior to the Closing Date (i) the Equity Commitment Letter expires or is terminated for any reason (or if any Person attempts or purports to terminate the Equity Commitment Letter, whether or not such attempted or purported termination is valid) or (ii) Sponsor refuses to provide the full Equity Financing on the terms set forth in the Equity Commitment Letter.
(c)    Buyer acknowledges and agrees that neither the obtaining of the Equity Financing nor any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated hereby irrespective and independently of the availability of the Equity Financing or any alternative financing.
(d)    For the avoidance of doubt, the obligations contained in this Section 8.14 shall terminate upon the occurrence of the Closing.
Section 8.15    Seller Cooperation. PRIOR TO THE CLOSING, IF REQUESTED BY BUYER UPON REASONABLE ADVANCE NOTICE, SELLER SHALL USE REASONABLE BEST EFFORTS AND SHALL USE ITS COMMERCIALLY REASONABLE EFFORTS TO CAUSE ITS AFFILIATES TO USE REASONABLE BEST EFFORTS TO:  (A) PROVIDE SUCH REASONABLE AND READILY AVAILABLE INFORMATION (FINANCIAL OR OTHERWISE) RELATING TO THE COMPANY AND ITS BUSINESS TO, AND COOPERATE WITH DUE DILIGENCE INVESTIGATION BY, POTENTIAL LENDERS PROPOSING TO EXTEND A LOAN TO BUYER OR ITS AFFILIATES (TO THE EXTENT REASONABLE AND CUSTOMARY AND NOT UNREASONABLY INTERFERING WITH THE BUSINESS OR OPERATIONS OF THE COMPANY, SELLER OR ANY OF ITS AFFILIATES AND IN NO EVENT SHALL SELLER OR THE COMPANY BE REQUIRED TO PROVIDE ANY INFORMATION THAT WAS NOT OF THE TYPE ALREADY PROVIDED TO

BUYER) AND (B) PROVIDE REASONABLE AND CUSTOMARY COOPERATION WITH THE MARKETING EFFORTS FOR ANY PART OF SUCH LOAN, IN EACH CASE, AT BUYER’S SOLE COST AND EXPENSE; PROVIDED, HOWEVER, THAT NEITHER SELLER NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES (INCLUDING, UNTIL THE CLOSING, THE COMPANY) SHALL (A) HAVE ANY LIABILITY OR ANY OBLIGATION UNDER ANY AGREEMENT OR DOCUMENT RELATED TO SUCH LOAN, (B) BE REQUIRED TO INCUR ANY LIABILITY OR OUT-OF-POCKET COSTS UNLESS THEY ARE REIMBURSED OR REASONABLY SATISFACTORILY INDEMNIFIED BY BUYER, (C) BE REQUIRED TO APPROVE OR ADOPT ANY LOAN OR AGREEMENTS RELATED THERETO, (D) BE REQUIRED TO EXECUTE ANY AGREEMENTS OR CERTIFICATES IN CONNECTION WITH ANY LOAN AND (E) BE RESPONSIBLE FOR ANY PRO FORMA FINANCIAL INFORMATION REQUIRED TO BE PROVIDED IN ACCORDANCE WITH ANY LOAN OR OTHERWISE.
BUYER AND ITS AFFILIATES SHALL HOLD HARMLESS SELLER, THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS, EXPENSES, INTEREST, AWARDS, JUDGMENTS AND PENALTIES SUFFERED OR INCURRED BY THEM IN CONNECTION WITH ANY LOAN CONTEMPLATED BY THIS SECTION 8.15 (INCLUDING ANY ACTION TAKEN IN ACCORDANCE WITH THIS SECTION 8.15) AND ANY INFORMATION UTILIZED IN CONNECTION THEREWITH.
BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER THE OBTAINING OF ANY LOAN NOR SELLER’S ACTIONS OR COOPERATION RELATING THERETO, INCLUDING ITS COMPLIANCE WITH THIS SECTION 8.15, IS A CONDITION TO THE CLOSING, AND REAFFIRMS ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IRRESPECTIVE AND INDEPENDENTLY OF THE AVAILABILITY OF ANY LOAN.
ARTICLE IX
EMPLOYEE MATTERS
Section 9.01    Employee Matters.
(a)    Comparable Position. Not less than five (5) Business Days prior to the Closing, Seller shall (i) update Schedule 1.01(a) to add any individuals who become Business Employees after the date hereof and remove any individuals who have ceased to be Business Employees after the date hereof and (ii) deliver such updated list of Business Employees to Buyer. On or prior to the Employment Offer Date, or, if later, within thirty (30) days after the date Seller provides notice to Buyer that an individual has become a Business Employee (but not later than five (5) days prior to the Closing Date), Buyer shall extend or shall cause one of its Affiliates to extend to each Business Employee a written offer of employment, effective as of the Closing Date (or such later date as is set forth below with respect to those Business Employees employed by Seller or any of its Affiliates who are Inactive Business Employees), that constitutes a Comparable Position with Buyer or its Affiliates (an “Offer of Employment”). The form of Offer of Employment shall be provided to Seller within a reasonable period prior to being made to the applicable Business Employee in order to provide Seller with a reasonable opportunity to review and comment, and shall set forth the position, duties, responsibilities, compensation and principal place of employment each such Business Employee will have with Buyer or its Affiliates following the Business Employee’s Effective Hire Date. Except as set forth below with respect to Inactive Business Employees, the employment relationship of each Business Employee who is not an Excluded Employee with Seller or its applicable Affiliate shall terminate effective as of 11:59 p.m., Central time, on the Closing Date. Each Business Employee employed by Buyer or one of its Affiliates (including the Company) following the Closing Date shall be referred to herein as a “Transferred Employee.” A Business Employee who performs work at his or her then applicable place of employment on the first (1st) Business Day following the Closing Date on which such Business Employee is scheduled, expected or permitted to work (as applicable) shall be deemed to have accepted Buyer’s Offer of Employment and shall be considered a Transferred Employee as of the Effective Hire Date for all purposes of this Agreement. Inactive Business Employees shall remain employed by Seller or Seller’s Affiliate, as the case may be, until the earlier of the date the Inactive Business Employee returns to active employment, or the expiration of the Inactive Business Employee’s leave under Seller’s or such applicable Affiliate’s policies, so long as such return to work occurs within six (6) months following the Closing Date; such Inactive Business Employee shall become a Transferred Employee on the first (1st) Business Day following the Inactive Business Employee’s return to work from the leave. The date on which a Business Employee commences employment with Buyer or its Affiliates shall be referred to as the “Effective Hire Date,” which means (A) 12:00:01 a.m., Central time, on the first (1st) day immediately following the Closing Date for all Business Employees other than Inactive Business Employees and (B) for any Inactive Business Employees, the first (1st) Business Day following an Inactive Business Employee’s return to work from the leave.
(b)    Employee Communications. During the period from the date hereof through the Closing Date, Buyer and Seller shall reasonably cooperate to communicate to the Business Employees the details of the proposed terms and conditions of their employment with Buyer or its Affiliates. All communications between Buyer or its Affiliates and the Business Employees shall be subject to the reasonable prior approval of each of Buyer and Seller.
(c)    Maintenance of Terms; WARN Act. From a Transferred Employee’s Effective Hire Date through the first (1st) anniversary of the Closing Date or such earlier date on which such Transferred Employee’s employment with Buyer and its Affiliates terminates, Buyer shall, or shall cause its Affiliates to, provide such Transferred Employee with terms and conditions of employment that constitute a Comparable Position. On and during the ninety (90) days following the Closing Date, Buyer shall not, and shall ensure that its Affiliates do not, take, cause or permit any act or omission that would or reasonably could constitute a “plant closing,” “mass layoff” or similar event under the WARN Act with respect to any Transferred Employees. Thereafter, Buyer shall, and shall cause its applicable Affiliates to, comply with the WARN Act so as to avoid any liability thereunder for Seller or its Affiliates with respect to any Transferred Employee.
(d)    Work Permits. Buyer and Seller shall reasonably cooperate with respect to the transfer or sponsorship of work permits for all Transferred Employees who are foreign nationals.

(e)    Employee Benefits. Buyer and its Affiliates shall waive, or shall cause to be waived, any waiting period, probationary period, pre-existing condition exclusion, evidence of insurability requirement, or similar condition with respect to initial participation under any plan, program, or arrangement established, maintained, or contributed to by Buyer or any of its Affiliates to provide health insurance, life insurance, or disability benefits with respect to each Transferred Employee who has, prior to the Effective Hire Date, satisfied, under Seller’s or its Affiliates’ comparable plans, the comparable eligibility, insurability or other requirements referred to in this sentence. Buyer and its Affiliates shall recognize, or cause to be recognized, the dollar amount of all co-insurance, deductibles and similar expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Effective Hire Date occurs (or, if later, the year in which the Transferred Employee commences participation in a plan maintained by Buyer or its Affiliates) for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Transferred Employee will be eligible to participate from and after the Effective Hire Date, subject to such Transferred Employee’s provision of relevant information or documentation confirming the amount of such co-insurance, deductibles and similar expenses. Each Transferred Employee shall, for purposes of determining such Transferred Employee’s eligibility to participate in and vesting under all employee benefit plans, programs and arrangements of Buyer and its Affiliates in which they can become eligible to participate in following the Closing Date, be credited with the service of such Transferred Employee credited by Seller or its Affiliates or entities that become Seller’s Affiliates up to the Effective Hire Date, to the same extent as if such service had been performed for Buyer or any of its Affiliates; provided, that such service shall also be credited for purposes of calculating the benefit accrual for paid time off and severance pay. In addition to the foregoing, Buyer shall, or shall cause one or more of its Affiliates to:
(i)    from the Closing Date to the first (1st) anniversary of the Closing Date, provide Transferred Employees with the greater of (A) the severance payments and benefits to which the Transferred Employee would be entitled under the Seller Severance Plan and (B) the severance payments and benefits provided by Buyer or its Affiliates to its similarly-situated employees at such time, taking into account the Transferred Employee’s length of service with Seller and its Affiliates as provided in this Section 9.01(e) in addition to service with Buyer and its Affiliates;
(ii)    cause the defined contribution plan(s) maintained by Buyer or its Affiliates to accept a direct rollover of the account (including earnings thereon through the date of transfer and any promissory note evidencing an outstanding loan) of any Transferred Employee in the investment and savings plan of Seller or Seller’s Affiliate or any other Tax-qualified retirement plan of Seller or Seller’s Affiliate, that a Transferred Employee elects to make as a direct rollover, and, to the extent necessary, amend such defined contribution plan(s) prior to the Closing in order to carry out the intent of this Section 9.01(e)(ii);
(iii)    cause the flexible spending account(s) maintained by Buyer or Buyer’s Affiliates to accept a transfer of the account(s) of any Transferred Employee under a health or dependent care flexible spending account maintained by Seller or Seller’s Affiliate (each, a “Seller FSA”) and in doing so (A) effectuate the election of any such Transferred

Employee as in effect under the applicable Seller FSA immediately prior to the Closing and (B) assume responsibility for administering and paying under the applicable plans of Buyer or Buyer’s Affiliate all eligible reimbursement claims of the Transferred Employees incurred in the calendar year in which the Closing Date occurs and submitted for payment on or after the Closing Date, whether such claims arose before, on or after the Closing Date. As soon as practicable following the Closing Date, Seller or Seller’s Affiliate shall cause to be transferred to Buyer, if applicable, an amount in cash equal to (I) the sum of all contributions to any Seller FSA made with respect to the calendar year in which the Closing occurs prior to the Closing Date by or on behalf of the Transferred Employees, reduced by (II) the sum of all claims incurred by the Transferred Employees during the calendar year in which the Closing Date occurs and submitted for payment prior to the Closing Date under any Seller FSA (or if the amount in clause (II) exceeds the amount in clause (I), Buyer shall transfer such amount to Seller);
(iv)    provide each Transferred Employee with unpaid time off in an amount equal to the unused paid time off accrued by such Transferred Employee as of such Transferred Employee’s Effective Hire Date;
(v)    from the Closing Date through the first (1st) anniversary of the Closing Date, provide Transferred Employees with the greater of (A) the vacation and paid time off accrual rate and maximum accrual the Transferred Employee would have been eligible to receive under the applicable plan, policy or agreement of Seller or its Affiliates covering the Transferred Employee immediately prior to the Effective Hire Date and (B) the vacation and paid time off accrual rate and maximum accrual provided by Buyer or its Affiliates to its similarly-situated employees; provided, that such vacation and paid time off accrual rate and maximum accrual shall not be decreased as a result of the obligation set forth in Section 9.01(e)(iv); and
(vi)    reimburse Transferred Employees for education courses for which such Transferred Employees registered prior to the Effective Hire Date; provided, that Transferred Employees have not already been reimbursed therefor, to the extent that Seller’s or its Affiliates’ policies would provide for such reimbursement if such Transferred Employees had continued to be employed by Seller or its Affiliate.
(f)    Annual Incentive Bonus. Seller shall, or shall cause one or more of its Affiliates to, pay the bonuses for the 2017 year under the Seller Annual Incentive Plan to Transferred Employees who were covered under that plan immediately prior to the Closing and who (i) continue to be employed by Buyer or its Affiliates as of the applicable payment date (determined in accordance with Seller’s historical practices and the Seller Annual Incentive Plan), or (ii) whose employment with Buyer or its Affiliates is involuntarily terminated (other than for cause) by Buyer or such Affiliate prior to such payment date. The amount of each Transferred Employee’s bonus shall be determined by application of the nondiscretionary, formulaic provisions of the Seller Annual Incentive Bonus Plan applicable to such Transferred Employee (each such bonus, an “Individual Bonus”). The aggregate amount to be so paid by Seller or its Affiliates to all such Transferred Employees (the “2017 Bonus Pool”) shall be an amount equal to the sum of all the Individual

Bonuses. In the event that the Closing Date occurs prior to January 1, 2018 and the payment of individual bonuses by Seller and its Affiliates, Buyer or its Affiliates shall reimburse Seller in an amount equal to the 2017 Bonus Pool multiplied by a fraction, the numerator of which is the number of days from the Closing Date through December 31, 2017 and the denominator of which is 365. Individual Bonuses shall be distributed by Seller or its Affiliates among such Transferred Employees. Buyer or its Affiliates shall implement an incentive bonus plan for the 2018 year that is substantially comparable to the Seller Annual Incentive Plan and shall bear all cost and Liabilities thereunder.
(g)    Long-Term Incentive Compensation. To the extent that any Transferred Employee was granted equity incentives under the Seller Long-Term Incentive Plan in the grant cycle ending immediately prior to the date hereof (a “Transferred Employee Equity Recipient”), then, for the long-term incentive grant cycle of Buyer for similarly situated employees occurring during the period ending on the first (1st) anniversary of the Closing, Buyer shall, or shall cause one or more of its Affiliates to, grant to each Transferred Employee Equity Recipient a long-term incentive award having a value (as reasonably determined in good faith by Buyer) equal to or greater than the value to such Transferred Employee Equity Recipient of the most recent grant under the Seller Long-Term Incentive Plan prior to the date hereof.
(h)    Buyer and Seller shall cooperate, and cause their respective Affiliates to cooperate, as appropriate to carry out the provisions of this Section 9.01.
(i)    No Amendment of Plans; No Other Non-Party Rights. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan, and no Person participating in any such employee benefit plan maintained by either Seller or its Affiliates or Buyer or its Affiliates, shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise. Without limiting the foregoing or Section 14.08 in any way, nothing in this Agreement, express or implied, is intended to or shall confer upon any current, former or future Business Employee or Transferred Employee any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including any right to any compensation, benefits or other terms and conditions of employment from, or to continued employment for any period with, any of Seller, Buyer or any of their respective Affiliates.
ARTICLE X
TAX MATTERS
Section 10.01    Liability for Taxes.
(a)    Seller shall be liable for and pay, and shall indemnify and hold harmless the Buyer Indemnified Parties from and against Losses attributable to, without duplication, (i) Taxes imposed on the Company as a result of the Company having been a member of Seller’s Group prior to the Closing Date, (ii) Taxes imposed on the Company for any Pre-Accounts Date Taxable Periods, (iii) Taxes in excess of (A) the Deemed Tax Liability reduced by (B) any payments made by Buyer under Section 10.01(b)(i) or by the Company under Section 10.05(b)(ii) or (iv) or remitted by Buyer or the Company to a Tax Authority under Section 10.02, that are imposed on the Company or for which the Company may otherwise be liable for any Post-Accounts Date Taxable Period ending on the earlier of the end of such period and the Closing Date and (iv) Taxes that arise from or are attributable to any breach of any covenant under Article X and any inaccuracy in or breach of any representation or warranty made in Section 5.19(d), (e) or (f); provided, that Seller shall not be liable for or pay, and shall not indemnify Buyer from and against, (A) any Taxes that result from any actual or deemed election under Sections 336(e) or 338 of the Code or any similar provisions of state, local or foreign Law as a result of the purchase of the Shares or that result from Buyer, any Affiliate of Buyer or (after the Closing Date) the Company engaging in any activity or transaction (except as contemplated by this Agreement or required by applicable Law) that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company for foreign, federal, state, local or other Tax purposes, (B) any Taxes for which Buyer is liable under Section 10.01(b), and (C) any Taxes to the extent of any related accrued current tax payable shown on the Financial Statements as of the Accounts Date (Taxes described in clauses (A) and (C) of this proviso, “Excluded Taxes”). Seller shall be entitled to any refund of (or credit for) Taxes of the Company (other than Excluded Taxes) allocable to any Pre-Accounts Date Taxable Periods (except to the extent such refund (x) results from the carryback of a Tax Attribute relating to a Post-Accounts Date Taxable Period or (y) is reflected on the Financial Statements as a current tax receivable as of the Accounts Date). Any such refunds received by Buyer or its Affiliates shall be promptly, and in any event within thirty (30) days of the receipt of such refund, paid over to Seller (less out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred in connection with the receipt of such refund). Buyer shall and shall cause its Affiliates to take reasonable steps to secure any such refund or credit that would otherwise be available. Buyer and the Company shall be entitled to all other refunds in respect of any Taxes of the Company (including to the extent such refund results from the carryback of a Tax Attribute relating to a Post-Accounts Date Taxable Period), and if such refunds are received by Seller or any Affiliate thereof, Seller shall promptly, and in any event within thirty (30) days of the receipt of any such refund, pay such refund over to, or as directed by, Buyer (less out-of-pocket expenses incurred in connection with obtaining such refund and less any Taxes incurred in connection with the receipt of such refund).
(b)    After the Closing, Buyer shall be liable for and pay, and shall indemnify and hold harmless the Seller Indemnified Parties from and against, any Losses attributable to, without duplication, (i) Taxes imposed on the Company, or for which the Company may otherwise be liable, for any Post-Accounts Date Taxable Period ending on or before the Closing Date, provided, that Buyer’s cumulative liability with respect to such Taxes shall not exceed an amount equal to the excess of (I) the Deemed Tax Liability over (II) any amount paid by the Company to Seller pursuant to Section 10.05(b)(ii) or (iv) or to a Tax Authority pursuant to Section 10.02(a) with respect to such taxable periods, (ii) any breach or failure of Buyer to perform any of its covenants or obligations contained in this Article X, (iii) Taxes imposed or required to be paid by or in respect of the Company arising as a result of actions taken by the Company on the Closing Date after the Closing and (iv) Excluded Taxes.
(c)    For purposes of Section 10.01(a) and Section 10.01(b), whenever it is necessary to determine the liability for Taxes of the Company for a partial period, the determination of the Taxes of the Company for the portion of the period ending on and including, and the portion of the period beginning after, the Accounts Date (or Closing Date) shall be determined by assuming that the period consisted of two (2) Taxable years or periods, one which ended at the close of the Accounts Date (or Closing Date) and the other which began at the beginning of the day after the Accounts Date (or Closing Date), and (a) in the case of real and personal property Taxes, such Taxes shall be apportioned between such two (2) Taxable years or periods on a per diem basis and (b) all other Taxes shall be allocated between such two (2) Taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Accounts Date (or Closing Date); provided, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) Taxable years or periods on a daily basis.
(d)    Notwithstanding anything herein to the contrary, Buyer and Seller each shall pay, and shall indemnify Buyer or Seller, as applicable, against fifty percent (50%) of any real property transfer or gains Tax, transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.
(e)     To the extent of any inconsistency between this Article X and Article XIII, this Article X shall control as to Tax matters. For the avoidance of doubt, none of the limitations on indemnification contained in Article XIII shall apply to claims under this Article X.
Section 10.02    Tax Returns.
(a)    (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (A) all Tax Returns that are required to be filed by or with respect to the Company on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than the Company or any Subsidiary), (B) all other income or premium Tax Returns that are required to be filed by or with respect to the Company for Taxable years or periods ending on or before the Closing Date, and (C) all other Tax Returns that are required to be filed by or with respect to the Company (taking into account all extensions properly obtained) on or prior to the Closing Date. Seller shall remit or cause to be remitted any Taxes due in respect of the Tax Returns described in clause (A), and the Company legally responsible for filing a Tax Return described in clause (B) or (C) shall remit any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary after the Closing Date and, with respect to any period ending on or prior to the Closing Date, Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.
(ii) All Tax Returns that Buyer or Seller, as applicable, is required to file or cause to be filed in accordance with Section 10.02(a) (other than the portions of the federal consolidated income Tax Return that includes Seller that do not affect Taxes for which Buyer could be liable under Section 10.01(b)(i)) that relate to any Taxable year or period beginning before the Closing Date shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods adopted in preparing and filing similar Tax Returns in prior periods except to the extent required by applicable Law. Not less than thirty (30) days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), the preparing party shall provide Buyer or Seller, as applicable, with a draft copy of such Tax Return (provided, however, that in the case of any combined, consolidated or unitary return such copy shall include only pro forma information for the Company) for such party’s approval (which approval shall not be unreasonably conditioned, withheld or delayed). Seller and Buyer shall reasonably cooperate to resolve any disagreements with respect to such Tax Return and the preparing party shall file or cause to be filed such Tax Return as finally agreed to by the parties. In the event of any disagreement that cannot be resolved between the Buyer and Seller, such disagreement shall be resolved by an accounting firm of international reputation mutually agreeable to Seller and Buyer (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Buyer and Seller. If the Tax Accountant does not resolve any differences between Seller and Buyer with respect to such Tax Return at least five days prior to the due date therefor (or in the case of a pro forma Tax Return, the due date for the Tax Return to which such pro forma Tax Return relates), such Tax Return shall be filed as prepared and amended to reflect the Tax Accountant’s resolution.

(iii) Within thirty (30) days after filing of the federal consolidated income Tax Return that includes Seller with respect to Taxable years beginning after the Accounts Date and prior to the Closing Date, Seller shall prepare and deliver to Buyer a pro forma copy of such Tax Return prepared solely with respect to the Company that illustrates the calculation of the Deemed Tax Liability in respect of federal income Taxes for the period covered by such Tax Return. Such pro forma Tax Return shall be prepared in a manner consistent with past practices of Seller, its Affiliates and the Company, other than with respect to the calculation of the Deemed Tax Liability. Buyer and Seller shall negotiate in good faith to resolve any disagreements with respect to such pro forma Tax Return, and any disputes shall be resolved by the Tax Accountant as provided in Section 10.02(a)(ii). Once the Deemed Tax Liability has been calculated in accordance with this Agreement and the pro forma Tax Returns (taking into account the resolution of any disagreements in relation to such pro forma Tax Returns), such Deemed Tax Liability, as so calculated, shall be considered final and, for the avoidance of doubt, shall not be adjusted in connection with any amendments to any Tax Returns or any settlements in relation to any Tax claims or otherwise.

(b)    None of Buyer or any Affiliate of Buyer, except as required by applicable Law, shall (or shall cause or permit the Company to) make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, or file any Tax Return for the first time in a jurisdiction not previously filed in, or of a type not previously filed, in each case, relating in whole or in part to the Company or any Subsidiary with respect to any Taxable year or period beginning before the Closing Date without the prior written consent of Seller(which shall not be unreasonably conditioned, withheld or delayed). Unless required by applicable Law, neither Seller nor any Affiliate of Seller shall amend any Tax Return relating in whole or in part to the Company or any Subsidiary in a manner that could reasonably be expected to increase the Tax liability of the Company for any Post-Accounts Date Taxable Period without the prior written consent of the Buyer. Buyer shall not, and shall not permit the Company to, carry back any net operating loss, capital loss or any other attribute to any Taxable year or period (or portion thereof) prior to the Closing Date, except to the extent required by applicable Law.

Section 10.03    Contest Provisions. BUYER AND SELLER SHALL PROMPTLY NOTIFY THE OTHER PARTY, AS APPLICABLE, IN WRITING UPON RECEIPT BY BUYER, THE SELLER, ANY OF THEIR AFFILIATES OR THE COMPANY OF NOTICE OF ANY PENDING OR THREATENED FEDERAL, STATE, LOCAL OR FOREIGN TAX AUDITS, EXAMINATIONS OR ASSESSMENTS WHICH COULD GIVE RISE TO A LIABILITY TO WHICH SUCH OTHER PARTY, ANY OF THEIR AFFILIATES OR THE COMPANY IS LIABLE PURSUANT TO SECTION 10.01(A), PROVIDED THAT BUYER’S OR SELLER’S FAILURE TO SO NOTIFY THE OTHER PARTY SHALL NOT LIMIT SUCH OTHER PARTY’S RIGHTS UNDER THIS ARTICLE X EXCEPT TO THE EXTENT SUCH PARTY IS MATERIALLY PREJUDICED BY SUCH FAILURE. EXCEPT AS OTHERWISE PROVIDED IN THE NEXT SENTENCE, SELLER SHALL HAVE THE RIGHT TO REPRESENT THE COMPANY’S INTERESTS IN ANY TAX AUDIT OR ADMINISTRATIVE OR COURT PROCEEDING RELATING TO A TAX RETURN PREPARED BY SELLER PURSUANT TO SECTION 10.02(A), AND TO EMPLOY COUNSEL OF ITS CHOICE AT ITS EXPENSE; PROVIDED THAT BUYER SHALL HAVE THE RIGHT TO PARTICIPATE IN ANY SUCH PROCEEDING UNLESS SUCH PROCEEDING INVOLVES A COMBINED, CONSOLIDATED OR UNITARY TAX RETURN. IN THE CASE OF A TAXABLE PERIOD ENDING AFTER THE ACCOUNTS DATE, BUYER SHALL HAVE THE RIGHT TO REPRESENT THE COMPANY’S INTERESTS IN ANY TAX AUDIT OR ADMINISTRATIVE OR COURT PROCEEDING (UNLESS SUCH PROCEEDING INVOLVES A COMBINED, CONSOLIDATED OR UNITARY TAX RETURN), PROVIDED THAT SELLER SHALL BE ENTITLED TO PARTICIPATE AT ITS EXPENSE IN ANY SUCH TAX AUDIT OR ADMINISTRATIVE OR COURT PROCEEDING RELATING (IN WHOLE OR IN PART) TO TAXES FOR WHICH SELLER IS LIABLE PURSUANT TO SECTION 10.01(A). IN EITHER CASE, THE PARTY CONTROLLING SUCH TAX AUDIT, EXAMINATION OR PROCEEDING SHALL (A) NOTIFY THE OTHER PARTY OF SIGNIFICANT DEVELOPMENTS WITH RESPECT TO SUCH TAX AUDIT, EXAMINATION OR PROCEEDING AND KEEP THE OTHER PARTY REASONABLY INFORMED AND CONSULT WITH THE OTHER PARTY AS TO THE RESOLUTION OF ANY ISSUE THAT WOULD MATERIALLY AFFECT SUCH OTHER PARTY, (B) GIVE TO THE OTHER PARTY A COPY OF ANY TAX ADJUSTMENT PROPOSED IN WRITING WITH RESPECT TO SUCH TAX AUDIT, EXAMINATION OR PROCEEDING AND COPIES OF ANY OTHER WRITTEN CORRESPONDENCE WITH THE RELEVANT TAXING AUTHORITY RELATING TO SUCH TAX AUDIT, EXAMINATION OR PROCEEDING AND (C) NOT SETTLE OR COMPROMISE ANY ISSUE WITHOUT THE CONSENT OF SUCH OTHER PARTY, WHICH CONSENT SHALL NOT BE UNREASONABLY WITHHELD, DELAYED OR CONDITIONED.
Section 10.04    Assistance and Cooperation. ON AND AFTER THE CLOSING DATE, EACH OF SELLER AND BUYER SHALL (AND SHALL CAUSE THEIR RESPECTIVE AFFILIATES TO):
(a)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02;
(b)    cooperate fully in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of the Company;

(c)    make available to the other and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Company;
(d)    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for Taxable periods for which the other may have a Liability under Section 10.01;
(e)    furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to any such Taxable period;
(f)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 10.01(d) (relating to sales, transfer and similar Taxes); and
(g)    timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Article X.
Section 10.05    Tax Sharing Payments.
(a)    Notwithstanding anything to the contrary contained herein, as of the date hereof, (i) Seller shall, and shall cause its Affiliates (including the Company) to, take such actions as may be necessary to terminate all contracts and agreements between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, relating to Tax allocation, sharing or paying agreements (including the Tax Sharing Agreement), and none of Seller or its Affiliates shall have any continuing obligation to the Company (or vice versa) under the Tax Sharing Agreement after the date hereof (other than any such obligations pursuant to this Agreement). Such termination shall be effective as of the Accounts Date.
(b)    Notwithstanding anything to the contrary contained herein, and notwithstanding the termination of the Tax Sharing Agreement, as of the date hereof, each of Seller and the Company shall make such payments as would have been required with respect to any period from the Accounts Date to and including the Closing Date with respect to the Company as if the terms of the Tax Sharing Agreement were continued in accordance with past practice except that:
(i)    no Taxes will be payable by or to the Company with respect to any Taxable year or period ending on or before the Accounts Date, but any refunds received shall be apportioned in accordance with Section 10.01(a);
(ii)    with respect to Taxable years or periods beginning after the Accounts Date, payments in respect of federal income Taxes shall be determined in accordance with the definition of Deemed Tax Liability (and, for the avoidance of doubt, in no event shall such payments exceed the Deemed Tax Liability);

(iii)    payment shall be made to the Company by Seller or its Affiliates (other than the Company) in the event that a deduction, loss or credit attributable to the Company and arising in a Post-Accounts Date Taxable Period is actually used by a member of the Seller’s Group (other than the Company); and
(iv)    following the finalization of any pro forma Tax Return pursuant to Section 10.02(a)(iii), Seller or the Company, as appropriate, shall pay such amounts (determined consistent with the principles of clauses (ii) and (iii) above) so that the total amount paid with respect to the Taxable year or period covered by such Tax Return pursuant to this Section 10.05 is consistent with the calculations set forth on such pro forma Tax Return.
Section 10.06    Other Tax Matters.
(a)    Except for Taxes that arise or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 5.12 or Section 5.20, the indemnification provided in this Article X shall be the sole remedy for any claim in respect of Taxes and the provisions of Article XIII shall not apply to such claims, except as expressly provided.
(b)    Any claim for indemnity under this Article X may only be made at a time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant Taxable period (including all periods of extension, whether automatic or permissive). The parties agree to treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price for the United States and applicable state and local income Tax purposes to the extent permitted by applicable Law.
(c)    Seller shall make or cause to be made (and shall refrain from making or causing to be made, as applicable) Tax elections (including on a protective basis) so that the Company shall not suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36. Seller shall not make or permit to be made any election under Section 336(e) of the Code with respect to the disposition of the Shares hereunder.
Section 10.07    338(h)(10) Election.
(a)    The parties agree, promptly following the date hereof and prior to the Closing, to discuss and consider in good faith the making of an election under Section 338(h)(10) of the Code and similar provisions of other state, local and foreign tax Law (a “Section 338(h)(10) Election”) with respect to the purchase of the Shares.  The parties shall use reasonable best efforts to determine, prior to the Closing, whether a Section 338(h)(10) Election will result in a net tax cost to Seller as compared to a sale of the Shares without a Section 338(h)(10) Election (the “Seller Tax Cost”). For the avoidance of doubt, Seller Tax Cost shall include the loss of any Tax Attributes. Seller shall agree to make the Section 338(h)(10) Election, upon Buyer’s request, if (a) Seller determines in its sole discretion acting in good faith that the Seller Tax Cost will not be greater than zero or (b) Buyer agrees to indemnify Seller, on an after-tax basis, for any Seller Tax Cost in a manner reasonably acceptable to Seller.

(b)    If the parties agree to make the Section 338(h)(10) Election, they shall further negotiate in good faith such amendments to this Agreement or other documentation as may be necessary to include such agreement and certain matters related to the Section 338(h)(10) Election, including the delivery of appropriate tax forms and procedures regarding the purchase price allocation for tax purposes.
ARTICLE XI
CONDITIONS TO CLOSING AND RELATED MATTERS
Section 11.01    Conditions to Obligations of Seller. THE OBLIGATION OF SELLER TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE SUBJECT TO THE FULFILLMENT OR WAIVER BY SELLER, AT OR PRIOR TO THE CLOSING, OF EACH OF THE FOLLOWING CONDITIONS:
(a)    Representations and Warranties; Covenants. (i) The representations and warranties of Buyer contained in Section 6.01 and Section 6.08(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (i) the other representations and warranties of Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect, (i) the covenants contained in this Agreement to be complied with by Buyer at or before the Closing shall have been complied with in all material respects and (i) Seller shall have received a certificate of Buyer dated as of the Closing Date signed by a duly authorized executive officer of Buyer certifying the satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above.
(b)    Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.01(b) shall have been received (or any waiting period shall have expired or shall have been terminated) and shall be in full force and effect.
(c)    No Governmental Order. There shall be no Governmental Order or other legal restraint or prohibition in existence that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and no Action by any Governmental Authority seeking the imposition of any such Governmental Order, restraint or prohibition shall be pending or threatened in writing by any Governmental Authority.
(d)    Other Agreements. The applicable Buyer Party shall have executed and delivered, or have caused to be executed and delivered, to Seller each of the other Transaction Agreements to which Buyer or any of its applicable Affiliates is a party.
Section 11.02    Conditions to Obligations of Buyer. THE OBLIGATIONS OF BUYER TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT SHALL BE SUBJECT TO THE FULFILLMENT OR WAIVER BY BUYER, AT OR PRIOR TO THE CLOSING, OF EACH OF THE FOLLOWING CONDITIONS:
(a)    Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in Section 4.01, Section 5.01(a) and (b), Section 5.02 (other than Section 5.02(e)) and Section 5.23 shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (i) the other representations and warranties of Seller contained in Article IV and Article V shall be true and correct (without giving effect to any limitations as to materiality or Company Material Adverse Effect set forth therein, other than the representation and warranty in Section 5.04(b) and any use of the defined term “Material Contract”) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects and (i) Buyer shall have received a certificate of Seller dated as of the Closing Date signed by a duly authorized executive officer of Seller certifying to the satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above.
(b)    Approvals of Governmental Authorities. The Governmental Approvals listed in Schedule 11.02(b) shall have been received (or any waiting period shall have expired or shall have been terminated) without the imposition of any Burdensome Condition and shall be in full force and effect.
(c)    No Governmental Order. There shall be no Governmental Order or other legal restraint or prohibition in existence that prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, and no Action by any Governmental Authority seeking the imposition of any such Governmental Order, restraint or prohibition shall be pending or threatened in writing by any Governmental Authority.
(d)    No Company Material Adverse Effect. There shall not have occurred any fact, condition, circumstances, change or effect since the Accounts Date that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    FIRPTA Certificate. Seller shall have delivered to Buyer a statement, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.
(f)    Other Agreements. The applicable Seller Party shall have executed and delivered, or caused to be executed and delivered, to Buyer each of the other Transaction Agreements to which Seller or any of its applicable Affiliates (including the Company) is a party.

ARTICLE XII
TERMINATION AND WAIVER
Section 12.01    Termination. THIS AGREEMENT MAY BE TERMINATED PRIOR TO THE CLOSING:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by either Seller or Buyer if the Closing shall not have occurred prior to May 31, 2018 (the “Outside Date”) or such later date as the parties may mutually agree; provided, that (i) if on the initial Outside Date (the “Initial Outside Date”), the conditions set forth in Section 11.01(b) and Section 11.02(b) are the only conditions in Article XI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, Seller may unilaterally extend the Outside Date by up to two (2) months and the Outside Date shall be deemed for all purposes to be such later date, (ii) if on the New Outside Date, the conditions set forth in Section 11.01(b) and Section 11.02(b) are the only conditions in Article XI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, Seller may unilaterally extend the New Outside Date by two (2) additional months and the Outside Date shall be deemed for all purposes to be such later date and (iii)  if (A) on the Initial Outside Date, the conditions set forth in Section 11.01(b) and Section 11.02(b) are the only conditions in Article XI (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date and (B) the Insurance Commissioner of the State of Iowa shall have publicly noticed a public hearing in respect of the “Form A” Acquisition of Control filed by Buyer pursuant to Section 7.03(a) hereof prior to the Initial Outside Date, Buyer may unilaterally extend the Initial Outside Date by two (2) months and the Outside Date shall be deemed for all purposes to be such later date; provided, further, that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any party whose failure to take any action required to fulfill any of such party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date;
(c)    by either Seller or Buyer in the event that a Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement;
(d)    by Buyer in the event there has occurred any Company Material Adverse Effect or a breach by Seller of any of Seller’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.02(a) not being satisfied, and such Company Material Adverse Effect or breach is either not capable of being cured prior to the Outside Date or, if curable, Seller shall have failed to cure such Company Material Adverse Effect or breach within ninety (90) days after receipt of written notice thereof from Buyer requesting such breach to be cured;
(e)    by Seller in the event of a breach by Buyer of any of Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.01(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, Buyer shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from Seller requesting such breach to be cured; or
(f)    by Buyer in accordance with Section 7.07.
Section 12.02    Notice of Termination. ANY PARTY DESIRING TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 12.01 SHALL GIVE WRITTEN NOTICE OF SUCH TERMINATION TO THE OTHER PARTY TO THIS AGREEMENT.
Section 12.03    Effect of Termination. IN THE EVENT OF THE TERMINATION OF THIS AGREEMENT AS PROVIDED IN SECTION 12.01, THIS AGREEMENT SHALL THEREAFTER BECOME VOID AND THERE SHALL BE NO LIABILITY ON THE PART OF ANY PARTY TO THIS AGREEMENT, EXCEPT AS SET FORTH IN SECTION 8.03, THIS ARTICLE XII AND ARTICLE XIV; PROVIDED, THAT NOTHING IN THIS SECTION 12.03 SHALL RELIEVE EITHER SELLER OR BUYER FROM LIABILITY FOR (A) FAILURE TO PERFORM ITS OBLIGATIONS SET FORTH IN SECTION 7.03(A) AND SECTION 7.03(B) OR (B) ANY FRAUD OR WILLFUL BREACH OF THIS AGREEMENT OR WILLFUL FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT.
Section 12.04    Extension; Waiver. AT ANY TIME PRIOR TO THE CLOSING, EACH OF SELLER AND BUYER MAY (A) EXTEND THE TIME FOR THE PERFORMANCE OF ANY OF THE OBLIGATIONS OR OTHER ACTS OF THE OTHER PARTY, (B) WAIVE ANY INACCURACIES IN THE REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTY CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE, INSTRUMENT, SCHEDULE OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR (C) WAIVE COMPLIANCE BY THE OTHER PARTY WITH ANY OF THE AGREEMENTS OR CONDITIONS CONTAINED IN THIS AGREEMENT. ANY SUCH EXTENSION OR WAIVER SHALL BE VALID ONLY IF SET FORTH IN AN INSTRUMENT IN WRITING SIGNED BY THE PARTY GRANTING SUCH EXTENSION OR WAIVER.
ARTICLE XIII
INDEMNIFICATION
Section 13.01    Indemnification by Seller.
(a)    After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company) and Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and pay and reimburse, all Losses that any such Buyer Indemnified Party at any time suffers or incurs, or becomes subject to, as a result of or in connection with:
(i)    the inaccuracy or breach of any representation or warranty made by Seller in Article IV or Article V of this Agreement; or
(ii)    any breach or failure by Seller to perform any of its covenants or obligations contained in this Agreement.

(b)    Notwithstanding any other provision to the contrary, Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against any Losses pursuant to Section 13.01(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Sections 5.01(a) and (b), Section 5.02 (other than Section 5.02(e)) and Section 5.23, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of claims arising from substantially similar underlying facts, events or circumstances) unless such claim (or series of claims arising from substantially similar underlying facts, events or circumstances) involves Losses in excess of $50,000 (nor shall any such claim or series of claims that does not meet the $50,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses for which Seller has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Buyer Indemnified Parties’ Losses exceeds $2,800,000, after which Seller shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Buyer Indemnified Parties against all Losses of the Buyer Indemnified Parties that in the aggregate are in excess of such amount. The cumulative aggregate liability of Seller under Section 13.01(a)(i) shall in no event exceed $35,000,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Seller in Section 4.01, Sections 5.01(a) and (b), Section 5.02 (other than Section 5.02(e)) and Section 5.23, in which case, Seller’s aggregate liability shall not exceed the Purchase Price).
Section 13.02    Indemnification by Buyer.
(a)    After the Closing and subject to Article X, the other provisions of this Article XIII and Section 14.01, Buyer shall indemnify and hold harmless Seller and its Affiliates and Representatives (collectively, the “Seller Indemnified Parties”) from and against, and pay and reimburse, all Losses that any such Seller Indemnified Party at any time suffers or incurs, or becomes subject to, as a result of or in connection with:
(i)    the inaccuracy or breach of any representation or warranty made by Buyer in Article VI of this Agreement; or
(ii)    any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement.
(b)    Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify or hold harmless any Seller Indemnified Party against any Losses pursuant to Section 13.02(a)(i) (other than Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Section 6.01 or Section 6.08, as to which the limitations in this sentence shall not apply) (i) with respect to any claim (or series of claims arising from substantially similar underlying facts, events or circumstances), unless such claim (or series of claims arising from substantially similar underlying facts, events or circumstances) involves Losses in excess of $50,000 (nor shall any such claim or series of related claims that does not meet the $50,000 threshold be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses for which Buyer has responsibility under clause (ii) below) and (ii) until the aggregate amount of the Seller Indemnified Parties’ Losses exceeds $2,800,000, after which Buyer shall, subject to the immediately succeeding sentence, be obligated to indemnify and hold harmless the Seller Indemnified Parties against all Losses of the Seller Indemnified Parties that, in the aggregate, are in excess of such amount. The cumulative aggregate liability of Buyer under Section 13.02(a)(i) shall in no event exceed $35,000,000 (other than in respect of Losses arising solely as a result of the inaccuracy or breach of any representation or warranty made by Buyer in Sections 6.01 or 6.08, in which case, Buyer’s aggregate liability shall not exceed the Purchase Price).
Section 13.03    Notification of Claims.
(a)    A Person who may be entitled to be indemnified and held harmless under Section 13.01 or Section 13.02 (the “Indemnified Party”), shall promptly notify the party that is potentially liable therefor (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to such a right under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail, to the extent reasonably available at such time, the facts and circumstances with respect to the subject matter of such claim or demand and the specific representation, warranty or provision of this Agreement that the Indemnified Party alleges to be breached; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party forfeits rights or defenses, or is otherwise actually and materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement. Following delivery of a notice of a Third-Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.
(b)    Following receipt of a notice of a Third-Party Claim from an Indemnified Party pursuant to Section 13.03(a), subject to Section 13.03(c), the Indemnifying Party, by written notice to the Indemnified Party, may assume the defense and control of such Third-Party Claim; provided, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party or (ii) if the Indemnified Party determines in good faith that (A) an actual or likely conflict of interest makes representation of the two parties by the same counsel inappropriate or (B) that there may be available defenses or counterclaims available to the Indemnified Party that are inconsistent with those available to the Indemnifying Party.
(c)    Subject to Section 13.03(d), the Indemnified Party may take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by Section 13.03(b). If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense, and the Indemnifying Party shall not, as long as it diligently conducts the defense of the applicable Third-Party Claim, be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (except as otherwise permitted in Section 13.03(b)). Seller or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any Third-Party Claim. Without limiting the generality of the foregoing, from and after the delivery of a notice of a claim for indemnification with respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to such Third-Party Claim at the Indemnifying Party’s expense. If the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding after notifying the Indemnified Party of its assumption of the defense and investigation of such Third-Party Claim, the Indemnified Party may assume such defense, and the reasonable fees of its attorneys and other advisors will be covered by the indemnity provided for in this Article XIII upon determination of the Indemnifying Party’s indemnity obligations. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or discharge any pending or threatened Third-Party Claim or consent to a settlement of, or the entry of any judgment arising from, any pending or threatened Third-Party Claim unless (i) such settlement provides only for the payment of monetary damages (and does not impose any injunctive relief or otherwise impose any conditions or restrictions on the applicable Indemnified Party) and does not involve any finding or admission of any violation of Law on the part of the Indemnified Party, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement (other than as contemplated by Section 13.01(b) or Section 13.02(b)), (iii) such settlement does not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third-Party Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the notice of a Third-Party Claim that it desires to assume the defense and investigation of such Third-Party Claim, then the Indemnified Party shall have the right to control any such defense.
(d)    No Indemnifying Party shall have any liability under this Article XIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the prior consent of such Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    If an Indemnified Party wishes to make a claim under this Article XIII that does not involve a Third-Party Claim, the Indemnified Party shall give written notice to the Indemnifying Party setting forth, to the extent reasonably available at such time, (i) a reasonably detailed description of the claim, (ii) a good faith estimate of the amount of the claim (to the extent ascertainable) and (iii) the specific representation, warranty or provision of this Agreement that the

Indemnified Party alleges to be breached. The failure by the Indemnified Party to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party forfeits rights or defenses, or is otherwise actually and materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 14.01 for such representation, warranty, covenant or agreement. The Indemnifying Party shall have a period of 30 days within which to respond to such claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects all or any part of such claim, the Indemnified Party shall be free to seek enforcement of its rights of indemnification under this Agreement with respect to such claims.
(f)    If there shall be any conflict between the provisions of this Section 13.03 and Section 10.03 (relating to Tax contests), the provisions of Section 10.03 shall control with respect to Tax contests.
Section 13.04    Payment. ANY PAYMENT ARISING UNDER THIS ARTICLE XIII SHALL BE MADE BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS TO SUCH ACCOUNT OR ACCOUNTS AS THE INDEMNIFIED PARTY SHALL DESIGNATE TO THE INDEMNIFYING PARTY IN WRITING.
Section 13.05    No Duplication; Exclusive Remedies.
(a)    Any liability for indemnification hereunder and under any other Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss.
(b)    Prior to the Closing, other than in the case of fraud by Seller or any of its Affiliates, the sole and exclusive remedy of Buyer for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be refusal to consummate the transactions contemplated by the Transaction Agreements and termination of this Agreement in accordance with Section 12.01.
(c)    Following the Closing, other than in the case of fraud by Buyer or Seller or any of their respective Affiliates, and except for breaches or non-performance of provisions in this Agreement for which the remedy of specific performance is available pursuant to Section 14.14, the indemnification provisions of Article XIII and, with respect to Taxes, Article X, shall be the sole and exclusive remedies of Seller and Buyer, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements contained in this Agreement. In furtherance of the foregoing, each of Buyer, on behalf of itself and each other Buyer Indemnified Party, and Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against Seller or any of its Affiliates or Representatives and Buyer or any of its Affiliates or Representatives, as the case may be, arising under or based upon this Agreement, any certificate or instrument delivered in connection herewith (whether under this Agreement or arising under common Law or any other applicable Law), except pursuant to: (i) the indemnification provisions set forth in this Article XIII or (ii) as provided under (A) the provisions of Section 2.03, (B) the provisions of Article X, (C) the provisions hereof providing for equitable remedies or (D) the provisions of any other Transaction Agreement.
Section 13.06    Additional Indemnification Provisions.
(a)    With respect to each indemnification obligation in this Agreement (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any related Eligible Insurance Proceeds and (iii) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, punitive or exemplary damages (other than (A) any such damages actually paid to any unaffiliated third party or (B) any such damages to the extent they are reasonably foreseeable (other than, in the case of this subclause (B), any punitive or exemplary damages even if such damages are reasonably foreseeable)). For purposes of this Section 13.06(a), “reasonably foreseeable” shall be determined solely by reference to the conduct of the Business as currently conducted and shall not take into account any current or future plans for the expansion, reduction, modification, improvement or alteration of the Business following the Closing, regardless of whether any such plans are communicated to or otherwise known by Seller or its Affiliates.
(b)    In any case where an Indemnified Party recovers from a third Person any amount in respect of any Loss paid by the Indemnifying Party pursuant to this Article XIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of reasonable costs incurred by it in procuring such recovery, which costs shall not exceed the amount so recovered), but not in excess of any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.
(c)    If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII could be recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall promptly give notice thereof to the Indemnifying Party and, upon the request of the Indemnifying Party, shall use reasonable best efforts to collect the maximum amount recoverable from such third party, in which event the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs incurred in connection with such collection (which costs of collection shall not exceed the amount recoverable from such third party). If any portion of Losses actually paid by the Indemnifying Party pursuant to this Article XIII could have been recovered from a third party not affiliated with the relevant Indemnified Party based on the underlying claim or demand asserted against such Indemnifying Party, then the Indemnified Party shall transfer, to the extent transferable, such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party any amount actually paid by the Indemnifying Party pursuant to this Article XIII.
(d)    The parties shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.
(e)    If any portion of Losses to be paid by the Indemnifying Party pursuant to this Article XIII may be covered, in whole or in part, by third-party insurance coverage, the

Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnified Party shall use reasonable best efforts to collect the maximum amount of insurance proceeds thereunder, and all such proceeds actually collected in respect of any Loss (net of (i) the amount of reasonable costs incurred by the Indemnified Party or its Affiliates in collecting such proceeds and (ii) the present value of any increase in insurance premiums or other charges paid or reasonably expected to be paid by such Indemnified Party or its Affiliate’s arising out of such Loss) shall be considered “Eligible Insurance Proceeds.”
(f)    For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, and for calculating the amount of any Loss under this Article XIII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Company Material Adverse Effect,” “Buyer Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than (i) the representation and warranty in Section 5.04(b) and (ii) any use of the defined terms “Material Contract” or “Material Distributor”.
Section 13.07    Reserves. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO, AND NOTHING CONTAINED IN THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS, OR IN ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT TO BE DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS INTENDED OR SHALL BE CONSTRUED TO BE A REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) OF SELLER, FOR ANY PURPOSE OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT TO BE DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WITH RESPECT TO (A) THE ADEQUACY OR SUFFICIENCY OF THE RESERVES OF THE COMPANY OR (B) THE FUTURE PROFITABILITY OF THE BUSINESS.
Section 13.08    Reservation of Rights. ANY INDEMNIFIED PARTY SHALL BE AN INTENDED THIRD PARTY BENEFICIARY OF THE INDEMNIFICATION OBLIGATIONS OF BUYER AND SELLER, RESPECTIVELY, IN THIS ARTICLE. NEITHER BUYER’S NOR SELLER’S RIGHT TO INDEMNITY PURSUANT TO THIS ARTICLE SHALL BE ADVERSELY AFFECTED BY (A) ANY INVESTIGATION CONDUCTED BY OR ON BEHALF OF SUCH PARTY OR BY ANY KNOWLEDGE OF BUYER OR BY ANY KNOWLEDGE OF SELLER, AS APPLICABLE, ACQUIRED BY OR ON BEHALF OF SUCH PARTY AS A RESULT OF SUCH INVESTIGATION OR OTHERWISE, IN EACH CASE, WHETHER BEFORE OR AFTER THE DATE OF THIS AGREEMENT OR THE CLOSING DATE OR (B) ITS WAIVER OF A CONDITION TO CLOSING SET FORTH IN ARTICLE XI.

ARTICLE XIV
GENERAL PROVISIONS
Section 14.01    Survival.

(a)    The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement (other than the representations and warranties made in (i) Section 4.01, Sections 5.01(a) and (b), Section 5.02 (other than Section 5.02(e)), Section 5.23, Section 6.01 and Section 6.08, which shall survive the Closing indefinitely, (ii) Section 5.19(a), (b), (c), (g), (h), (i) and (j) (with respect to Tax matters) which shall not survive the Closing and shall terminate as of the Closing Date, (iii) Section 5.19(d), (e) and (f) which shall survive the Closing and shall terminate on the Tax Indemnity Expiration Date and (iv) Section 5.20, which shall survive Closing and shall terminate on the three (3) year anniversary of the Closing Date) shall survive the Closing and terminate on the date that is fifteen (15) months following the Closing Date (and no claims shall be made for indemnification with respect thereto under Sections 13.01 or 13.02 thereafter unless a notice of claim has been delivered prior to the expiration of such applicable survival period pursuant to Section 13.03(a) or Section 13.03(e), as the case may be, in which case the claim shall continue to be subject to indemnification in accordance with Article XIII notwithstanding the expiration of such survival period).
(b)    All of the covenants and agreements under this Agreement which, by their terms, are to be performed or complied with in their entirety at or prior to the Closing shall survive the Closing and terminate on the date that is fifteen (15) months following the Closing Date; provided, that the covenants and agreements contained in Article X shall survive the Closing and terminate on the Tax Indemnity Expiration Date. The covenants and agreements under this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if later, until fully performed.
Section 14.02    Expenses. EXCEPT AS MAY BE OTHERWISE SPECIFIED IN THE TRANSACTION AGREEMENTS, ALL COSTS AND EXPENSES, INCLUDING FEES AND DISBURSEMENTS OF COUNSEL, FINANCIAL ADVISERS AND INDEPENDENT ACCOUNTANTS, INCURRED IN CONNECTION WITH THE TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS SHALL BE PAID BY THE PERSON INCURRING SUCH COSTS AND EXPENSES, WHETHER OR NOT THE CLOSING SHALL HAVE OCCURRED.
Section 14.03    Notices. ALL NOTICES, REQUESTS, CONSENTS, CLAIMS, DEMANDS AND OTHER COMMUNICATIONS UNDER THE TRANSACTION AGREEMENTS SHALL BE IN WRITING AND SHALL BE GIVEN OR MADE (AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN OR MADE UPON RECEIPT) BY DELIVERY IN PERSON, BY OVERNIGHT COURIER SERVICE, BY E-MAIL WITH RECEIPT CONFIRMED (FOLLOWED BY DELIVERY OF AN ORIGINAL VIA OVERNIGHT COURIER SERVICE) OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID, RETURN RECEIPT REQUESTED) TO THE RESPECTIVE PARTIES AT THE FOLLOWING ADDRESSES (OR AT SUCH OTHER ADDRESS FOR A PARTY AS SHALL BE SPECIFIED IN A NOTICE GIVEN IN ACCORDANCE WITH THIS SECTION 14.03):

(a)    if to Seller:
United Fire & Casualty Company
118 Second Avenue SE
Cedar Rapids, Iowa 52401
Attention:    General Counsel, Neal Scharmer
E-mail:        nscharmer@unitedfiregroup.com

with a copy to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:    Brian J. Fahrney
Sean M. Carney
E-mail:        bfahrney@sidley.com
scarney@sidley.com

(b)    if to Buyer:
Kuvare Holdings
55 W. Monroe St., Suite 1930
Chicago, IL 60603
Attention:    David A. Goldberg
E-mail:    dgoldberg@kuvare.com
with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:    David Grosgold
        Nicholas F. Potter
E-mail:        dgrosgold@debevoise.com
        nfpotter@debevoise.com
Section 14.04    Public Announcements. THE PARTIES SHALL COOPERATE TO ISSUE A JOINT PRESS RELEASE WITH RESPECT TO THE EXECUTION OF THIS AGREEMENT PROMPTLY AFTER THE DATE HEREOF, WHICH JOINT PRESS RELEASE SHALL BE REASONABLY AGREED UPON BY SELLER AND BUYER. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, NO PARTY TO THIS AGREEMENT OR ANY AFFILIATE OF SUCH PARTY SHALL ISSUE OR CAUSE THE PUBLICATION OF ANY PRESS RELEASE OR PUBLIC ANNOUNCEMENT OR OTHERWISE COMMUNICATE WITH ANY NEWS MEDIA IN RESPECT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY (WHICH CONSENT SHALL NOT BE

UNREASONABLY WITHHELD, CONDITIONED OR DELAYED), EXCEPT AS MAY BE REQUIRED BY LAW OR APPLICABLE SECURITIES EXCHANGE RULES, IN WHICH CASE THE PARTY REQUIRED TO PUBLISH SUCH PRESS RELEASE OR PUBLIC ANNOUNCEMENT SHALL ALLOW THE OTHER PARTIES A REASONABLE OPPORTUNITY TO COMMENT ON SUCH PRESS RELEASE OR PUBLIC ANNOUNCEMENT IN ADVANCE OF SUCH PUBLICATION. PRIOR TO THE CLOSING, NEITHER OF THE PARTIES TO THIS AGREEMENT, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, SHALL MAKE ANY PUBLIC DISCLOSURE CONCERNING PLANS OR INTENTIONS RELATING TO THE CUSTOMERS, AGENTS OR EMPLOYEES OF, OR OTHER PERSONS WITH SIGNIFICANT BUSINESS RELATIONSHIPS WITH, THE COMPANY WITHOUT FIRST OBTAINING THE PRIOR WRITTEN APPROVAL OF THE OTHER PARTY, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED.
Section 14.05    Severability. IF ANY TERM OR OTHER PROVISION OF THIS AGREEMENT IS INVALID, ILLEGAL OR INCAPABLE OF BEING ENFORCED UNDER ANY LAW OR AS A MATTER OF PUBLIC POLICY, ALL OTHER CONDITIONS AND PROVISIONS OF THIS AGREEMENT SHALL NEVERTHELESS REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS NOT AFFECTED IN ANY MANNER MATERIALLY ADVERSE TO ANY PARTY. UPON SUCH DETERMINATION THAT ANY TERM OR OTHER PROVISION IS INVALID, ILLEGAL OR INCAPABLE OF BEING ENFORCED, THE PARTIES TO THIS AGREEMENT SHALL NEGOTIATE IN GOOD FAITH TO MODIFY THIS AGREEMENT SO AS TO EFFECT THE ORIGINAL INTENT OF THE PARTIES AS CLOSELY AS POSSIBLE IN A MUTUALLY ACCEPTABLE MANNER IN ORDER THAT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BE CONSUMMATED AS ORIGINALLY CONTEMPLATED TO THE GREATEST EXTENT POSSIBLE.
Section 14.06    Entire Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE TRANSACTION AGREEMENTS, THE TRANSACTION AGREEMENTS CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER OF THE TRANSACTION AGREEMENTS AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERTAKINGS, BOTH WRITTEN AND ORAL (OTHER THAN THE CONFIDENTIALITY AGREEMENT TO THE EXTENT NOT IN CONFLICT WITH THIS AGREEMENT), BETWEEN OR ON BEHALF OF SELLER AND/OR ITS AFFILIATES, ON THE ONE HAND, AND BUYER AND/OR ITS AFFILIATES, ON THE OTHER HAND, WITH RESPECT TO THE SUBJECT MATTER OF THE TRANSACTION AGREEMENTS.
Section 14.07    Assignment. THIS AGREEMENT SHALL NOT BE ASSIGNED BY ANY PARTY HERETO WITHOUT THE PRIOR WRITTEN CONSENT OF THE OTHER PARTY HERETO. ANY ATTEMPTED ASSIGNMENT IN VIOLATION OF THIS SECTION 14.07 SHALL BE VOID. THIS AGREEMENT SHALL BE BINDING UPON, SHALL INURE TO THE BENEFIT OF, AND SHALL BE ENFORCEABLE BY THE PARTIES HERETO AND THEIR PERMITTED SUCCESSORS AND ASSIGNS.

Section 14.08    No Third-Party Beneficiaries. EXCEPT AS PROVIDED IN SECTION 8.10 WITH RESPECT TO THE DIRECTORS, OFFICERS AND MANAGERS OF THE COMPANY AND ARTICLE XIII WITH RESPECT TO THE SELLER INDEMNIFIED PARTIES AND BUYER INDEMNIFIED PARTIES, THIS AGREEMENT IS FOR THE SOLE BENEFIT OF THE PARTIES TO THIS AGREEMENT AND THEIR PERMITTED SUCCESSORS AND ASSIGNS AND NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO OR SHALL CONFER UPON ANY OTHER PERSON OR ENTITY ANY LEGAL OR EQUITABLE RIGHT, BENEFIT OR REMEDY OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.
Section 14.09    Amendment. NO PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR MODIFIED EXCEPT BY A WRITTEN INSTRUMENT SIGNED BY ALL THE PARTIES TO SUCH AGREEMENT.
Section 14.10    Schedules. ANY DISCLOSURE SET FORTH IN THE SELLER DISCLOSURE SCHEDULE WITH RESPECT TO ANY SECTION OF THIS AGREEMENT SHALL BE DEEMED TO BE DISCLOSED FOR PURPOSES OF OTHER SECTIONS OF THIS AGREEMENT TO THE EXTENT THAT SUCH DISCLOSURE SETS FORTH FACTS IN SUFFICIENT DETAIL SO THAT THE RELEVANCE OF SUCH DISCLOSURE WOULD BE REASONABLY APPARENT TO A READER OF SUCH DISCLOSURE. MATTERS REFLECTED IN ANY SECTION OF THE SELLER DISCLOSURE SCHEDULE ARE NOT NECESSARILY LIMITED TO MATTERS REQUIRED BY THIS AGREEMENT TO BE SO REFLECTED. SUCH ADDITIONAL MATTERS ARE SET FORTH FOR INFORMATIONAL PURPOSES AND DO NOT NECESSARILY INCLUDE OTHER MATTERS OF A SIMILAR NATURE. NO REFERENCE TO OR DISCLOSURE OF ANY ITEM OR OTHER MATTER IN THE SELLER DISCLOSURE SCHEDULE SHALL BE CONSTRUED AS AN ADMISSION OR INDICATION THAT SUCH ITEM OR OTHER MATTER IS MATERIAL OR THAT SUCH ITEM OR OTHER MATTER IS REQUIRED TO BE REFERRED TO OR DISCLOSED IN THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, NO SUCH REFERENCE TO OR DISCLOSURE OF A POSSIBLE BREACH OR VIOLATION OF ANY CONTRACT, LAW OR GOVERNMENTAL ORDER SHALL BE CONSTRUED AS AN ADMISSION OR INDICATION THAT A BREACH OR VIOLATION EXISTS OR HAS ACTUALLY OCCURRED.
Section 14.11    Submission to Jurisdiction.
(a)    Each of Seller and Buyer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to the Transaction Agreements, the transactions contemplated by the Transaction Agreements, the formation, breach, termination or validity of the Transaction Agreements or the recognition and enforcement of any judgment in respect of the Transaction Agreement, to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any other Delaware state or federal court), and all claims in respect of any such Action shall be heard and determined in such aforesaid courts.

(b)    Any such Action may and shall be brought in such courts and each of Seller and Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)    Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 14.03.
(d)    Nothing in this Agreement or any other Transaction Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.
Section 14.12    Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.
Section 14.13    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.
Section 14.14    Specific Performance. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE COVENANTS OR OBLIGATIONS CONTAINED IN THIS AGREEMENT ARE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. ACCORDINGLY, EACH OF THE PARTIES HERETO SHALL BE ENTITLED TO INJUNCTIVE OR OTHER EQUITABLE RELIEF TO PREVENT OR CURE ANY BREACH BY THE OTHER PARTY OF ITS COVENANTS OR OBLIGATIONS CONTAINED IN THIS AGREEMENT AND TO SPECIFICALLY ENFORCE SUCH COVENANTS AND OBLIGATIONS IN ANY COURT REFERENCED IN SECTION 14.11(A) HAVING JURISDICTION, SUCH REMEDY BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH ANY PARTY MAY BE ENTITLED AT LAW OR IN EQUITY.
Section 14.15    Waivers. ANY TERM OR PROVISION OF THIS AGREEMENT MAY BE WAIVED, OR THE TIME FOR ITS PERFORMANCE MAY BE EXTENDED, IN WRITING AT ANY TIME BY THE PARTY OR PARTIES ENTITLED TO THE BENEFIT THEREOF. ANY SUCH WAIVER SHALL BE VALIDLY AND SUFFICIENTLY AUTHORIZED FOR THE PURPOSES OF THIS AGREEMENT IF, AS TO ANY PARTY, IT IS AUTHORIZED IN WRITING BY AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY. THE FAILURE OF ANY PARTY HERETO TO ENFORCE AT ANY TIME ANY PROVISION OF THIS AGREEMENT SHALL NOT BE CONSTRUED TO BE A WAIVER OF SUCH PROVISION, NOR IN ANY WAY TO AFFECT THE VALIDITY OF THIS AGREEMENT OR ANY PART HEREOF OR THE RIGHT OF ANY PARTY THEREAFTER TO ENFORCE EACH AND EVERY

SUCH PROVISION. NO WAIVER OF ANY BREACH OF THIS AGREEMENT SHALL BE HELD TO CONSTITUTE A WAIVER OF ANY PRECEDING OR SUBSEQUENT BREACH.
Section 14.16    Rules of Construction. INTERPRETATION OF THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS (EXCEPT AS SPECIFICALLY PROVIDED IN ANY SUCH AGREEMENT, IN WHICH CASE SUCH SPECIFIED RULES OF CONSTRUCTION SHALL GOVERN WITH RESPECT TO SUCH AGREEMENT) SHALL BE GOVERNED BY THE FOLLOWING RULES OF CONSTRUCTION: (A) WORDS IN THE SINGULAR SHALL BE HELD TO INCLUDE THE PLURAL AND VICE VERSA, AND WORDS OF ONE GENDER SHALL BE HELD TO INCLUDE THE OTHER GENDER AS THE CONTEXT REQUIRES; (B) REFERENCES TO ARTICLES, SECTIONS, PARAGRAPHS, EXHIBITS AND SCHEDULES ARE REFERENCES TO THE ARTICLES, SECTIONS, PARAGRAPHS, EXHIBITS AND SCHEDULES TO THIS AGREEMENT UNLESS OTHERWISE SPECIFIED; (C) REFERENCES TO “$” SHALL MEAN UNITED STATES DOLLARS; (D) THE WORD “INCLUDING” AND WORDS OF SIMILAR IMPORT WHEN USED IN THE TRANSACTION AGREEMENTS SHALL MEAN “INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING,” UNLESS OTHERWISE SPECIFIED; (E) THE WORD “OR” SHALL NOT BE EXCLUSIVE; (F) THE TABLE OF CONTENTS, ARTICLES, TITLES AND HEADINGS CONTAINED IN THE TRANSACTION AGREEMENTS ARE FOR REFERENCE PURPOSES ONLY AND SHALL NOT AFFECT IN ANY WAY THE MEANING OR INTERPRETATION OF THE TRANSACTION AGREEMENTS; (G) THE TRANSACTION AGREEMENTS SHALL BE CONSTRUED WITHOUT REGARD TO ANY PRESUMPTION OR RULE REQUIRING CONSTRUCTION OR INTERPRETATION AGAINST THE PARTY DRAFTING OR CAUSING ANY INSTRUMENT TO BE DRAFTED; (H) THE SCHEDULES AND EXHIBITS REFERRED TO HEREIN SHALL BE CONSTRUED WITH AND AS AN INTEGRAL PART OF THIS AGREEMENT TO THE SAME EXTENT AS IF THEY WERE SET FORTH VERBATIM HEREIN; (I) UNLESS THE CONTEXT OTHERWISE REQUIRES, THE WORDS “HEREOF,” “HEREIN” AND “HEREUNDER” AND WORDS OF SIMILAR IMPORT WHEN USED IN THIS AGREEMENT SHALL REFER TO THIS AGREEMENT AS A WHOLE AND NOT TO ANY PARTICULAR PROVISION OF THIS AGREEMENT; (J) ALL TERMS DEFINED IN THIS AGREEMENT SHALL HAVE THE DEFINED MEANINGS WHEN USED IN ANY CERTIFICATE OR OTHER DOCUMENT MADE OR DELIVERED PURSUANT HERETO UNLESS OTHERWISE DEFINED THEREIN; AND (K) ANY STATUTE OR REGULATION REFERRED TO HEREIN MEANS SUCH STATUTE OR REGULATION AS AMENDED, MODIFIED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME (AND, IN THE CASE OF ANY STATUTE, INCLUDES ANY RULES AND REGULATIONS PROMULGATED UNDER SUCH STATUTE), AND REFERENCES TO ANY SECTION OF ANY STATUTE OR REGULATION INCLUDE ANY SUCCESSOR TO SUCH SECTION.
Section 14.17    Counterparts. THIS AGREEMENT AND EACH OF THE OTHER TRANSACTION AGREEMENTS MAY BE EXECUTED IN TWO (2) OR MORE COUNTERPARTS, AND BY THE DIFFERENT PARTIES TO EACH SUCH AGREEMENT IN SEPARATE COUNTERPARTS, EACH OF WHICH WHEN EXECUTED SHALL BE DEEMED TO BE AN ORIGINAL BUT ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE

AND THE SAME AGREEMENT. DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE TO ANY TRANSACTION AGREEMENT BY FACSIMILE OR E-MAIL SHALL BE AS EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART OF ANY SUCH AGREEMENT.
Section 14.18    Guarantee. UFG FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEES TO BUYER THE FULL, COMPLETE AND TIMELY COMPLIANCE WITH AND PERFORMANCE OF ALL AGREEMENTS, COVENANTS AND OBLIGATIONS OF SELLER FROM TIME TO TIME UNDER THIS AGREEMENT (THE “OBLIGATIONS” AND, COLLECTIVELY, THE “GUARANTY”). THE OBLIGATIONS SHALL INCLUDE SELLER’S OBLIGATION TO SATISFY ALL PAYMENT OBLIGATIONS OF SELLER ARISING IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE, WHEN AND TO THE EXTENT THAT, ANY OF THE SAME SHALL BECOME DUE AND PAYABLE OR PERFORMANCE OF OR COMPLIANCE WITH ANY OF THE SAME SHALL BE REQUIRED. UFG HEREBY ACKNOWLEDGES AND AGREES THAT THE GUARANTY CONSTITUTES AN ABSOLUTE, PRESENT, PRIMARY, CONTINUING AND UNCONDITIONAL GUARANTY OF PERFORMANCE, COMPLIANCE AND PAYMENT BY SELLER OF THE OBLIGATIONS WHEN DUE UNDER THIS AGREEMENT AND NOT OF COLLECTION ONLY AND IS IN NO WAY CONDITIONED OR CONTINGENT UPON ANY ATTEMPT TO ENFORCE SUCH PERFORMANCE, COMPLIANCE OR PAYMENT BY A GUARANTEED PARTY UPON ANY OTHER CONDITION OR CONTINGENCY. UFG HEREBY WAIVES ANY RIGHT TO REQUIRE A PROCEEDING FIRST AGAINST SELLER. THE OBLIGATIONS SHALL NOT BE SUBJECT TO ANY REDUCTION, LIMITATION, IMPAIRMENT OR TERMINATION FOR ANY REASON (OTHER THAN BY INDEFEASIBLE PAYMENT OR PERFORMANCE IN FULL OF THE OBLIGATIONS) AND SHALL NOT BE SUBJECT TO (I) ANY DISCHARGE OF SELLER FROM ANY OF THE OBLIGATIONS IN A BANKRUPTCY OR SIMILAR PROCEEDING (EXCEPT BY INDEFEASIBLE PAYMENT OR PERFORMANCE IN FULL OF THE OBLIGATIONS) OR (II) ANY OTHER CIRCUMSTANCE WHATSOEVER WHICH CONSTITUTES, OR MIGHT BE CONSTRUED TO CONSTITUTE AN EQUITABLE OR LEGAL DISCHARGE OF UFG AS GUARANTOR UNDER THIS SECTION 14.18.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
UNITED FIRE & CASUALTY COMPANY
By    /s/ Randy A. Ramlo
Name: Randy A. Ramlo
Title:     President and Chief Executive Officer
KUVARE US HOLDINGS, INC.
By    /s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: CEO

UNITED FIRE GROUP, INC.
(solely for purposes of Section 14.18)
By    /s/ Randy A. Ramlo
Name: Randy A. Ramlo
Title:     President and Chief Executive Officer